As filed with the Securities and Exchange Commission on March 2, 2016

Registration No. 333-209002

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3 to
Form S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

LabStyle Innovations Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	3841	45-2973162
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

9 Halamish Street
Caesarea Industrial Park
3088900, Israel
Telephone: +(972)-(4) 770 4055
Fax Number: +(972)-(4) 770 4060

(Address, including zip code, and telephone number,
including area code, of principal executive offices)

Mr. Erez Raphael
Chief Executive Officer
LabStyle Innovations Corp.
9 Halamish Street
Caesarea Industrial Park
3088900, Israel
Telephone: +(972)-(4) 770 4055
Fax Number: +(972)-(4) 770 4060

(Address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Oded Har-Even, Esq. Robert V. Condon III, Esq. Zysman, Aharoni, Gayer and Sullivan & Worcester LLP 1633 Broadway New York, New York 10803 Telephone: (212) 660-3000 Fax Number: (212) 660-3001	Jeffrey J. Fessler, Esq. Avital Even-Shoshan, Esq. Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Floor New York, New York 10006 Telephone: (212) 930-9700 Facsimile: (212) 930-9725

Approximate date of proposed sale to public: As soon as practicable on or after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Offering Price(1)	Amount of Registration Fee
Shares of common stock, par value $0.0001 per share(2)(3)	$5,750,000	$579
Warrants to purchase common stock(3)	$57,500	$6
Common stock underlying warrants(2)(3)	$5,750,000	$579
Representatives’ common stock purchase warrants(4)	—	—
Common stock underlying representatives’ common stock purchase warrants(2)(5)	$718,750	$73
Total	$12,276,250	$1,237	(6)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Pursuant to Rule 416, there are also being registered such indeterminable additional securities as may be issued to prevent dilution as a result of stock splits, stock dividends or similar transactions.
(3)	Includes shares which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any (up to 15% of the offering amount).
(4)	In accordance with Rule 457(g) under the Securities Act, no separate registration fee is required with respect to the warrants registered hereby.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The warrants are exercisable at a per share exercise price equal to 125% of the public offering price. As estimated solely for the purpose of recalculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representatives’ warrants is equal to 125% of $575,000 (5% of $11,500,000).
(6)	$2,403 Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS DATED MARCH 2, 2016

LabStyle Innovations Corp.

1,111,111 Shares of Common Stock
Warrants to Purchase 1,111,111 Shares of Common Stock

We are offering 1,111,111 shares of our common stock, $0.0001 par value per share, and warrants to purchase 1,111,111 shares of our common stock (assuming a public offering price of $4.50 per share and $0.01 per warrant). In order to obtain NASDAQ listing approval we effected a 1 for 18 reverse split of our common stock on February 26, 2016. The warrants have an exercise price of $     per share [125% of public offering price of common stock]. The warrants are exercisable immediately and expire five years from the date of issuance.

Our common stock is presently quoted on the OTCQB under the symbol “DRIO”. We have applied to have our common stock and warrants listed on The NASDAQ Capital Market under the symbols “DRIO” and “DRIOW,” respectively. No assurance can be given that our application will be approved. On February 29, 2016, the last reported sale price for our common stock on the OTCQB was $5.40 per share after giving pro forma effect to the 1 for 18 reverse stock split of our common stock. There is no established public trading market for the warrants. No assurance can be given that a trading market will develop for the warrants. Concurrently with the closing of this offering, we will consummate a private placement of common stock and warrants for an approximate aggregate gross consideration of $2,500,000. Additionally, certain of our stockholders, officers and directors may purchase up to $500,000 of the shares of common stock and warrants offered by us through the underwriters in this offering.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. Investing in our securities involves a high degree of risk.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Per Warrant	Total
Public offering price	$	$	$
Underwriting discounts and commissions(1)	$	$	$
Proceeds to us, before expenses	$	$	$

(1)	The underwriters will receive compensation in addition to the underwriting discounts and commissions. See “Underwriting” for a description of compensation payable to the underwriters.

We have granted the underwriters a 45-day option, exercisable by the underwriters in full or in part at any time and from time to time, to purchase up to an additional 166,666 shares of common stock and/or warrants to purchase up to 166,666 shares of common stock at the public offering price, less the underwriting discounts and commissions solely to cover over-allotments, if any. If the underwriters exercise the option in full, the total discounts and commissions will be $[    ], and the total proceeds, before expenses, to us will be $[    ].

The underwriters expect to deliver our securities to investors in this offering on or about [           ], 2016.

Joint Book-Running Managers

Rodman & Renshaw a unit of H.C. Wainwright & Co.	Joseph Gunnar & Co.

The date of this prospectus is            , 2016.

STATISTICS
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MEASUREMENTS
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HIGHEST
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Neither we nor the underwriters have authorized anyone to provide you with information that is different from that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. When you make a decision about whether to invest in our securities, you should not rely upon any information other than the information in this prospectus or in any free writing prospectus that we may authorize to be delivered or made available to you. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful.

For investors outside the United States:  We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors”. These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements”.

i

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should read the entire prospectus carefully, including our consolidated financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” When used herein, unless the context requires otherwise, references to the “Company,” “we,” “our” and “us” refer to LabStyle Innovations Corp., a Delaware corporation, collectively with its wholly-owned subsidiary, LabStyle Innovation Ltd., an Israeli corporation, which we sometimes refer to herein as LabStyle Israel.

Unless otherwise indicated, all share amounts and per share amounts in this prospectus reflect the 1 for 18 reverse stock split of our outstanding shares of common stock effected on February 26, 2016.

Our Company

We are a digital health (mHealth) company that is developing and commercializing a patented and proprietary technology providing consumers with laboratory-testing capabilities using smart phones and other mobile devices. Our principal operating subsidiary, LabStyle Innovation Ltd., is an Israeli company with its headquarters in Caesarea, Israel. We were formed on August 11, 2011 as a Delaware corporation. Our flagship product, DarioTM, which we also refer to as our DarioTM Smart Diabetes Management Solution, is a mobile, real-time, cloud-based, diabetes management solution based on an innovative, multi-feature software application combined with a stylish, ‘all-in-one’, pocket-sized, blood glucose monitoring device, which we call the DarioTM Smart Meter.

The DarioTM Smart Diabetes Management Solution is targeted at the mHealth app market currently estimated at $10 billion with expected growth of 15% to $31 billion by 2020 according to Research2Guidance. In addition, we are also focusing on the global diabetes care devices market for diabetic blood glucose self monitoring, known as BGMS, that is expected to reach approximately $24.6 billion by 2020 according to researchandmarkets.com. Diabetes is a disease where insufficient levels, or a total absence, of the hormone insulin produces high levels of glucose in the bloodstream, which can lead to long term adverse effects on a patient’s blood vessels, which in turn can lead to heart attack, stroke, high blood pressure, blindness, kidney disease and nerve damage. As part of controlling blood sugar, many patients must self-monitor their blood glucose levels using home testing kits (called glucose meters) and treat high and low blood sugar episodes accordingly to avoid the complications from the disease. We believe that by allowing patients to properly monitor the disease, provide actionable insights in real-time and create an online link to healthcare providers, this will ultimately improve patient outcomes and reduce healthcare costs — both critical advantages for the diabetes industry.

DarioTM is a comprehensive, digital diabetes management solution utilizing our patented and proprietary technology delivered through a cutting edge software application (commonly known as an “app”) available for iPhone or Android and cloud-based data services with a novel BGMS device (the DarioTM Smart Meter) that connect via a device’s audio jack consisting of a lancet (to obtain a blood sample), a device-specific disposable test strip cartridge and a smart mobile device-driven glucose reader adaptor. Roughly the size of a pack of gum, we believe that the DarioTM Smart Meter has the potential to replace standalone glucose meters and their kits (lancing, lancets and strips vials) which are the current market standard, most of which have the necessary testing components separated from one another in what we believe is a cumbersome design. Moreover, all but a few glucose meters lack an interface with a smart mobile device, and none presently have the software features associated with DarioTM, each of which we believe will distinguish DarioTM as an alternative in the marketplace.

Beyond the benefits of individual diabetes management, we envision the DarioTM application becoming the centerpiece in a new era of interconnected devices and services, providing healthier and better lives for diabetic patients worldwide. With every single measurement captured and stored on a secure cloud data base, LabStyle’s software driven, comprehensive data-management technology has the potential to deliver actionable insight and analytical tools to manage individual patients or large populations, as well as provide a complete and comprehensive “big data” solution for healthcare providers and payers.

Beyond blood glucose testing, LabStyle’s technology provides a body-fluid testing apparatus for performing metered measurement of samples utilizing: (i) a lancing device to obtain a test sample (blood in the case of DarioTM); and (ii) an adaptor specifically designed to connect a strip devised to absorb the sample, which then produces an electric signal indicating the level of the substance tested for in the sample. The adaptor is then connected to a smart mobile device via the headphone jack, which allows the test signal to be transmitted to the smart mobile device, which will then utilize our software application to obtain and display the test result on the device. This is coupled with a set of software features available via a smart mobile device application as well as cloud-based services, in real-time. We are presently pursuing patent applications in multiple jurisdictions covering the specific processes related to blood glucose level measurement as well as more general methods of rapid tests of body fluids using mobile devices and cloud-based services. On August 5, 2014, we were issued a U.S. patent (No. 8,797,180) relating to how the DarioTM blood glucose monitor draws power from and transmits data to a smart phone via the audio jack port and on September 8, 2015, we were issued a U.S. patent (No. 9,125,549) that broadens our registered patent No. 8,797,180 to include testing of other bodily fluids through an audio jack connection. We believe these represent critical intellectual property recognition and a significant initial validation of our intellectual property efforts.

On September 23, 2013, we announced our receipt of CE Mark certification to market DarioTM. The receipt of the CE Mark (which incorporated positive data from clinical user performance studies undertaken in Israel) allows DarioTM to be marketed and sold in 32 countries across Europe as well as in certain other countries worldwide. On March 5, 2014, the Medical Device Safety Service, or MDSS, our European Authorized Representative, completed the registration of the DarioTM Smart Meter with the German Authority as required by Article 10 of Directive 98/79/EC on in vitro diagnostic medical devices.

On December 22, 2015, we announced that the United States Food and Drug Administration (FDA) has granted 510(k) clearance for the Dario Blood Glucose Monitoring System, including its components, the Dario Blood Glucose Meter, Dario Blood Glucose Test Strips, Dario Glucose Control Solutions and the Dario app on the Apple iOS 6.1 platform and higher. The receipt of FDA clearance allows DarioTM to be marketed and sold in the United States and is a significant milestone towards marketing and commercialization of Dario in the United States in the first quarter of 2016.

We are also actively investigating regulatory clearance pathways for DarioTM in Asia and South America.

In December 2013, we began offering free downloads of the DarioTM software application in selected jurisdictions, and in March 2014, we commenced our global multi-market launch of the DarioTM Smart Diabetes Management Solution in selected regions.

In June 2014, we were granted (effective September 1, 2014) reimbursement status in England and Wales for strips and lancets to be utilized together with the DarioTM Smart Meter. We are actively pursuing reimbursement coverage in other jurisdictions.

In July 2014, we received approval from Israel’s Ministry of Health to sell the DarioTM Smart Meter for diabetes in Israel and also released the DarioTM Diabetes Management App for Android smartphone users. The Android mobile application will have the same user interface and features as the iOS DarioTM application and we are planning a soft launch in select markets, including the United Kingdom and New Zealand.

In August 2014, we received Therapeutic Goods Administration, or TGA, certification to market the DarioTM in Australia. We were also granted reimbursement status for the DarioTM test strips in Australia by the NDSS.

In December 2014, we entered into an agreement with Israel’s leading Health Maintenance Organization (HMO), Maccabi Healthcare, or MOMA, to implement a comprehensive DarioTM digital suite for patients and professionals. The agreement with MOMA (Maccabi TeleCare unit) represents an additional revenue stream channel for DarioTM. We believe this revenue channel demonstrates the significant potential available in software-based services and value added services with HMOs and other strategic partners worldwide. The DarioTM application for MOMA is a proprietary customized diabetes management solution that enables remote treatment for diabetes and aims to improve overall outcomes for patients leveraging mHealth technology for effective engagement of health care professionals.

In February 2015, we obtained National Pharmaceutical Product Interface (known as NAPPI) approval and have registered DarioTM for sale in South Africa.

In March 2015, we started marketing the DarioTM Smart Diabetes Management Solution in the Netherlands and New Zealand as a private, out of pocket offering (no reimbursement).

In May 2015, we received Health Canada approval to market and sell DarioTM in Canada and we commenced sales in Canada in June 2015. The majority of Canadian medical plans are currently providing reimbursement coverage for DarioTM.

In December 2015, we commenced registration for the DarioTM Lite in Italy.

DarioTM Smart Diabetes Management Solution has fully launched and begun penetrating most of the above mentioned markets with additional launch and market penetration plans for Italy, India, Panama, Costa Rica and the United States, all of which are planned for the first half of 2016. We are consistently adding additional features and functionality in making DarioTM Smart Diabetes Management Solution the new standard of care in diabetes data management.

In the United States we plan to commence commercialization once our devices and test strips are packaged and labeled according to FDA guidelines. We intend to generate demand through a digital direct to consumer campaign. Customers will initially be able to purchase the product directly through our e-store or via Amazon. Third party distribution channels are expected to go live through the first and second quarters of 2016 to facilitate a subscription-based service via our proprietary store. We also intend to continue to broaden our reach via distribution agreements with national and regional durable medical equipment, or DME, and pharmacy chains.

In order to expand our global market reach in terms of smartphone support and lower pricing, we intend to expand our product offerings in three main areas: (1) we are developing DarioTM Lite, a less expensive version of our BGMS which includes the same blood glucose meter as our DarioTM, offers a 50 strip vial holder, and excludes a lancing device, (2) we are developing Dario for additional models of smartphones that operate the Android operating system and which are not typically available in western countries, and (3) we plan to package strips in vials containing 50 strips versus the existing product that contains 25 strips. We believe these additional offerings will assist us in penetrating additional cost sensitive markets.

Although we are initially targeting only the large and growing BGMS market, we believe our technology has the potential to cover dozens of laboratory tests of bodily fluids (including blood, urine and saliva) that could potentially be undertaken using a smart mobile device, including blood coagulation, cholesterol, HIV and others.

Reverse Stock Split

In order to obtain NASDAQ listing approval we effected a 1 for 18 reverse split of our common stock on February 26, 2016.

Concurrent Private Placement

Concurrently with the closing of this offering, we will consummate a private placement pursuant to which we will issue 555,555 shares of common stock for $4.50 per share and warrants exercisable for an aggregate of 666,666 shares of common stock for $0.01 per warrant for an aggregate gross consideration of approximately $2.5 million. The warrants will be immediately exercisable at an exercise price of $5.625 per share and expire 5 years from the date of the closing. In connection with the private placement, we will issue to two non-U.S. finders an aggregate of 44,444 restricted shares of common stock, 73,333 warrants to purchase common stock at an exercise price of $5.625 per share which expire 5 years from the date of issuance, and 38,889 non-plan stock options which will have an exercise price of $0.0001 and are fully vested and exercisable after the lapse of four months from the grant date.

Risks that We Face

An investment in our securities involves a high degree of risk. You should carefully consider the risks summarized below. The risks are discussed more fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. These risks include, but are not limited to, the following:

•	Given our limited revenue and lack of positive cash flow, we will need to raise additional capital, which may be unavailable to us.
•	We may not generate revenue in the manner in which we anticipate. Further, we expect to incur losses for the foreseeable future.
•	The regulatory clearance process which we must navigate is expensive, time-consuming, and uncertain and may prevent us from obtaining clearance for the commercialization of DarioTM or our future product candidates, if any.
•	Our revenue is highly dependent on our principal product and market acceptance of our product.
•	We are subject to the risk of reliance on third parties to manufacture and supply our product.
•	If we are unable to successfully protect our intellectual property and proprietary rights, our competitive position will be harmed.
•	If others claim we infringe on their intellectual property rights, we may be subject to costly and time consuming litigation.
•	We face competition from companies that have greater resources than we do and we may not be able to effectively compete against these companies.

Implications of being an Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not “emerging growth companies” including, but not limited to:

•	only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure; and
•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

We intend to take advantage of these and other exemptions available to “emerging growth companies.” We could remain an “emerging growth company” for up to five years, or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenue exceeds $1 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, or Exchange Act, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in nonconvertible debt during the preceding three-year period.

The JOBS Act permits an “emerging growth company” like us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. This means that an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are electing to delay such adoption of new or revised accounting standards.

Corporate Information

Our address is 9 Halamish Street, Caesarea Industrial Park, 3088900, Israel and our telephone number is +(972)-(4) 770 4055. Our corporate website is: www.mydario.com. The content of our website shall not be deemed incorporated by reference in this prospectus.

The Offering

Common Stock Offered by us:
1,111,111 shares
Warrants Offered by us:
Warrants to purchase 1,111,111 shares of common stock. Each warrant has an exercise price of $ per share [125% of the public offering price of the common stock], will be immediately exercisable and will expire on the fifth anniversary of the original issuance date.
Common Stock to be Outstanding after this Offering:
5,332,127 shares, or 7,294,349 shares if the warrants sold in this offering are exercised in full.
Over-allotment Option:
The underwriters have an option for a period of 45 days to purchase up to 166,666 additional shares of common stock and/or warrants to purchase up to 166,666 additional shares of common stock from us at the public offering price, less underwriting discounts and commissions solely to cover over-allotments.
Use of Proceeds:
We intend to use the net proceeds received from this offering for increasing our manufacturing capacity, further development of our software platform, sales and marketing efforts to penetrate the U.S. market and other markets, funding our working capital and for general corporate purposes.
Quotation of Common Stock:
Our common stock is quoted on the OTCQB market under the symbol “DRIO”.
Proposed Listing on NASDAQ:
We have applied to have our common stock and warrants listed on The NASDAQ Capital Market under the symbols “DRIO” and “DRIOW,” respectively. No assurance can be given that our applications will be approved. In order to obtain NASDAQ listing approval we effected a 1 for 18 reverse split of our common stock on February 26, 2016.
Risk Factors:
An investment in our company is highly speculative and involves a significant degree of risk. See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

The number of shares of common stock that will be outstanding after this offering set forth above is based on 3,597,339 shares of common stock outstanding as of February 29, 2016 (giving pro forma effect to the concurrent private placement of 555,555 shares of common stock and the issuance of 44,444 restricted shares of common stock to a finder in connection with the concurrent private placement), and excludes the following:

•	3,609,905 shares of common stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $8.89 per share (giving pro forma effect to the concurrent private placement of warrants to purchase 666,666 shares of our common stock with an exercise price of $5.625 per share);
•	672,006 shares of common stock issuable upon the exercise of stock options under our 2012 Equity Incentive Plan at a weighted average exercise price of $14.76 per share;
•	103,989 shares of common stock reserved for issuance under our 2012 Equity Incentive Plan;

•	166,666 shares of common stock issuable upon exercise of the underwriters’ option to purchase additional shares of our common stock and/or warrants to purchase 166,666 shares of common stock to cover over-allotments; and
•	Up to 127,777 shares of common stock issuable upon exercise of warrants to be issued to the representatives in connection with this offering, at an exercise price per share equal to 125% of the per share public offering price.

Unless specifically stated otherwise, all information in this prospectus assumes:

•	all share amounts and per share amounts in this prospectus reflect the 1 for 18 reverse stock split of our outstanding shares of common stock effected on February 26, 2016;
•	conversion of all outstanding shares of our preferred stock into 623,676 shares of our common stock immediately prior to the closing of this offering;
•	the concurrent private placement of 555,555 shares of common stock at $4.50 per share and warrants to purchase 666,666 shares of our common stock with an exercise price of $5.625 per share;
•	the issuance of an aggregate of 44,444 restricted shares of common stock, 73,333 warrants to purchase common stock at an exercise price of $5.625 per share which expire 5 years from the date of issuance, and 38,889 non-plan stock options which will have an exercise price of $0.0001 and are fully vested and exercisable after the lapse of four months from the grant date, all to two finders in connection with the private placement;
•	no exercise of the outstanding options or warrants described above;
•	no exercise by the underwriters of their option to purchase additional shares of our common stock and/or warrants to purchase common stock to cover over-allotments, if any;
•	no exercise of the warrants offered hereby; and
•	no exercise of the representatives’ warrant.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following table summarizes our financial data. We derived the summary consolidated financial statement data for the years ended December 31, 2015 and 2014 set forth below from our audited consolidated financial statements and related notes contained in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read the information presented below together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements, the notes to those statements and the other financial information contained in this prospectus.

Consolidated Statements of Comprehensive Loss in U.S. dollars in thousands (except stock and stock data)

	Year ended December 31,
	2015	2014
Revenues	$823	$51
Cost of revenues and ramp up of manufacturing	1,678	2,274
Impairment of production line	—	489
Gross loss	855	2,712
Operating expenses:
Research and development	$2,565	$3,943
Sales, marketing and pre-production costs	1,330	1,063
General and administrative	2,948	3,640
Total operating expenses	6,843	8,646
Operating loss	7,698	11,358
Financial expenses (income), net:
Revaluation of warrants	(571)	(2,194)
Other financial expense (income), net	15	3,713
Total financial expenses (income), net	(556)	1,519
Net loss	$7,142	$12,877
Deemed dividend related to May 2015 warrants exchange agreement	$154	$—
Deemed dividend related to February 2014 exchange agreement	$—	$279
Deemed dividend related to Series A Preferred Stock	$—	$2,899
Net loss attributable to holders of common stock	$7,296	$16,055
Basic and diluted loss per share attributable to holders of common stock	$(3.84)	$(33.30)
Weighted average number of shares of common stock used in computing basic and diluted net loss per share	1,897,755	482,164

Consolidated Balance Sheets in U.S. dollars in thousands

	As of December 31, 2015
	Actual	Pro Forma As Adjusted(1)(2)
	$	$
Cash and cash equivalents	$2,671	$9,313
Total assets	$5,077	$11,719
Total non-current liabilities	$4,967	$2,770
Accumulated deficit	$(43,354)	$(43,514)
Total stockholders’ equity (deficiency)	$(1,580)	$7,259

(1)	Gives effect to (i) the concurrent private placement of 555,555 shares of common stock and warrants to purchase 666,666 shares of common stock with an exercise price of $5.625 per share at $4.50 per share and $0.01 per warrant, (ii) the issuance of an aggregate of 44,444 restricted shares of common stock and warrants to purchase 73,333 shares of common stock with an exercise price of $5.625 per share to two non-U.S. finders in connection with the private placement, and (iii) the issuance upon consummation of this offering of 454,021 warrants at $3.71 per share and 48,198 warrants at $3.42 per share as a result of anti-dilution provisions in certain outstanding warrants and the repricing of outstanding warrants based on the concurrent private placement and updated assumptions used in the calculation of fair value as of March 1, 2016.
(2)	Gives further effect to the sale of 1,111,111 shares of common stock and warrants to purchase 1,111,111 shares of common stock in the offering assuming a public offering price of $4.50 per share and $0.01 per warrant, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Each $1.00 increase (decrease) in the assumed public offering price of $4.50 per share, would increase (decrease) our stockholder’s equity, pro forma as adjusted, after this offering by approximately $1 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remain the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase of 1,000,000 shares in the number of shares offered by us would increase our stockholder’s equity, pro forma as adjusted, after this offering by approximately $4.1 million, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, a decrease of 1,000,000 shares in the number of shares offered by us would decrease our stockholder’s equity, pro forma as adjusted, after this offering by approximately $4.1 million, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing.

RISK FACTORS

Investing in our securities is highly speculative and involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before making a decision to invest in our securities. Additional risks and uncertainties that we are unaware of may become important factors that affect us. If any of the following events occur, our business, financial conditions and operating results may be materially and adversely affected. In that event, the trading price of our common stock and warrants may decline, and you could lose all or part of your investment.

Risks Related to Our Financial Position and Capital Requirements

We were formed in August 2011 and are thus subject to the risks associated with new businesses.

We were formed in August 2011 as a new business and only recently entered the commercialization stage of our technology. As such, this limited operating history may not be adequate to enable you to fully assess our ability to develop and commercialize DarioTM, achieve market acceptance of DarioTM and respond to competition. We commenced an initial “soft” launch of the DarioTM application in December 2013 in the United Kingdom and the DarioTM Smart Meter in March 2014 in targeted jurisdictions and continued into scaled up launch during 2014 in the United Kingdom, the Netherlands and New Zealand, and during 2015 in Australia, Israel and Canada. These efforts have not generated material revenue, and it is still too early to predict if we will be able to generate significant revenues over the next 12 months. Therefore, we are, and expect for the foreseeable future to be, subject to all the risks and uncertainties, inherent in a new business and the development and sale of new medical devices and related software applications. As a result, we may be unable to fully develop, obtain regulatory approval for, commercialize, manufacture, market, sell and derive material revenues from DarioTM in the timeframes we project, if at all, and our inability to do so would materially and adversely impact our viability as a company. In addition, we still must establish many functions necessary to operate a business, including finalizing our managerial and administrative structure, continuing product and technology development, assessing and commencing our marketing activities, implementing financial systems and controls and personnel recruitment.

Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies in their initial revenue generating stages, particularly those in the medical device and mobile heath fields. In particular, potential investors should consider that there is a significant risk that we will not be able to:

•	implement or execute our current business plan, or that our business plan is sound;
•	maintain our management team and Board of Directors;
•	raise sufficient funds in the capital markets or otherwise to effectuate our business plan;
•	determine that our technologies that we have developed are commercially viable; and/or
•	attract, enter into or maintain contracts with, and retain customers.

In the event that we do not successfully address these risks, our business, prospects, financial condition, and results of operations could be materially and adversely affected.

Given our limited revenue and lack of positive cash flow, we will need to raise additional capital, which may be unavailable to us or, even if consummated, may cause dilution or place significant restrictions on our ability to operate.

According to our management’s estimates, based on our current cash on hand and further based on our budget and the assumption that initial commercial sales will commence during our anticipated timeframes, we believe that we will have sufficient resources to continue our activities only into April 2016, without giving effect to this offering.

Since we might be unable to generate sufficient revenue or cash flow to fund our operations for the foreseeable future, we will need to seek additional equity or debt financing to provide the capital required to maintain or expand our operations. We may also need additional funding for developing products and services, increasing our sales and marketing capabilities, and promoting brand identity, as well as for working capital requirements and other operating and general corporate purposes. Moreover, the regulatory compliance arising out of being a publicly registered company has dramatically increased our costs.

We do not currently have any arrangements or credit facilities in place as a source of funds, and there can be no assurance that we will be able to raise sufficient additional capital on acceptable terms, or at all. If such financing is not available on satisfactory terms, or is not available at all, we may be required to delay, scale back or eliminate the development of business opportunities and our operations and financial condition may be materially adversely affected.

If we raise additional capital by issuing equity securities, the percentage ownership of our existing stockholders may be reduced, and accordingly these stockholders may experience substantial dilution. We may also issue equity securities that provide for rights, preferences and privileges senior to those of our common stock. Given our need for cash and that equity raising is the most common type of fundraising for companies like ours, the risk of dilution is particularly significant for stockholders of our company.

Debt financing, if obtained, may involve agreements that include liens on our assets, covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, could increase our expenses and require that our assets be provided as a security for such debt. Debt financing would also be required to be repaid regardless of our operating results.

If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish some rights to our technologies or candidate products, or to grant licenses on terms that are not favorable to us.

Funding from any source may be unavailable to us on acceptable terms, or at all, particularly due to preemptive rights held by the lead investor in our private placement which closed in September 2014 (which we refer to as the September 2014 Private Placement). If we do not have sufficient capital to fund our operations and expenses, we may not be able to achieve or maintain competitiveness, which could lead to the failure of our business and the loss of your investment.

We have incurred significant losses since inception. As such, you cannot rely upon our historical operating performance to make an investment decision regarding our company.

Since our inception, we have engaged primarily in research and development activities and only recently entered the commercialization stage. We have financed our operations primarily through private placements of common stock and convertible debt and have incurred losses in each year since inception including net losses of $7,296,000 and $16,055,000 in 2015 and 2014, respectively. Our accumulated deficit at December 31, 2015 was approximately $43,354,000. We do not know whether or when we will become profitable. Our ability to generate revenue and achieve profitability depends upon our ability, alone or with others, to launch DarioTM in additional European countries, and elsewhere and manufacture, market and sell DarioTM where approved. We may be unable to achieve any or all of these goals.

Our independent registered public accounting firm has expressed in its report to our 2015 audited financial statements a substantial doubt about our ability to continue as a going concern.

We only recently entered the commercialization stage, and the development and commercialization of DarioTM is uncertain and expected to require substantial expenditures. We have not yet generated sufficient revenues from our operations to fund our activities, and are therefore dependent upon external sources for financing our operations. There is a risk that we will be unable to obtain necessary financing to continue our operations on terms acceptable to us or at all. As a result, our independent registered public accounting firm has expressed in its auditors’ report on the financial statements included in this prospectus a substantial doubt regarding our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of the uncertainty regarding our ability to continue as a going concern. This going concern opinion could materially limit our ability to raise additional funds through the issuance of equity or debt securities or otherwise. Future reports on our financial statements may include an explanatory paragraph with respect to our ability to continue as a going concern. If we cannot continue as a going concern, our stockholders may lose their entire investment in the common stock.

Risks Related to Our Business

We only recently began commercializing DarioTM and our success will depend on the acceptance of DarioTM in the healthcare market.

DarioTM has been CE marked since 2013, enabling us to commercialize in 32 countries across Europe as well as in certain other countries worldwide. It was also approved by the regulatory authorities in Australia, New Zealand, Canada, Israel and South Africa, and most recently in December 2015, we received FDA clearance. As a result, we have a limited history of commercializing DarioTM and no history of selling DarioTM in the United States. We have limited experience engaging in commercial activities and limited established relationships with physicians and hospitals as well as third-party suppliers on whom we depend for the manufacture of our product. We are faced with the risk that the marketplace will not be receptive to DarioTM over competing products and that we will be unable to compete effectively. Factors that could affect our ability to establish DarioTM or any potential future product include:

•	the development of products or devices which could result in a shift of customer preferences away from our device and services and significantly decrease revenue;
•	the increased use of improved diabetes drugs that could encourage certain diabetics to test less often, resulting in less usage of self-monitoring test device for certain types of diabetics;
•	the challenges of developing (or acquiring externally-developed) technology solutions that are adequate and competitive in meeting the requirements of next-generation design challenges;
•	the significant number of current competitors in BGMS market who have significantly greater brand recognition and more recognizable trademarks and who have established relationships with diabetics healthcare providers and payors; and
•	intense competition to attract acquisition targets, which may make it more difficult for us to acquire companies or technologies at an acceptable price or at all.

We cannot assure you that DarioTM or any future product will gain broad market acceptance. If the market for DarioTM or any future product fails to develop or develops more slowly than expected, or if any of the technology and standards supported by us do not achieve or sustain market acceptance, our business and operating results would be materially and adversely affected.

We cannot accurately predict the volume or timing of any future sales, making the timing of any revenues difficult to predict.

We may be faced with lengthy customer evaluation and approval processes associated with DarioTM. Consequently, we may incur substantial expenses and devote significant management effort and expense in developing customer adoption of DarioTM, which may not result in revenue generation. We must also obtain regulatory approvals of DarioTM in certain jurisdictions as well as approval for insurance reimbursement in order to initiate sales of DarioTM, each of which is subject to risk and potential delays, and neither of which may actually occur. As such, we cannot accurately predict the volume or timing of any future sales.

If DarioTM fails to satisfy current or future customer requirements, we may be required to make significant expenditures to redesign the product, and we may have insufficient resources to do so.

DarioTM is being designed to address an evolving marketplace and must comply with current and evolving customer requirements in order to gain market acceptance. There is a risk that DarioTM will not meet anticipated customer requirements or desires. If we are required to redesign our products to address customer demands or otherwise modify our business model, we may incur significant unanticipated expenses and losses, and we may be left with insufficient resources to engage in such activities. If we are unable to redesign our products, develop new products or modify our business model to meet customer desires or any other customer requirements that may emerge, our operating results would be materially adversely affected and our business might fail.

We expect to derive substantially all of our revenues from our principal technology, which leaves us subject to the risk of reliance on such technology.

We expect to derive substantially all of our revenues from sales of products derived from our principal technology. Our initial product utilizing this technology is DarioTM. As such, any factor adversely affecting sales of DarioTM, including the product release cycles, regulatory issues, market acceptance, product competition, performance and reliability, reputation, price competition and economic and market conditions, would likely harm our operating results. We may be unable to develop other products utilizing our technology, which would likely lead to the failure of our business. Moreover, in spite of our efforts related to the registration of our technology, if patent protection is not available for our principal technology, the viability of DarioTM and any other products that may be derived from such technology would likely be adversely impacted to a significant degree, which would materially impair our prospects.

We are dependent upon third-party manufacturers and suppliers making us vulnerable to supply shortages and problems and price fluctuations, which could harm our business.

We do not own or operate manufacturing facilities for clinical or commercial production of DarioTM and we lack the resources and the capability to manufacture DarioTM on a commercial scale. Therefore, we rely on a limited number of suppliers who manufacture and assemble certain components of DarioTM. Our suppliers may encounter problems during manufacturing for a variety of reasons, including, for example, failure to follow specific protocols and procedures, failure to comply with applicable legal and regulatory requirements, equipment malfunction and environmental factors, failure to properly conduct their own business affairs, and infringement of third-party intellectual property rights, any of which could delay or impede their ability to meet our requirements. Our reliance on these third-party suppliers also subjects us to other risks that could harm our business, including:

•	we are not a major customer of many of our suppliers, and these suppliers may therefore give other customers’ needs higher priority than ours;
•	third parties may threaten or enforce their intellectual property rights against our suppliers, which may cause disruptions or delays in shipment, or may force our suppliers to cease conducting business with us;
•	we may not be able to obtain an adequate supply in a timely manner or on commercially reasonable terms;
•	our suppliers, especially new suppliers, may make errors in manufacturing that could negatively affect the efficacy or safety of DarioTM or cause delays in shipment;
•	we may have difficulty locating and qualifying alternative suppliers;
•	switching components or suppliers may require product redesign and possibly submission to FDA, European Economic Area Notified Bodies, or other foreign regulatory bodies, which could significantly impede or delay our commercial activities;
•	one or more of our sole- or single-source suppliers may be unwilling or unable to supply components of DarioTM;
•	other customers may use fair or unfair negotiation tactics and/or pressures to impede our use of the supplier;
•	the occurrence of a fire, natural disaster or other catastrophe impacting one or more of our suppliers may affect their ability to deliver products to us in a timely manner; and
•	our suppliers may encounter financial or other business hardships unrelated to our demand, which could inhibit their ability to fulfill our orders and meet our requirements.

We may not be able to quickly establish additional or alternative suppliers if necessary, in part because we may need to undertake additional activities to establish such suppliers as required by the regulatory approval process. Any interruption or delay in obtaining products from our third-party suppliers, or our inability to obtain products from qualified alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers and cause them to switch to competing products. Given our reliance on certain single-source suppliers, we are especially susceptible to supply shortages because we do not have alternate suppliers currently available.

We rely in part on a small group of third-party distributors to effectively distribute our products.

We depend in part on medical device distributors for the marketing and selling of our products in certain territories in which we have launched product sales. We depend on these distributors’ efforts to market our products, yet we are unable to control their efforts completely. These distributors typically sell a variety of other, non-competing products that may limit the resources they dedicate to selling DarioTM. In addition, we are unable to ensure that our distributors comply with all applicable laws regarding the sale of our products. If our distributors fail to effectively market and sell Dario TM, in full compliance with applicable laws, our operating results and business may suffer. Recruiting and retaining qualified third-party distributors and training them in our technology and product offering requires significant time and resources. To develop and expand our distribution, we must continue to scale and improve our processes and procedures that support our distributors. Further, if our relationship with a successful distributor terminates, we may be unable to replace that distributor without disruption to our business. If we fail to maintain positive relationships with our distributors, fail to develop new relationships with other distributors, including in new markets, fail to manage, train or incentivize existing distributors effectively, or fail to provide distributors with competitive products on attractive terms, or if these distributors are not successful in their sales efforts, our revenue may decrease and our operating results, reputation and business may be harmed.

Failure in our online and digital marketing efforts could significantly impact our ability to generate sales.

In several of our principal target markets, we plan to utilize online and digital marketing in order to create awareness to DarioTM. Our management believes that using online advertisement through affiliate networks and a variety of other pay-for-performance methods will be superior for marketing and generating sales of DarioTM rather than utilizing traditional, expensive retail channels. However, there is a risk that our marketing strategy could fail. Because we plan to use non-traditional retail sales tools and to rely on healthcare providers to educate our customers about DarioTM, we cannot predict the level of success, if any, that we may achieve by marketing DarioTM via the Internet. The failure of our online marketing efforts would significantly and negatively impact our ability to generate sales.

Our DarioTM smart mobile application, which is a key to our business model, is available via Apple’s iOS and via Google’s Android platforms and maybe in the future via additional platforms. If we are unable to achieve or maintain a good relationship with each of Apple and Google or similar platforms, or if the Apple App Store or the Google Play Store or any other applicable platform were unavailable for any prolonged period of time, our business will suffer.

A key component of the DarioTM solution is an iPhone or Android application which includes tools to help diabetic patients manage their disease. This application is compatible with Apple’s iOS and with Google’s Android platforms and may in the future become compatible via additional platforms. If we are unable to make our DarioTM application compatible with these platforms, or if there is any deterioration in our relationship with either Apple or Google or others after our application is available, our business would be materially harmed.

We are subject to each of Apple’s and Google’s standard terms and conditions for application developers, which govern the promotion, distribution and operation of games and other applications on their respective storefronts. Each of Apple and Google has broad discretion to change its standard terms and conditions, including changes which could require us to pay to have our DarioTM application available for downloading. In addition, these standard terms and conditions can be vague and subject to changing interpretations by Apple or Google. We may not receive any advance warning of such changes. In addition, each of Apple and Google have the right to prohibit a developer from distributing its applications on its storefront if the developer violates its standard terms and conditions. In the event that either Apple or Google ever determines that we are in violation of its standard terms and conditions, including by a new interpretation, and prohibits us from distributing our DarioTM application on its storefront, it would materially harm our business.

Additionally, we will rely on the continued function of the Apple App Store and the Google Play Store as digital storefronts where our DarioTM application may be obtained. There have been occasions in the past when these digital storefronts were unavailable for short periods of time or where there have been issues with the in-app purchasing functionality within the storefront. In the event that either the Apple App Store or the Google Play Store is unavailable or if in-app purchasing functionality within the storefront is non-operational for a prolonged period of time, it would have a material adverse effect on the ability of our customers to secure the DarioTM application, which would materially harm our business.

As we conduct business internationally, we are susceptible to risks associated with international relationships.

Outside of the United States, we operate our business internationally, presently in Europe, Australia, New Zealand, Canada, Israel and other markets. The international operation of our business requires significant management attention, which could negatively affect our business if it diverts their attention from their other responsibilities. In the event that we are unable to manage the complications associated with international operations, our business prospects could be materially and adversely affected. In addition, doing business with foreign customers subjects us to additional risks that we do not generally face in the United States. These risks and uncertainties include:

•	management, communication and integration problems resulting from cultural differences and geographic dispersion;
•	localization of products and services, including translation of foreign languages;
•	delivery, logistics and storage costs;
•	longer accounts receivable payment cycles and difficulties in collecting accounts receivable;
•	difficulties supporting international operations;
•	difficulties supporting customer services;
•	changes in economic and political conditions;
•	impact of trade protection measures;
•	complying with import or export licensing requirements;
•	exchange rate fluctuations;
•	competition from companies with international operations, including large international competitors and entrenched local companies;
•	potentially adverse tax consequences, including foreign tax systems and restrictions on the repatriation of earnings;
•	maintaining and servicing computer hardware in distant locations;
•	keeping current and complying with a wide variety of foreign laws and legal standards, including local labor laws;
•	securing or maintaining protection for our intellectual property; and
•	reduced or varied protection for intellectual property rights, including the ability to transfer such rights to third parties, in some countries.

The occurrence of any or all of these risks could adversely affect our international business and, consequently, our results of operations and financial condition.

We expect to be exposed to fluctuations in currency exchange rates, which could adversely affect our results of operations.

Because we expect to conduct a material portion of our business outside of the United States but report our financial results in U.S. Dollars, we face exposure to adverse movements in currency exchange rates. Our foreign operations will be exposed to foreign exchange rate fluctuations as the financial results are translated from the local currency into U.S. Dollars upon consolidation. Specifically, the U.S. Dollar cost of our operations in Israel is influenced by any movements in the currency exchange rate of the New Israeli Shekel (NIS). Such movements in the currency exchange rate may have a negative effect on our financial results. If the U.S. Dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions will result in increased revenue, operating expenses and net income. Similarly, if the U.S. Dollar strengthens against foreign currencies, the translation of these foreign currency denominated transactions will result in decreased revenue, operating expenses and net income. As exchange rates vary, sales and other operating results, when translated, may differ materially from our or the capital market’s expectations.

Non-U.S. governments often impose strict price controls, which may adversely affect our future profitability.

We intend to seek approval to market DarioTM and any future product in both the U.S. and in non-U.S. jurisdictions. If we obtain approval in one or more non-U.S. jurisdictions, we will be subject to rules and regulations in those jurisdictions relating to our products. In some countries, particularly countries of the European Union, each of which has developed its own rules and regulations, pricing may be subject to governmental control under certain circumstances. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a medical device candidate. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product to other available products. If reimbursement of our product candidates is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability.

Our DarioTM Smart Meter, software application and associated business processes may contain undetected errors, which could limit our ability to provide our services and diminish the attractiveness of our service offerings.

DarioTM (including the Smart Meter and software application) may contain undetected errors, defects or bugs. As a result, our customers or end users may discover errors or defects in our products, software or the systems we design, or the products or systems incorporating our designs and intellectual property may not operate as expected. We may discover significant errors or defects in the future that we may not be able to fix. Our inability to fix any of those errors could limit our ability to provide our products, impair the reputation of our brand and diminish the attractiveness of our product offerings to our customers.

In addition, we may utilize third party technology or components in our products and we rely on those third parties to provide support services to us. Failure of those third parties to provide necessary support services could materially adversely impact our business.

Our future performance will depend on the continued engagement of key members of our management team.

Our future performance depends to a large extent on the continued services of members of our current management including, in particular, Erez Raphael, our Chief Executive Officer and Chairman of our Board of Directors, and Zvi Ben David, our Chief Financial Officer, Treasurer and Secretary. In the event that we lose the continued services of such key personnel for any reason, this could have a material adverse effect on our business, operations and prospects.

If we are not able to attract and retain highly skilled managerial, scientific and technical personnel, we may not be able to implement our business model successfully.

We believe that our management team must be able to act decisively to apply and adapt our business model in the rapidly changing markets in which we will compete. In addition, we will rely upon technical and scientific employees or third party contractors to effectively establish, manage and grow our business. Consequently, we believe that our future viability will depend largely on our ability to attract and retain highly skilled managerial, sales, scientific and technical personnel. In order to do so, we may need to pay higher compensation or fees to our employees or consultants than we currently expect and such higher compensation payments would have a negative effect on our operating results. Competition for experienced, high-quality personnel is intense and we cannot assure that we will be able to recruit and retain such personnel. We may not be able to hire or retain the necessary personnel to implement our business strategy. Our failure to hire and retain such personnel could impair our ability to develop new products and manage our business effectively.

Risks Related to Product Development and Regulatory Approval

The regulatory clearance process which we must navigate is expensive, time-consuming, and uncertain and may prevent us from obtaining clearance for the commercialization of DarioTM or our any future product.

We are not permitted to market DarioTM until we receive regulatory clearance. To date, we have received regulatory clearance in Australia, Canada, Israel, the Netherlands, New Zealand, the United Kingdom and the United States and we are currently seeking approval in Costa Rica, India and Panama.

The research, design, testing, manufacturing, labeling, selling, marketing and distribution of medical devices are subject to extensive regulation by the FDA and non-U.S. regulatory authorities, which regulations differ from country to country. There can be no assurance that, even after such time and expenditures, we will be able to obtain necessary regulatory approvals for clinical testing or for the manufacturing or marketing of any products. In addition, during the regulatory process, other companies may develop other technologies with the same intended use as our products.

We are also subject to numerous post-marketing regulatory requirements, which include labeling regulations and medical device reporting regulations, which may require us to report to different regulatory agencies if our device causes or contributes to a death or serious injury, or malfunctions in a way that would likely cause or contribute to a death or serious injury. In addition, these regulatory requirements may change in the future in a way that adversely affects us. If we fail to comply with present or future regulatory requirements that are applicable to us, we may be subject to enforcement action by regulatory agencies, which may include, among others, any of the following sanctions:

•	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;
•	customer notification, or orders for repair, replacement or refunds;
•	voluntary or mandatory recall or seizure of our current or future products;
•	imposing operating restrictions, suspension or shutdown of production;
•	refusing our requests for 510(k) clearance or pre-market approval of new products, new intended uses or modifications to DarioTM or future products;
•	rescinding 510(k) clearance or suspending or withdrawing pre-market approvals that have already been granted; and
•	criminal prosecution.

The occurrence of any of these events may have a material adverse effect on our business, financial condition and results of operations.

In addition, on September 23, 2013, the FDA issued final guidance (which we refer to herein as the Guidance) for developers of mobile medical applications, or apps, which are software programs that run on mobile communication devices and perform the same functions as traditional medical devices. The Guidance outlines the FDA’s tailored approach to mobile apps. The FDA plans to exercise enforcement discretion (meaning it will not enforce requirements under the Federal Food, Drug and Cosmetic Act) for the majority of mobile apps as they pose minimal risk to consumers. The FDA plans to focus its regulatory oversight on a subset of mobile medical apps that present a greater risk to patients if they do not work as intended. We anticipate that the DarioTM application will be subject to the FDA regulation as a “mobile medical app.”

We have conducted limited clinical studies of DarioTM. Clinical and pre-clinical data is susceptible to varying interpretations, which could delay, limit or prevent additional regulatory clearances.

To date, we have conducted limited clinical studies on DarioTM. There can be no assurance that we will successfully complete additional clinical studies necessary to receive additional regulatory approvals in certain jurisdictions. While studies conducted by us have produced results we believe to be encouraging and indicative of the potential efficacy of DarioTM, data already obtained, or in the future obtained, from pre-clinical studies and clinical studies do not necessarily predict the results that will be obtained from later pre-clinical studies and clinical studies. Moreover, pre-clinical and clinical data are susceptible to varying interpretations, which could delay, limit or prevent additional regulatory approvals. A number of companies in the medical device and pharmaceutical industries have suffered significant setbacks in advanced clinical studies, even after promising results in earlier studies. The failure to adequately demonstrate the safety and effectiveness of an intended product under development could delay or prevent regulatory clearance of the device, resulting in delays to commercialization, and could materially harm our business. Even though we have received CE mark and FDA clearance of DarioTM, there can be no assurance that we will be able to receive approval for other potential applications of our principal technology, or that we will receive regulatory clearances from other targeted regions or countries.

We may be unable to complete required clinical trials, or we may experience significant delays in completing such clinical trials, which could significantly delay our targeted product launch timeframe and impair our viability and business plan.

The completion of any future clinical trials for DarioTM or other trials that we may be required to undertake in the future could be delayed, suspended or terminated for several reasons, including:

•	our failure or inability to conduct the clinical trial in accordance with regulatory requirements;
•	sites participating in the trial may drop out of the trial, which may require us to engage new sites for an expansion of the number of sites that are permitted to be involved in the trial;
•	patients may not enroll in, remain in or complete, the clinical trial at the rates we expect; and
•	clinical investigators may not perform our clinical trial on our anticipated schedule or consistent with the clinical trial protocol and good clinical practices.

If our clinical trial is delayed it will take us longer to ultimately commercialize DarioTM and generate revenues. Moreover, our development costs will increase if we have material delays in our clinical trial or if we need to perform more or larger clinical trials than planned. We may be faced with similar risks in connection with future trials we conduct. See “Business — Clinical Trials” for a description of our clinical trials performed to date.

If we or our manufacturers fail to comply with the FDA’s Quality System Regulation or any applicable state equivalent, our operations could be interrupted and our operating results could suffer.

We, our manufacturers and suppliers must, unless specifically exempt by regulation, follow the FDA’s Quality System Regulation (QSR) and are also subject to the regulations of foreign jurisdictions regarding the manufacturing process. If our affiliates, our manufacturers or suppliers are found to be in significant non-compliance or fail to take satisfactory corrective action in response to adverse QSR inspectional findings, the FDA could take enforcement actions against us and our manufacturers which could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands. Accordingly, our operating results could suffer.

We are subject to the risk of reliance on third parties to conduct our clinical trial work.

We depend on independent clinical investigators to conduct our clinical trials. Contract research organizations may also assist us in the collection and analysis of data. These investigators and contract research organizations will not be our employees and we will not be able to control, other than by contract, the amount of resources, including time that they devote to products that we develop. If independent investigators fail to devote sufficient resources to our clinical trials, or if their performance is substandard, it will delay the approval or clearance and commercialization of any products that we develop. Further, the FDA and other regulatory bodies around the world require that we comply with standards, commonly referred to as good clinical practice, for conducting, recording and reporting clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial subjects are protected. If our independent clinical investigators and contract research organizations fail to comply with good clinical practice, the results of our clinical trials could be called into question and the clinical development of our product candidates could be delayed. Failure of clinical investigators or contract research organizations to meet their obligations to us or comply with federal regulations could adversely affect the clinical development of our product candidates and harm our business. Moreover, we intend to have several clinical trials in order to support our marketing efforts and business development purposes. Such clinical trials will be conducted by third parties as well. Failure of such clinical trials to meet their primary endpoints could adversely affect our marketing efforts.

Legislative reforms to the United States healthcare system may adversely affect our revenues and business.

From time to time, legislative reform measures are proposed or adopted that would impact healthcare expenditures for medical services, including the medical devices used to provide those services. For example, in March 2010, U.S. President Barack Obama signed the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, collectively referred to as the Affordable Care Act. The Affordable Care Act made a number of substantial changes in the way health care is financed by both governmental and private insurers and the way that Medicare providers are reimbursed. Among other things, the Affordable Care Act requires certain medical device manufacturers and importers to pay an excise tax equal to 2.3% of the price for which such medical devices are sold, beginning January 1, 2013.

In addition, other legislative changes have been proposed and adopted since the Affordable Care Act was enacted. On August 2, 2011, the President signed into law the Budget Control Act of 2011, which, among other things, created the Joint Select Committee on Deficit Reduction to recommend to Congress proposals in spending reductions. The Joint Select Committee did not achieve a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, triggering the legislation’s automatic reduction to several government programs. This includes reductions to Medicare payments to providers of 2.0% per fiscal year. On January 2, 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, or the ATRA, which delayed for another two months the budget cuts mandated by these sequestration provisions of the Budget Control Act of 2011. On March 1, 2013, the President signed an executive order implementing sequestration, and on April 1, 2013, the 2% Medicare payment reductions went into effect. The Bipartisan Budget Act of 2013, enacted on December 26, 2013, extends these cuts to 2023. The ATRA also, among other things, reduced Medicare payments to several providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. In December 2014, Congress passed an omnibus funding bill (the Consolidated and Further Continuing Appropriations Act, 2015) and a tax extenders bill, both of which may negatively impact coverage and reimbursement of healthcare items and services. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our products or additional pricing pressure.

Government and private sector initiatives to limit the growth of health care costs, including price regulation, competitive pricing, coverage and payment policies, comparative effectiveness reviews of therapies, technology assessments, and managed-care arrangements, are continuing. Government programs, including Medicare and Medicaid, private health care insurance and managed-care plans have attempted to control costs by limiting the amount of reimbursement they will pay for particular procedures or treatments, tying reimbursement to outcomes, and other mechanisms designed to constrain utilization and contain costs, including delivery reforms such as expanded bundling of services. Hospitals are also seeking to reduce costs through a variety of mechanisms, which may increase price sensitivity among customers for our products, and adversely affect sales, pricing, and utilization of our products. Some third-party payors must also approve coverage for new or innovative devices or therapies before they will reimburse health care providers who use the medical devices or therapies. We cannot predict the potential impact of cost-containment trends on future operating results.

We may be subject to federal, state and foreign healthcare fraud and abuse laws and regulations.

Many federal, state and foreign healthcare laws and regulations apply to the BGMS business and medical devices. We may be subject to certain federal and state regulations, including the federal healthcare programs’ Anti-Kickback Law, the federal Health Insurance Portability and Accountability Act of 1996, and other federal and state false claims laws. The medical device industry has been under heightened scrutiny as the subject of government investigations and enforcement actions involving manufacturers who allegedly offered unlawful inducements to potential or existing customers in an attempt to procure their business, including arrangements with physician consultants. If our operations or arrangements are found to be in violation of such governmental regulations, we may be subject to civil and criminal penalties, damages, fines, exclusion from the Medicare and Medicaid programs and the curtailment of our operations. All of these penalties could adversely affect our ability to operate our business and our financial results.

Product liability suits, whether or not meritorious, could be brought against us due to an alleged defective product or for the misuse of DarioTM or our potential future products. These suits could result in expensive and time-consuming litigation, payment of substantial damages, and an increase in our insurance rates.

If DarioTM or any of our future products are defectively designed or manufactured contain defective components or are misused, or if someone claims any of the foregoing, whether or not meritorious, we may become subject to substantial and costly litigation. Misusing our device or failing to adhere to the operating guidelines or the device producing inaccurate meter readings could cause significant harm to patients, including death. In addition, if our operating guidelines are found to be inadequate, we may be subject to liability. Product liability claims could divert management’s attention from our core business, be expensive to defend and result in sizable damage awards against us. While we maintain product liability insurance, we may not have sufficient insurance coverage for all future claims. Any product liability claims brought against us, with or without merit, could increase our product liability insurance rates or prevent us from securing continuing coverage, could harm our reputation in the industry and could reduce revenue. Product liability claims in excess of our insurance coverage would be paid out of cash reserves harming our financial condition and adversely affecting our results of operations.

If we are found to have violated laws protecting the confidentiality of patient health information, we could be subject to civil or criminal penalties, which could increase our liabilities and harm our reputation or our business.

Part of our business plan includes the storage and potential monetization of medical data of users of DarioTM. There are a number of federal and state laws protecting the confidentiality of certain patient health information, including patient records, and restricting the use and disclosure of that protected information. In particular, the U.S. Department of Health and Human Services promulgated patient privacy rules under the Health Insurance Portability and Accountability Act of 1996 (which we refer to as HIPAA). These privacy rules protect medical records and other personal health information by limiting their use and disclosure, giving individuals the right to access, amend and seek accounting of their own health information and limiting most use and disclosures of health information to the minimum amount reasonably necessary to accomplish the intended purpose. We may face difficulties in holding such information in compliance with applicable law. If we are found to be in violation of the privacy rules under HIPAA, we could be subject to civil or criminal penalties, which could increase our liabilities, harm our reputation and have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Intellectual Property

The failure to obtain or maintain patents, licensing agreements and other intellectual property could materially impact our ability to compete effectively.

In order for our business to be viable and to compete effectively, we need to develop and maintain, and we will heavily rely on, our proprietary position with respect to our technologies and intellectual property. We filed a Patent Cooperation Treaty (or PCT) application for a “Fluids Testing Apparatus and Methods of Use” in May 2011 which incorporates two U.S. provisional applications submitted in the preceding year. The PCT covers the specific processes related to blood glucose level measurement as well as more general methods of rapid tests of body fluids and has subsequently been converted into several national phase patent applications. We have also filed a significant number of other patent applications for aspects of both the DarioTM Smart Meter and software. We have also obtained numerous Web domains.

However, to date, we have only been issued two patents (which were issued in the United States) relating to how the DarioTM blood glucose monitor draws power from and transmits data to a smart phone via the audio jack port. None of our other patents have been granted by a patent office. In addition, there are significant risks associated with our actual or proposed intellectual property. The risks and uncertainties that we face with respect to our pending patent and other proprietary rights principally include the following:

•	pending patent applications we have filed or will file may not result in issued patents or may take longer than we expect to result in issued patents;
•	we may be subject to interference proceedings;
•	we may be subject to opposition proceedings in foreign countries;
•	any patents that are issued to us may not provide meaningful protection;
•	we may not be able to develop additional proprietary technologies that are patentable;
•	other companies may challenge patents licensed or issued to us;
•	other companies may have independently developed and/or patented (or may in the future independently develop and patent) similar or alternative technologies, or duplicate our technologies;
•	other companies may design their technologies around technologies we have licensed or developed; and
•	enforcement of patents is complex, uncertain and very expensive.

We cannot be certain that patents will be issued as a result of any of our pending or future applications, or that any of our patents, once issued, will provide us with adequate protection from competing products. For example, issued patents may be circumvented or challenged, declared invalid or unenforceable, or narrowed in scope. In addition, since publication of discoveries in scientific or patent literature often lags behind actual discoveries, we cannot be certain that we were the first to make our inventions or to file patent applications covering those inventions.

It is also possible that others may have or may obtain issued patents that could prevent us from commercializing our products or require us to obtain licenses requiring the payment of significant fees or royalties in order to enable us to conduct our business. As to those patents that we have licensed, our rights depend on maintaining our obligations to the licensor under the applicable license agreement, and we may be unable to do so.

Costly litigation may be necessary to protect our intellectual property rights and we may be subject to claims alleging the violation of the intellectual property rights of others.

We may face significant expense and liability as a result of litigation or other proceedings relating to patents and intellectual property rights of others. In the event that another party has also filed a patent application or been issued a patent relating to an invention or technology claimed by us in pending applications, we may be required to participate in an interference proceeding declared by the United States Patent and Trademark Office to determine priority of invention, which could result in substantial uncertainties and costs for us, even if the eventual outcome was favorable to us. We, or our licensors, also could be required to participate in interference proceedings involving issued patents and pending applications of another entity. An adverse outcome in an interference proceeding could require us to cease using the technology, substantially modify it or to license rights from prevailing third parties.

The cost to us of any patent litigation or other proceeding relating to our licensed patents or patent applications, even if resolved in our favor, could be substantial, especially given our early stage of development. Our ability to enforce our patent protection could be limited by our financial resources, and may be subject to lengthy delays. A third party may claim that we are using inventions claimed by their patents and may go to court to stop us from engaging in our normal operations and activities, such as research, development and the sale of any future products. Such lawsuits are expensive and would consume significant time and other resources. There is a risk that a court will decide that we are infringing the third party’s patents and will order us to stop the activities claimed by the patents. In addition, there is a risk that a court will order us to pay the other party damages for having infringed their patents.

Moreover, there is no guarantee that any prevailing patent owner would offer us a license so that we could continue to engage in activities claimed by the patent, or that such a license, if made available to us, could be acquired on commercially acceptable terms. In addition, third parties may, in the future, assert other intellectual property infringement claims against us with respect to our services, technologies or other matters.

We have limited foreign intellectual property rights and may not be able to protect our intellectual property rights throughout the world.

We have limited intellectual property rights outside the United States. Filing, prosecuting and defending patents on devices in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property to the same extent as laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patents to develop their own products and further, may export otherwise infringing products to territories where we have patents, but enforcement is not as strong as that in the United States.

Many companies have encountered significant problems in protecting and defending intellectual property in foreign jurisdictions. The legal systems of certain countries, particularly China and certain other developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property, particularly those relating to medical devices and biopharmaceutical products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. To date, we have not sought to enforce any issued patents in these foreign jurisdictions. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. The requirements for patentability may differ in certain countries, particularly developing countries. Certain countries in Europe and developing countries, including China and India, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In those countries, we and our licensors may have limited remedies if patents are infringed or if we or our licensors are compelled to grant a license to a third party, which could materially diminish the value of those patents. This could limit our potential revenue opportunities. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

We rely on confidentiality agreements that could be breached and may be difficult to enforce, which could result in third parties using our intellectual property to compete against us.

Although we believe that we take reasonable steps to protect our intellectual property, including the use of agreements relating to the non-disclosure of confidential information to third parties, as well as agreements that purport to require the disclosure and assignment to us of the rights to the ideas, developments, discoveries and inventions of our employees and consultants while we employ them, the agreements can be difficult and costly to enforce. Although we seek to enter into these types of agreements with our contractors, consultants, advisors and research collaborators, to the extent that employees and consultants utilize or independently develop intellectual property in connection with any of our projects, disputes may arise as to the intellectual property rights associated with our technology. If a dispute arises, a court may determine that the right belongs to a third party. In addition, enforcement of our rights can be costly and unpredictable. We also rely on trade secrets and proprietary know-how that we seek to protect in part by confidentiality agreements with our employees, contractors, consultants, advisors or others. Despite the protective measures we employ, we still face the risk that:

•	these agreements may be breached;
•	these agreements may not provide adequate remedies for the applicable type of breach;
•	our proprietary know-how will otherwise become known; or
•	our competitors will independently develop similar technology or proprietary information.

We may be subject to claims challenging the inventorship of our patents and other intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an interest in our patents or other intellectual property as an inventor or co-inventor. For example, we may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing our product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. In addition, the Israeli Supreme Court ruled in 2012 that an employee who receives a patent or contributes to an invention during his employment may be allowed to seek compensation for such contributions from his or her employer, even if the employee’s contract of employment specifically states otherwise and the employee has transferred all intellectual property rights to the employer. The Israeli Supreme Court ruled that the fact that a contract revokes an employee’s right for royalties and compensation, does not rule out the right of the employee to claim their right for royalties. As a result, it is unclear whether and, if so, to what extent our employees may be able to claim compensation with respect to our future revenue. We may receive less revenue from future products if any of our employees successfully claim for compensation for their work in developing our intellectual property, which in turn could impact our future profitability.

Risks Related to Our Industry

We face intense competition in the self-monitoring of blood glucose market, and as a result we may be unable to effectively compete in our industry.

With our first product, DarioTM, we expect to compete directly and primarily with large pharmaceutical and medical device companies such as Abbott Laboratories, Bayer Healthcare Division, Johnson & Johnson LifeScan, Roche Diagnostics and Sanofi. The first four of these companies have more than 90% combined market share of the BGMS business and strong research and development capacity for next generation products. Their dominant market position since the late 1990s and significant control over the market could significantly limit our ability to introduce DarioTM or effectively market and generate sales of the product. We will also compete with numerous second-tier and third-tier competitors.

We recently entered the commercial stage, and most of our competitors have long histories and strong reputations within the industry. They have significantly greater brand recognition, financial and human resources than we do. They also have more experience and capabilities in researching and developing testing devices, obtaining and maintaining regulatory clearances and other requirements, manufacturing and marketing those products than we do. There is a significant risk that we may be unable to overcome the advantages held by our competition, and our inability to do so could lead to the failure of our business and the loss of your investment.

Competition in the BGMS markets is extremely intense, which can lead to, among other things, price reductions, longer selling cycles, lower product margins, loss of market share and additional working capital requirements. To succeed, we must, among other critical matters, gain consumer acceptance for DarioTM and potential future devices incorporating our principal technology and offer better strategic concepts, technical solutions, prices and response time, or a combination of these factors, than those of other competitors. If our competitors offer significant discounts on certain products, we may need to lower our prices or offer other favorable terms in order to compete successfully. Moreover, any broad-based changes to our prices and pricing policies could make it difficult to generate revenues or cause our revenues, if established, to decline. Some of our competitors may bundle certain software products offering competing applications for diabetes management at low prices for promotional purposes or as a long-term pricing strategy. These practices could significantly reduce demand for DarioTM or potential future products or constrain prices we can charge. Moreover, if our competitors develop and commercialize products that are more effective or desirable than DarioTM or the other products that we may develop, we may not convince our customers to use our products. Any such changes would likely reduce our commercial opportunity and revenue potential and could materially adversely impact our operating results.

If we fail to respond quickly to technological developments our products may become uncompetitive and obsolete.

The BGMS market and other markets in which we plan to compete experience rapid technology developments, changes in industry standards, changes in customer requirements and frequent new product introductions and improvements. If we are unable to respond quickly to these developments, we may lose competitive position, and DarioTM or any other device or technology may become uncompetitive or obsolete, causing revenues and operating results to suffer. In order to compete, we must develop or acquire new devices and improve our existing device on a schedule that keeps pace with technological developments and the requirements for products addressing a broad spectrum and designers and designer expertise in our industries. We must also be able to support a range of changing customer preferences. For instance, as non-invasive technologies become more readily available in the market, we may be required to adopt our platform to accommodate the use of non-invasive or continuous blood glucose sensors. We cannot guarantee that we will be successful in any manner in these efforts.

If third-party payors do not provide adequate coverage and reimbursement for the use of DarioTM, our revenue will be negatively impacted.

In the United States and in other jurisdictions such as Germany and England, we expect that DarioTM’s test strips should generally be available for full or partial patient reimbursement by third-party payers. Our success in marketing DarioTM depends and will depend in large part on whether U.S. and international government health administrative authorities, private health insurers and other organizations adequately cover and reimburse customers for the cost of our products.

In the United States, we expect to derive nearly all our sales from sales of DarioTM from direct to consumer cash sales as well as retail pharmacy and DME distributors who typically bill various third-party payors, including Medicare, Medicaid, private commercial insurance companies, health maintenance organizations and other healthcare-related organizations, to cover all or a portion of the costs and fees associated with DarioTM and bill patients for any applicable deductibles or co-payments. Access to adequate coverage and reimbursement for Center for Medicare and Medicaid Services (CMS) procedures using DarioTM (and our other products in development) by third-party payors is essential to the acceptance of our products by our customers.

Third-party payors, whether foreign or domestic, or governmental or commercial, are developing increasingly sophisticated methods of controlling healthcare costs. In addition, in the United States, no uniform policy of coverage and reimbursement for medical device products and services exists among third-party payors. Therefore, coverage and reimbursement for medical device products and services can differ significantly from payor to payor. In addition, payors continually review new technologies for possible coverage and can, without notice, deny coverage for these new products and procedures. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that coverage and adequate reimbursement will be obtained, or maintained if obtained.

Reimbursement systems in international markets vary significantly by country and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis. In many international markets, a product must be approved for reimbursement before it can be approved for sale in that country.

Further, many international markets have government-managed healthcare systems that control reimbursement for new devices and procedures. For example, the governmental healthcare system in the Netherlands, New Zealand and Israel have not yet approved reimbursement of DarioTM. In most markets there are private insurance systems as well as government-managed systems. If sufficient coverage and reimbursement is not available for our current or future products, in either the United States or internationally, the demand for our products and our revenues will be adversely affected.

Risks Related to Our Operations in Israel

Potential political, economic and military instability in the State of Israel, where our management team and our research and development facilities are located, may adversely affect our results of operations.

Our operating subsidiary, along with our management team and our research and development facilities, is located in Israel. Accordingly, political, economic and military conditions in Israel and the surrounding region may directly affect our business and operations. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its trading partners could adversely affect our operations and results of operations. The hostilities involved missile strikes against civilian targets in various parts of Israel, including areas in which our employees and some of our consultants are located, and negatively affected business conditions in Israel. Our offices, located in Caesarea, Israel, are within the range of the missiles and rockets that have been fired at Israeli cities and towns from Gaza sporadically since 2006, with escalations in violence (such as the recent escalation in July 2014) during which there were a substantially larger number of rocket and missile attacks aimed at Israel. In addition, since February 2011, Egypt has experienced political turbulence and an increase in terrorist activity in the Sinai Peninsula. Such political turbulence and violence may damage peaceful and diplomatic relations between Israel and Egypt, and could affect the region as a whole. Similar civil unrest and political turbulence has occurred in other countries in the region, including Syria which shares a common border with Israel, and is affecting the political stability of those countries. This instability and any outside intervention may lead to deterioration of the political and economic relationships that exist between the State of Israel and some of these countries, and may have the potential for causing additional conflicts in the region. In addition, Iran has threatened to attack Israel and is widely believed to be developing nuclear weapons. Iran is also believed to have a strong influence among extremist groups in the region, such as Hamas in Gaza, Hezbollah in Lebanon, and various rebel militia groups in Syria. Additionally, a violent jihadist group named Islamic State of Iraq and Levant (ISIL) is involved in hostilities in Iraq and Syria and have been growing in influence. Although ISIL’s activities have not directly affected the political and economic conditions in Israel, ISIL’s stated purpose is to take control of the Middle East, including Israel. These situations may potentially escalate in the future to more violent events which may affect Israel and us. Any armed conflicts, terrorist activities or political instability in the region could adversely affect business conditions and could harm our results of operations and could make it more difficult for us to raise capital. Parties with whom we do business may decline to travel to Israel during periods of heightened unrest or tension, forcing us to make alternative arrangements when necessary in order to meet our business partners face to face. In addition, the political and security situation in Israel may result in parties with whom we have agreements involving performance in Israel claiming that they are not obligated to perform their commitments under those agreements pursuant to force majeure provisions in such agreements. Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or the expansion of our business.

Our commercial insurance does not cover losses that may occur as a result of events associated with the security situation in the Middle East. Although the Israeli government currently covers the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that this government coverage will be maintained. Any losses or damages incurred by us could have a material adverse effect on our business. Any armed conflicts or political instability in the region would likely negatively affect business conditions and could harm our results of operations.

Further, the State of Israel and Israeli companies have been subjected to an economic boycott. Several countries still restrict business with the State of Israel and with Israeli companies. These restrictive laws and policies may have an adverse impact on our operating results, financial condition or the expansion of our business.

Our operations may be disrupted as a result of the obligation of Israeli citizens to perform military service.

Many Israeli citizens are obligated to perform several days, and in some cases more, of annual military reserve duty each year until they reach the age of 40 (or older, for reservists who are military officers or who have certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Our operations could be disrupted by such call-ups, which may include the call-up of members of our management. Such disruption could materially adversely affect our business, financial condition and results of operations.

Investors may have difficulties enforcing a U.S. judgment, including judgments based upon the civil liability provisions of the U.S. federal securities laws, against us, or our executive officers and directors or asserting U.S. securities laws claims in Israel.

Certain of our directors and officers are not residents of the United States and whose assets may be located outside the United States. Service of process upon us or our non-U.S. resident directors and officers and enforcement of judgments obtained in the United States against us or our non-U.S. our directors and executive officers may be difficult to obtain within the United States. We have been informed by our legal counsel in Israel that it may be difficult to assert claims under U.S. securities laws in original actions instituted in Israel or obtain a judgment based on the civil liability provisions of U.S. federal securities laws. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws against us or our officers and directors because Israel may not be the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law. There is little binding case law in Israel addressing the matters described above. Israeli courts might not enforce judgments rendered outside Israel, which may make it difficult to collect on judgments rendered against us or our officers and directors.

Moreover, among other reasons, including but not limited to, fraud or absence of due process, or the existence of a judgment which is at variance with another judgment that was given in the same matter if a suit in the same matter between the same parties was pending before a court or tribunal in Israel, an Israeli court will not enforce a foreign judgment if it was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases) or if its enforcement is likely to prejudice the sovereignty or security of the State of Israel.

Risks Related to this Offering and the Ownership of Our Common Stock and Warrants

Our officers, directors and founding stockholders may exert significant influence over our affairs, including the outcome of matters requiring stockholder approval.

As of the date of this prospectus, without giving effect to our concurrent private placement, our officers, directors and affiliated stockholders (including Shmuel Farhi) collectively have an approximately 58.6% beneficial ownership of our company. As a result, such individuals will have the ability, acting together, to control the election of our directors and the outcome of corporate actions requiring stockholder approval, such as: (i) a merger or a sale of our company, (ii) a sale of all or substantially all of our assets, and (iii) amendments to our certificate of incorporation and bylaws. This concentration of voting power and control could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to our other stockholders and be disadvantageous to our stockholders with interests different from those individuals. Certain of these individuals also have significant control over our business, policies and affairs as officers or directors of our company. Therefore, you should not invest in reliance on your ability to have any control over our company.

We have broad discretion in the use of the net proceeds from this offering and may use the net proceeds in ways with which you disagree.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our securities. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the net proceeds are being used appropriately. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our securities to decline and delay the development of our product candidates. Pending the application of these funds, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Investors in this offering will experience immediate and substantial dilution in net tangible book value.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of up to 1,111,111 shares of common stock at an assumed public offering price of $4.50 per share and giving effect to our concurrent private placement, and after deducting the underwriters’ discounts and commissions and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $3.12 per share. To the extent that the warrants sold in this offering are exercised, you will experience further dilution. To the extent that additional or outstanding options or warrants are granted and/or exercised you will experience further dilution. See “Dilution” for a more complete description of how the value of your investment in our common stock will be diluted upon the completion of this offering.

We may be unable to establish a liquid market for our common stock or warrants due to the manner in which we became a publicly reporting company.

Because we did not become an SEC reporting company by the traditional means of conducting an initial public offering of our common stock, but rather through a self-registration process, we may be unable to establish a liquid market for our common stock. Moreover, we do not expect security analysts of brokerage firms to provide coverage of our company in the near future. In addition, investment banks may be less likely to agree to underwrite primary or secondary offerings on behalf of our company or its stockholders in the future than they would if we had become a public reporting company by means of an initial public offering of common stock. If all or any of the foregoing risks occur, it would have a material adverse effect on our company.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our common stock or warrants adversely, the price of our common stock or warrants and trading volume could decline.

The trading market for our common stock or warrants may be influenced by the research and reports that securities or industry analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our common stock or warrants adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock or warrants would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price of our common stock or warrants or trading volume to decline.

A sustained, active trading market for our common stock or warrants may not develop or be maintained.

As we are in our early stages, an investment in our company will likely require a long-term commitment, with no certainty of return. Although our common stock is quoted on the OTCQB market under the symbol DRIO, and although in 2014 we have experienced historically periods of high trading volume in our common stock, we cannot predict whether an active market for our common stock or warrants will ever develop or be sustained in the future. None of our warrants are currently listed or trading on any market or trading venue. In the absence of an active trading market:

•	investors may have difficulty buying and selling or obtaining market quotations;

•	market visibility for shares of our common stock and our warrants may be limited; and
•	a lack of visibility for shares of our common stock and our warrants may have a depressive effect on the market price for shares of our common stock.

The OTCQB market is relatively unorganized, inter-dealer, over-the-counter markets that provide significantly less liquidity than NASDAQ or the NYSE MKT (formerly known as the NYSE AMEX). In this event, there would be a highly illiquid market for our common stock and you may be unable to dispose of your common stock at desirable prices or at all. Moreover, there is a risk that our common stock could be delisted from the OTCQB, in which case it might be listed on the OTC Pink, which is even more illiquid than the OTCQB.

The lack of an active market impairs your ability to sell your shares or warrants at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares or warrants. An inactive market may also impair our ability to raise capital to continue to fund operations by selling securities and may impair our ability to acquire additional intellectual property assets by using our securities as consideration.

The market price of our common stock and warrants may be significantly volatile.

The market price for our common stock and warrants may be significantly volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly or annual operating results;
•	changes in financial or operational estimates or projections;
•	conditions in markets generally;
•	changes in the economic performance or market valuations of companies similar to ours; and
•	general economic or political conditions in the United States or elsewhere.

In particular, the market prices for securities of mHealth and medical device have historically been particularly volatile. Some of the factors that may cause the market price of our common stock and warrants to fluctuate include:

•	any delay in or the results of our clinical trials;
•	any delay in manufacturing of our products;
•	any delay with the approval for reimbursement for the patients from their insurance companies;
•	our failure to comply with regulatory requirements;
•	the announcements of clinical trial data, and the investment community’s perception of and reaction to those data;
•	the results of clinical trials conducted by others on products that would compete with ours;
•	any delay or failure to receive clearance or approval from regulatory agencies or bodies;
•	our inability to commercially launch products or market and generate sales of our products, including DarioTM;
•	failure of DarioTM or any other products, even if approved for marketing, to achieve any level of commercial success;
•	our failure to obtain patent protection for any of our technologies and products (including those related to DarioTM) or the issuance of third party patents that cover our proposed technologies or products;
•	developments or disputes concerning our product’s intellectual property rights;
•	our or our competitors’ technological innovations;

•	general and industry-specific economic conditions that may affect our expenditures;
•	changes in market valuations of similar companies;
•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new technologies, or patents;
•	failure to adequately manufacture DarioTM or any other products through third parties;
•	future sales of our common stock or other securities, including shares issuable upon the exercise of outstanding warrants or otherwise issued pursuant to certain contractual rights;
•	period-to-period fluctuations in our financial results; and
•	low or high trading volume of our common stock due to many factors, including the terms of our financing arrangements.

In addition, if we fail to reach an important research, development or commercialization milestone or result by a publicly expected deadline, even if by only a small margin, there could be significant impact on the market price of our common stock and warrants. Additionally, as we approach the announcement of anticipated significant information and as we announce such information, we expect the price of our common stock and warrants to be particularly volatile, and negative results would have a substantial negative impact on the price of our common stock and warrants.

In some cases, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against those companies. Such litigation, if instituted, could result in substantial costs and diversion of management attention and resources, which could significantly harm our business operations and reputation.

Shares eligible for future sale may adversely affect the market for our common stock and warrants.

We have a material number of shares of common stock underlying outstanding warrants and options of our company as well as underlying the shares of our Series A Convertible Preferred Stock issued in our September 2014 Private Placement, the future sale of which could depress the price of our publicly-traded stock. As of the date of this prospectus and after giving effect to our concurrent private placement: (i) 672,006 shares of common stock are issuable upon exercise of outstanding stock options at a weighted average exercise price of $14.76 per share; (ii) 3,609,905 shares of common stock issuable upon exercise of our outstanding warrants at a weighted average exercise price of $8.89 per share and (iii) 623,676 shares of common stock are issuable upon the conversion of our Series A Convertible Preferred Stock. Existing warrants to purchase up to 667,420 shares of common stock and warrants to purchase up to 76,935 shares of common stock contain anti-dilution mechanisms that, if triggered, would result in repricing of such warrants and the issuance of new warrants. The anti-dilution protections become effective at new issuances below $6.24 per share and $5.59 per share, respectively. Assuming the sale of the 1,111,111 shares of common stock and 1,111,111 warrants at an assumed public offering price of $4.50 per share and $0.01 per warrant and the concurrent private placement, 454,021 and 48,198 new warrants would be issued and the price of the warrants would be adjusted to $3.71 and $3.42, respectively. In addition, shares of our common stock are issuable upon exercise of the warrants sold in this offering. If and when these securities are exercised or converted into shares of our common stock, our outstanding shares will increase. Such increase in our outstanding securities, and any sales of such shares, could have a material adverse effect on the market for our common stock and warrants and the market price of our common stock and warrants.

In addition, from time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, after satisfying a six month holding period: (i) affiliated stockholder (or stockholders whose shares are aggregated) may, under certain circumstances, sell within any three month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale and (ii) non-affiliated stockholders may sell without such limitations, provided we are current in our public reporting obligations. Rule 144 also permits the sale of securities by non-affiliates that have satisfied a one year holding period without any limitation or restriction. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale report may have a material adverse effect on the market price of our securities.

The right of the lead investor in our September 2014 Private Placement to participate in future financings of ours could impair our ability to raise capital.

Dicilyon Consulting and Investment Ltd., or Dicilyon, the lead investor in our September 2014 Private Placement, holds preemptive rights, waived in connection with this offering, until September 23, 2016. Erez Raphael, our Chairman and Chief Executive Officer holds voting and dispositive power over our shares held by Dicilyon. These preemptive rights allow this investor to participate in future financings in an amount necessary to maintain its fully-diluted percentage interest in our company. The existence of such preemptive rights, or the exercise of such rights, may deter potential investors from providing us needed financing, or may deter investment banks from working with us. This may have a material adverse effect on our ability to finance our company which, in turn, could lead to our inability to continue our business.

Our shares of common stock and warrants are not yet listed for trading on a national securities exchange.

The listing of our shares of common stock and warrants on a national exchange is a condition to this offering. Although we have applied to have our common stock and warrants listed for trading on The NASDAQ Capital Market, there is no assurance that such listing will be approved or how long such approval could take. Currently, our common stock only trades on the OTCQB and is not listed for trading on any national securities exchange. Investments in securities trading on the OTCQB are generally less liquid than investments in securities trading on a national securities exchange. The pool of potential investors who may buy and sell on the OTCQB is limited. Many institutional investors have policies which preclude them from doing so. You may not be able to sell your securities at the time desired or at the price desired. The failure of our securities to be approved for trading on a national securities exchange may have the effect of limiting the trading activity of our securities and reducing the liquidity of an investment in our common stock. The effects of not being able to list our securities on a national exchange include:

•	limited dissemination of the market price of our securities,
•	limited news coverage,
•	limited interest by investors in our securities,
•	volatility of our stock and warrant prices due to low trading volume,
•	increased difficulty in selling our securities in certain states due to “blue sky” restrictions, and
•	limited ability to issue additional securities or to secure additional financing.

The warrants are speculative in nature.

The warrants offered by us in this offering do not confer any rights of ownership of shares of common stock on its holders, such as voting rights or the right to receive dividends, but only represent the right to acquire shares of common stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the warrants may exercise their right to acquire the shares of common stock and pay an expected exercise price of $[    ] per share [125% of public offering price of common stock], subject to adjustment upon certain events, prior to five years from the date of issuance, after which date any unexercised warrants will expire and have no further value.

As an “emerging growth company” under applicable law, we will be subject to lessened disclosure requirements, which could leave our stockholders without information or rights available to stockholders of more mature companies.

For as long as we remain an “emerging growth company” as defined in the JOBS Act, we have elected to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	taking advantage of an extension of time to comply with new or revised financial accounting standards;
•	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and
•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We expect to take advantage of these reporting exemptions until we are no longer an “emerging growth company”. Because of these lessened regulatory requirements, our stockholders would be left without information or rights available to stockholders of more mature companies.

Because we have elected to use the extended transition period for complying with new or revised accounting standards for an “emerging growth company” our financial statements may not be comparable to companies that comply with public company effective dates.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. While we are not currently delaying the implementation of any relevant accounting standards, in the future we may avail ourselves of this rights, and as a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates. Because our financial statements may not be comparable to companies that comply with public company effective dates, investors may have difficulty evaluating or comparing our business, performance or prospects in comparison to other public companies, which may have a negative impact on the value and liquidity of our common stock.

Our common stock may be considered a “penny stock”, and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Exchange Act. Our common stock may be a “penny stock” if it meets one or more of the following conditions: (i) the stock trades at a price less than $5 per share; (ii) it is not traded on a “recognized” national exchange; or (iii) is issued by a company that has been in business less than three years with net tangible assets less than $5 million.

The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15g-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to: (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

FINRA sales practice requirements may also limit your ability to buy and sell our common stock, which could depress the price of our shares.

Financial Industry Regulatory Authority, Inc. (FINRA) rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares, have an adverse effect on the market for our shares, and thereby depress our share price.

Our compliance with complicated U.S. regulations concerning corporate governance and public disclosure is expensive. Moreover, our ability to comply with all applicable laws, rules and regulations is uncertain given our management’s relative inexperience with operating U.S. public companies.

As a publicly reporting company, we are faced with expensive and complicated and evolving disclosure, governance and compliance laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act and the Dodd-Frank Act, and, following this offering, the rules of the NASDAQ Stock Market. New or changing laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards of a U.S. public company are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Moreover, our executive officers have little experience in operating a U.S. public company, which makes our ability to comply with applicable laws, rules and regulations uncertain. Our failure to company with all laws, rules and regulations applicable to U.S. public companies could subject us or our management to regulatory scrutiny or sanction, which could harm our reputation and stock price.

If we fail to maintain effective internal control over financial reporting, the price of our common stock may be adversely affected.

Our internal control over financial reporting may have weaknesses and conditions that could require correction or remediation, the disclosure of which may have an adverse impact on the price of our common stock. We are required to establish and maintain appropriate internal control over financial reporting. Failure to establish those controls, or any failure of those controls once established, could adversely affect our public disclosures regarding our business, prospects, financial condition or results of operations. In addition, management’s assessment of internal control over financial reporting may identify weaknesses and conditions that need to be addressed in our internal control over financial reporting or other matters that may raise concerns for investors. Any actual or perceived weaknesses and conditions that need to be addressed in our internal control over financial reporting or disclosure of management’s assessment of our internal control over financial reporting may have an adverse impact on the price of our common stock.

Anti-takeover provisions in our charter documents and Delaware law could discourage, delay or prevent a change in control of our company and may affect the trading price of our common stock and warrants.

We are a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders. In addition, our certificate of incorporation and bylaws may discourage, delay or prevent a change in our management or control over us that stockholders may consider favorable. Our certificate of incorporation and bylaws:

•	authorize the issuance of “blank check” preferred stock that could be issued by our Board of Directors to thwart a takeover attempt;

•	provide that vacancies on our Board of Directors, including newly created directorships, may be filled only by a majority vote of directors then in office;
•	provide that special meetings of stockholders may only be called by our Chairman, Chief Executive Officer and/or President or other executive officer, our Board of Directors or a super-majority (66 2/3%) of our stockholders;
•	place restrictive requirements (including advance notification of stockholder nominations and proposals) on how special meetings of stockholders may be called by our stockholders;
•	do not provide stockholders with the ability to cumulate their votes; and
•	provide that our Board of Directors or a super-majority of our stockholders (66 2/3%) may amend our bylaws.

We do not currently intend to pay dividends on our common stock in the foreseeable future, and consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid cash dividends on our common stock and do not anticipate paying any cash dividends to holders of our common stock in the foreseeable future. Consequently, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements,” which include information relating to future events, future financial performance, financial projections, strategies, expectations, competitive environment and regulation. Words such as “may”, “should”, “could”, “would”, “predicts”, “potential”, “continue”, “expects”, “anticipates”, “future”, “intends”, “plans”, “believes”, “estimates”, and similar expressions, as well as statements in future tense, identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will be achieved. Forward-looking statements are based on information we have when those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to significant risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	our lack of operating history;
•	our current and future capital requirements, including having sufficient resources to continue our activity into April 2016 without giving effect to this offering and our ability to satisfy our capital needs through financing transactions or otherwise;
•	our ability to manufacture, market and sell our DarioTM diabetes management solution;
•	our ability to maintain our relationships with key partners;
•	our ability to complete required clinical trials of our product and obtain clearance or approval from the regulatory agents in different jurisdictions;
•	our ability to maintain or protect the validity of our U.S. and other patents and other intellectual property;
•	our ability to launch and penetrate markets in new locations;
•	our ability to implement on-line distribution channels and to generate sales from such channels;
•	our ability to retain key executive members;
•	our ability to internally develop new inventions and intellectual property;
•	interpretations of current laws and the passages of future laws; and
•	acceptance of our business model by investors.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with that may cause our actual results to differ from those anticipate in our forward-looking statements. Please see “Risk Factors” for additional risks which could adversely impact our business and financial performance.

Moreover, new risks regularly emerge and it is not possible for our management to predict or articulate all risks we face, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the 1,111,111 shares of our common stock and warrants to purchase up to 1,111,111 shares of our common stock will be approximately $4.1 million, or approximately $4.9 million if the underwriters exercise in full their option to purchase additional shares and warrants, assuming a public offering price of $4.50 per share and $0.01 per warrant, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each $1.00 increase (decrease) in the assumed public offering price of $4.50 per share would increase (decrease) the net proceeds to us from this offering by approximately $1 million, or approximately $1.8 million if the underwriters exercise their over-allotment option in full, assuming the number of shares and warrants offered by us, as set forth on the cover page of this prospectus, remain the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds received from this offering for increasing our manufacturing capacity, further development of our software platform, sales and marketing efforts to penetrate the U.S. market and other markets, funding our working capital and for general corporate purposes.

The expected use of net proceeds of this offering represents our current intentions based upon our present plan and business conditions. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering. The amounts and timing of our actual use of net proceeds will vary depending on numerous factors. As a result, management will have broad discretion in the application of the net proceeds, and investors will be relying on our judgment regarding the application of the net proceeds of this offering.

Pending the use of the net proceeds of this offering, we intend to invest the net proceeds in short-term investment-grade, interest-bearing securities.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is quoted on the OTCQB market under the symbol “DRIO”. Our common stock began trading on April 9, 2013. The following table sets forth the high and low sales prices per share of our common stock for the periods indicated as reported by the OTCQB. The share values reflected below have been adjusted to give effect to the 1-for-5 reverse split which we implemented on October 6, 2014 and the 1-for-18 reverse split which we effected on February 26, 2016.

	Price Range
Period	High	Low
Year Ended December 31, 2014:
First Quarter	$235.80	$144.00
Second Quarter	$162.90	$72.90
Third Quarter	$102.60	$4.50
Fourth Quarter	$11.70	$1.80
Year Ended December 31, 2015:
First Quarter	$4.68	$3.06
Second Quarter	$8.10	$5.04
Third Quarter	$6.66	$5.22
Fourth Quarter	$11.70	$4.86
Year Ended December 31, 2016:
First Quarter (through February 29, 2016)	$8.82	$5.40

As of February 29, 2016, the last reported price of our common stock quoted on the OTCQB was $5.40 per share. The OTCQB prices set forth above represent inter-dealer quotations, without adjustment for retail mark-up, mark-down or commission, and may not represent the prices of actual transactions.

As of February 29, 2016, we had 232 stockholders of record of our common stock.

We have applied for the listing of our common stock and warrants on The Nasdaq Capital Market under the symbols “DRIO” and “DRIOW,” respectively. No assurance can be given that such applications will be approved or that a trading market will develop. In order to obtain NASDAQ listing approval we effected a 1 for 18 reverse split of our common stock on February 26, 2016.

DIVIDEND POLICY

We have never paid any cash dividends on our common stock. We anticipate that we will retain funds and future earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future following this offering. Any future determination to pay dividends will be at the discretion of our Board of Directors and will depend on our financial condition, results of operations, capital requirements and other factors that our Board of Directors deems relevant. In addition, the terms of any future debt or credit financings may preclude us from paying dividends.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2015:

•	on an actual basis; and
•	on a pro forma as adjusted basis to reflect (i) the sale by us of 1,111,111 shares of our common stock and warrants to purchase up to 1,111,111 shares of our common stock assuming a public offering price of $4.50 per share and $0.01 per warrant, after deducting the underwriting discounts and commissions and estimated offering costs payable by us, (ii) conversion of all outstanding shares of our preferred stock into 623,676 shares of our common stock immediately prior to the closing of this offering, (iii) the sale of 555,555 shares of common stock and warrants to purchase 666,666 shares of common stock pursuant to a private placement to close concurrently with this offering at $4.50 per share and $0.01 per warrant (iv) the issuance upon consummation of this offering of 454,021 warrants at $3.71 per share and 48,198 warrants at $3.42 per share as a result of anti-dilution provisions in certain outstanding warrants and the repricing of outstanding warrants based on the concurrent private placement and updated assumptions used in the calculation of fair value as of March 1, 2016, and (v) the issuance of an aggregate of 44,444 restricted shares of common stock, and 73,333 warrants to purchase common stock at an exercise price of $5.625 per share which expire 5 years from the date of issuance to two finders in connection with the private placement.

	As of December 31, 2015
	Actual	Pro Forma As Adjusted

Common stock $0.0001 par value, 160,000,000 shares authorized, 2,911,788 shares issued and outstanding, actual; 5,332,127 shares issued and outstanding, pro forma, as adjusted	5	1
Additional paid-in capital	41,769	50,772
Accumulated other comprehensive income	—	—
Retained earnings (accumulated deficit)	(43,354)	(43,514)
Total stockholders’ equity (deficiency)	$(1,580)	$7,259
Total capitalization	$(1,580)	$7,259

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our common stock in this offering and the pro forma as adjusted net tangible book value per share immediately after this offering. This calculation does not reflect any dilution associated with the sale and exercise of the warrants. We calculate net tangible book value per share by dividing our net tangible book value, which is tangible assets less total liabilities less debt discounts, by the number of outstanding shares of our common stock as of December 31, 2015. Our historical net tangible book value as of December 31, 2015, was approximately ($1,580,000), or ($0.54) per share of our common stock.

After giving effect to (i) the sale of 1,111,111 shares of our common stock assuming a public offering price of $4.50 per share and $0.01 per warrant, after deducting the underwriting discounts and commissions and estimated offering costs payable by us, (ii) conversion of all outstanding shares of our preferred stock into 623,676 shares of our common stock immediately prior to the closing of this offering, (iii) the sale of 555,555 shares of common stock and warrants to purchase 666,666 shares of our common stock in our concurrent private placement, (iv) the issuance upon consummation of this offering of 454,021 warrants at $3.71 per share and 48,198 warrants at $3.42 per share as a result of anti-dilution provisions in certain outstanding warrants and the repricing of outstanding warrants based on the concurrent private placement and updated assumptions used in the calculation of fair value as of March 1, 2016, and (v) the issuance of an aggregate of 44,444 restricted shares of common stock and 73,333 warrants to purchase common stock at an exercise price of $5.625 per share which expire 5 years from the date of issuance to two finders in connection with the private placement, our pro forma as adjusted net tangible book value as of December 31, 2015, would have been approximately $7.3 million, or $1.38 per share of common stock. This represents an immediate increase in pro forma as adjusted net tangible book value of $1.93 per share to existing stockholders and an immediate dilution of $3.12 per share to investors purchasing shares of common stock in this offering at the assumed public offering price.

The following table illustrates the per share dilution (unaudited):

Assumed public offering price per share		$4.50
Historical net tangible book value per share as of December 31, 2015	$(0.54)
Increase per share attributable to new investors	$1.93
Pro Forma as adjusted net tangible book value per share after this offering		1.38
Dilution in net tangible book value per share to new investors		$3.12

Each $1.00 increase (decrease) in the assumed public offering price of $4.50 per share, would increase (decrease) our pro forma as adjusted net tangible book value after this offering by approximately $1 million, or approximately $1.73 and $2.12, respectively, per share, and the dilution per share to new investors by approximately $2.73 and $1.12 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remain the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase of 1,000,000 shares in the number of shares offered by us would increase our pro forma as adjusted net tangible book value after this offering by approximately $4.1 million, or $1.49 per share, and decrease the dilution per share to new investors by $1.49 per share, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, a decrease of 1,000,000 shares in the number of shares offered by us would decrease our pro forma as adjusted net tangible book value after this offering by approximately $4.1 million, or $2.58 per share, and increase the dilution per share to new investors by $2.58 per share, assuming that the assumed public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing.

If the underwriters exercise in full their option to purchase up to 166,666 additional shares of common stock and/or warrants to purchase 166,666 shares of common stock at the assumed public offering price of $4.50 per share and $0.01 per warrant, the pro forma as adjusted net tangible book value after this offering would be $1.48 per share, representing an increase in net tangible book value of $2.02 per share to existing stockholders and immediate dilution in net tangible book value of $1.83 per share to investors purchasing our common stock in this offering at the assumed public offering price.

SELECTED FINANCIAL DATA

The following table summarizes our financial data. We derived the summary consolidated financial statement data for the years ended December 31, 2015 and 2014 set forth below from our audited consolidated financial statements and related notes contained in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. You should read the information presented below together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements, the notes to those statements and the other financial information contained in this prospectus.

Consolidated Statements of Comprehensive Loss in U.S. dollars in thousands (except stock and stock data)

	Year ended December 31,
	2015	2014
Revenues	$823	$51
Cost of revenues and ramp up of manufacturing	1,678	2,274
Impairment of production line	—	489
Gross loss	855	2,712
Operating expenses:
Research and development	$2,565	$3,943
Sales, marketing and pre-production costs	1,330	1,063
General and administrative	2,948	3,640
Total operating expenses	6,843	8,646
Operating loss	7,698	11,358
Financial expenses (income), net:
Revaluation of warrants	(571)	(2,194)
Other financial expense, net	15	3,713
Total financial expenses (income), net	(556)	1,519
Net loss	$7,142	$12,877
Deemed dividend related to May 2015 exchange agreement	$154	$—
Deemed dividend related to February 2014 exchange agreement	$—	$279
Deemed dividend related to Series A Preferred Stock	$—	$2,899
Net loss attributable to holders of common stock	$7,296	$16,055
Basic and diluted loss per share attributable to holders of common stock	$(3.84)	$(33.30)
Weighted average number of shares of common stock used in computing basic and diluted net loss per share	1,897,755	482,164

Consolidated Balance Sheets in U.S. dollars in thousands

	As of December 31,
	2015	2014
Cash and cash equivalents	$2,671	$1,453
Total assets	$5,077	$3,081
Total non-current liabilities	$4,967	$6,760
Accumulated deficit	$(43,354)	$(36,058)
Total stockholders’ deficiency	$(1,580)	$(5,295)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Prospective investors should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.” You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. The share and per share numbers in the following discussion reflect the 1-for-5 reverse stock split that we effected on October 6, 2014 and the 1-for-18 reverse stock split that we effected on February 26, 2016.

Overview

We are a digital health (mHealth) company that is developing and commercializing a patented and proprietary technology providing consumers with laboratory-testing capabilities using smart phones and other mobile devices. Our principal operating subsidiary, LabStyle Innovation Ltd., is an Israeli company with its headquarters in Caesarea, Israel. We were formed on August 11, 2011 as a Delaware corporation. Our flagship product, DarioTM, is a mobile, real-time, cloud-based, diabetes management solution based on an innovative, multi-feature software application combined with a stylish, ‘all-in-one’, pocket-sized, blood glucose monitoring device, which we call the DarioTM Smart Meter.

We commenced a commercial launch of the free DarioTM application in the United Kingdom in late 2013 and commenced an initial soft launch of the full DarioTM solution (including the app and the Smart Meter) in selected jurisdictions in March 2014 and continued to scale up launch during 2014 in the United Kingdom, the Netherlands and New Zealand, and during 2015 in Australia, Israel and Canada, with the goal of collecting customer feedback to refine our longer-term roll-out strategy. We are consistently adding new additional features and functionality in making DarioTM the new standard of care in diabetes data management. We currently have over 35,000 installs of our iOS app and over 10,000 installs of our Android app.

Through our Israeli subsidiary, Labstyle Innovation Ltd., our plan of operations is to continue the development of our software and hardware offerings and related technology. During 2015, we successfully launched the DarioTM Smart Diabetes Management Solution according to plan and are currently expanding the launch to other jurisdictions. In support of these goals, we intend to utilize our funds for the following activities:

•	ramp up of mass production, marketing and distribution and sales efforts related to the DarioTM application, Smart Meters and test strips;
•	continued product development and related activities (including costs associated with application development and data storage capabilities as well as any necessary design modifications to the various elements of the DarioTM solution);
•	continued work on registration of our patents worldwide;
•	regulatory matters;
•	professional fees associated with being a publicly reporting company; and
•	general and administrative matters.

Readers are cautioned that, according to our management’s estimates, based on our budget and the initial launch of our commercial sales, we believe that we will have sufficient resources to continue our activity only into April 2016 without giving effect to this offering. This includes a small amount of anticipated inflows from sales of DarioTM through distribution partners. As such, we have a significant present need for capital. If we are unable to scale up our commercial launch of DarioTM or meet our commercial sales targets (or if we are unable to ramp up revenues), and if we are unable to obtain additional capital resources in the near term, we may be unable to continue activities, absent a material alternations in our business plans and our business might fail.

Critical Accounting Policies

Our consolidated financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States (or US GAAP). Our fiscal year ends December 31.

This Management’s Discussion and Analysis of Financial Condition and Results of Operations discuss our consolidated financial statements, which have been prepared in accordance with US GAAP. The preparation of these consolidated financial statements requires making estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported revenues and expenses for the reporting periods. On an ongoing basis, we evaluate such estimates and judgments. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ (perhaps significantly) from these estimates under different assumptions or conditions.

While all the accounting policies impact the consolidated financial statements, certain policies may be viewed to be critical. Our management believes that the accounting policies which involve more significant judgments and estimates used in the preparation of our consolidated financial statements, include revenue recognition, inventories, liability related to certain warrants, and accounting for production lines and its related useful life and impairment.

Revenue Recognition

We derive revenues from the sale of our device-specific disposables test strip cartridges, lancets and our DarioTM Smart Meters through distributors or directly to end users. The DarioTM software application is offered for a free download and we do not have a recurring hosting commitment with our end users relating specifically to the application.

Revenues from product sales are recognized in accordance with ASC 605-10, “Revenue Recognition”, when delivery has occurred, persuasive evidence of an agreement exists, the vendor’s fee is fixed or determinable, no further obligation exists and collectability is probable. We generally do not grant a right of return. We assess whether the fee is fixed or determinable based on the nature of the fee charged for the products delivered, the existing contractual arrangements and the distributor’s consistency of payments. When evaluating collectability, we consider whether we have sufficient history to reliably estimate the distributor’s payment patterns.

Through December 31, 2015, product sales to distributors are only recognized as revenues upon receipt of payment. We will apply this policy until we will have sufficient historical experience with each distributor in order to conclude that fee is fixed or determinable and collectability is probable.

We also generate revenues from arrangements with health care providers which include supply of DarioTM Smart Meters and software platform that requires certain customization followed by monthly service, support and maintenance.

When a sales arrangement contains multiple elements, such as software and non-software components, we allocate revenue to each element based on a selling price hierarchy as required according to ASC 605-25, “Multiple-Element Arrangements”, or ASC 605-25. The selling price for a deliverable is based on its Vendor Specific Objective Evidence, or VSOE, or, if available, third party evidence, or TPE, if VSOE is not available, or estimated selling price, or ESP, if neither VSOE nor TPE is available. The best estimate of selling price is established considering several internal factors including, but not limited to, historical sales, pricing practices and geographies in which we offer our products. The determination of ESP is judgmental.

Revenues from software components in sales arrangements containing multiple elements are recognized when all criteria outlined in ASC 985-605, “Software Revenue Recognition”, or ASC 985-605, are met (when persuasive evidence of an arrangement exists, delivery of the product has occurred or the services have been rendered, the fee is fixed or determinable and collectability is probable).

For multiple element arrangements within ASC 985-605, revenues are allocated to the different elements in the arrangement under the “residual method” when VSOE of fair value exists for all undelivered elements and no VSOE exists for the delivered elements. Under the residual method, at the outset of the arrangement with the customer, we defer revenue for the fair value of its undelivered elements and recognize revenue for the remainder of the arrangement fee attributable to the elements initially delivered in the arrangement when the basic criteria in ASC 985-605 have been met. Any discount in the arrangement is allocated to the delivered element.

Since VSOE does not exist for undelivered elements, revenues are recognized as one unit of accounting, on a straight-line basis over the term of the last deliverable based on ASC 605-15 and ASC 985-605.

Liability Related to Certain Warrants

The fair value of the liability for certain warrants issued to investors and our previous placement agents in connection with our financings to date was calculated using the Binomial option-pricing model. We accounted for these warrants according to the provisions of ASC 815, “Derivatives and Hedging — Contracts in Entity’s Own Equity” and, based on the anti-dilution protections contained in part of the warrants and net settlement cash feature contained in other warrants, we classified them as non-current liabilities, measured at fair value each reporting period until they will be exercised or expired, with changes in the fair values being recognized in our statement of comprehensive loss as financial income or expense. The anti-dilution protections feature for certain warrants was valued by calculating a put option. The value of these warrants was calculated using the call option value in addition with the put option value, which reflects the anti-dilution protection, multiplied by the probability that a down round will occur. The value of warrants with net settlement cash feature and liquidated damages penalties which do not include anti-dilution provision was calculated using a call option value.

Fair value for each reporting period was calculated based on the following assumptions:

(1)	Risk-free interest rate — based on yield rates of non-index linked U.S. Federal Reserve treasury bonds.
(2)	Expected volatility — was calculated based on actual historical stock price movements of the Company together with companies in the same industry over a term that is equivalent to the expected term of the option.
(3)	Expected life — the expected life was based on the expiration date of the warrants.
(4)	Expected dividend yield — was based on the fact that the Company has not paid dividends to its shareholders in the past and does not expect to pay dividends to its shareholders in the future.

Our net loss for the year ended December 31, 2015 and 2014 included finance income in the amount of $571,000 and $2,194,000, respectively, with connection to the above-mentioned warrants.

Inventories

Inventory write-down is also measured as the difference between the cost of the inventory and net realized value based upon assumptions about future demand, and is charged to the cost of sales. At the point of the loss recognition, a new, lower-cost basis for that inventory is established, and subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

If there were to be a sudden and significant decrease in demand for our products or if there were a higher incidence of inventory obsolescence because of rapidly changing technology and customer requirements, we could be required to increase our inventory write-downs and our gross margin could be adversely affected. Inventory and supply chain management remain areas of focus as we balance the need to maintain supply chain flexibility, to help ensure competitive lead times with the risk of inventory obsolescence.

During the year ended December 31, 2015, total inventory write-off expenses amounted to $193,000.

Production Lines

Capitalization of Costs.  We capitalize direct incremental costs of third party manufacturers related to the equipment in our production lines. We cease construction cost capitalization relating to our production lines once they are ready for its intended use and held available for occupancy. All renovations and betterments that extend the economic useful lives of assets and/or improve the performance of the production lines are capitalized.

Useful Lives of Assets.  We are required to make subjective assessments as to the useful lives of our production lines for purposes of determining the amount of depreciation to record on an annual basis with respect to our construction of the production lines. These assessments have a direct impact on our net income (loss). Production lines are usually depreciated on a straight-line basis over a period of up to five years, except any renovations and betterments which are depreciated over the remaining life of the production lines.

Impairment of production lines.  We are required to review our production lines for impairment in accordance with ASC 360, “Property, Plant and Equipment,” whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Based on such review, during the year ended December 31, 2014, we recorded a non-cash charge with respect to an impairment of production equipment in the amount of $489,000. During the year ended December 31, 2015, no impairment losses have been recorded.

Extended Transition Period for “Emerging Growth Companies”.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates. Because our financial statements may not be comparable to companies that comply with public company effective dates, investors may have difficulty evaluating or comparing our business, performance or prospects in comparison to other public companies, which may have a negative impact on the value and liquidity of our common stock.

Results of Operations

Comparison of the Year Ended December 31, 2015 to Year Ended December 31, 2014

Revenues

Revenues for the year ended December 31, 2015 amounted to $823,000, compared to $51,000 during the year ended December 31, 2014.

Revenues generated during the year ended December 31, 2015 were derived mainly from the sales of DarioTM’s components, including the Smart Meter itself, through distributors. We recognize revenues on a cash basis, when all revenue recognition criteria are met, until we are able to determine the ability of the distributor to honor its commitment to complete payment.

Cost of Revenues and ramp up of manufacturing

During the years ended December 31, 2015 and 2014, we recorded costs related to revenues and ramp up of manufacturing in the amount of $1,678,000 and $2,274,000, respectively, out of which $193,000 and $1,046,000, respectively, was recorded to cover inventory write-downs due to net realized value which was lower than original cost. In addition, during the year ended December 31, 2014, we recorded an amount of $489,000 in a separate line due to impairment of one of our production lines when we decided to cease its operation. The decrease in cost of revenues and ramp up of manufacturing was mainly due to a decrease in our production costs as well as depreciation costs that were recorded in the fourth quarter of 2014 as a result of the cessation of operation of our old production line.

Cost of revenues consists mainly of cost of device production, employees’ salaries and related overhead costs, depreciation of production line and related cost of equipment used in production, shipping and handling costs and inventory write-downs.

Research and Development Expenses

Our research and development expenses decreased by $1,378,000 to $2,565,000 for the year ended December 31, 2015 compared to $3,943,000 for the year ended December 31, 2014. This decrease was mainly due to decreases in employee payroll and related costs, stock-based compensation expenses, development costs and other costs due to our product launch in 2015.

Research and development expenses consist mainly of payroll expenses to employees involved in research and development activities, expenses related to our DarioTM software application and related Smart Meter device, labor contractors and engineering expenses, depreciation and maintenance fees related to equipment and software tools used in research and development, clinical trials performed in the United States to satisfy the FDA product approval requirements and facilities expenses associated with and allocated to research and development activities.

Sales, Marketing and Pre-production Costs

Our sales, marketing and pre-production costs increased by $267,000 to $1,330,000 for the year ended December 31, 2015 compared to $1,063,000 for the year ended December 31, 2014. This increase was mainly due to an increase in headcount of marketing personnel and public relations efforts towards initiation of sales in the United States in connection with the receipt of FDA certification in December 2015.

Sales and marketing expenses consist mainly of payroll expenses, trade show expenses and on-line marketing.

General and Administrative Expenses

Our general and administrative expenses decreased by $692,000 to $2,948,000 for the year ended December 31, 2015 compared to $3,640,000 for the year ended December 31, 2014. The decrease is mainly due to decreases in employee payroll and related costs due to a change in management structure, stock-based compensation expenses of employees and directors, office maintenance and employee welfare, legal and professional expenses and other expenses.

Our general and administrative expenses consist mainly of payroll and stock-based compensation expenses for management, employees, directors and consultants, legal fees, expenses related to investor relations, as well as our office rent and related expenses.

Finance Income (expenses), net

Our finance income, net, increased by $2,075,000 to $556,000 for the year ended December 31, 2015 compared to ($1,519,000) for the year ended December 31, 2014. Finance income includes mainly the results of a revaluation of warrants to investors and a former placement agent, which are recorded as liability and presented at fair value each reporting period.

Net loss

Net loss for the year ended December 31, 2015 was $7,142,000. Net loss for the year ended December 31, 2014 was $12,877,000. The decrease from 2014 was mainly due to commencement of revenues in the fourth quarter of 2014 and continuing increases in revenues during 2015 coupled with a decrease of $3,660,000, or 32%, in operating costs during 2015.

Net operating loss carryforwards

We had U.S. federal net operating loss carryforwards of approximately $4,877,000 at December 31, 2015. This loss carryforwards expire principally beginning in 2031 through 2035.

Our Israeli subsidiary has accumulated net operating losses for Israeli income tax purposes as of December 31, 2015 in the amount of approximately $18,675,000. The net operating losses may be carried forward and offset against taxable income in the future for an indefinite period.

In accordance with GAAP, it is required that a deferred tax asset be reduced by a valuation allowance if, based on the weight of available evidence it is more likely than not (a likelihood of more than 50 percent) that some portion or all of the deferred tax assets will not be realized. The valuation allowance should be sufficient to reduce the deferred tax asset to the amount which is more likely than not to be realized. As a result, we recorded a valuation allowance with respect to our deferred tax asset. Under Sections 382 and 383 of the Internal Revenue Code, if an ownership change occurs with respect to a “loss corporation” (as defined in the Internal Revenue Code), there are annual limitations on the amount of the net operating loss and other deductions which are available to us.

Liquidity and Capital Resources

As of December 31, 2015, we had approximately $2,671,000 in cash and cash equivalents compared to $1,453,000 at December 31, 2014.

We have experienced cumulative losses of $43,354,000 from inception (August 11, 2011) through December 31, 2015, and have a stockholders’ deficiency of $1,580,000 at December 31, 2015. In addition, we have not completed our efforts to establish a stable recurring source of revenues sufficient to cover our operating costs and expect to continue to generate losses for the foreseeable future. There is no assurances that we will be able to obtain an adequate level of financing needed for our near term requirements or the long-term development and commercialization of our product. These conditions raise substantial doubt about our ability to continue as a “going concern”.

Since inception, we have financed our operations primarily through private placements of our common stock and warrants to purchase shares of our common stock, receiving aggregate net proceeds totaling $31,100,000 as of December 31, 2015, approximately $2,000,000 of which was raised during February and March 2015 pursuant to a private placement, or the February 2015 Private Placement, pursuant to which we issued 627,035 shares of our common stock and warrants to purchase an aggregate of 313,538 shares of our common stock, $453,000 which was raised following the entry on May 15, 2015 into warrant exercise and replacement agreements, or the Exercise and Replacement Agreements, with certain of the investors and the placement agent, or the Buyers, in our February 2015 Private Placement. The purpose of the Exercise and Replacement Agreements was to induce the exercise of the warrants issued in the February 2015 Private Placement, or the Warrants, into 106,881 shares of our common stock at an exercise price of $4.32 per share. In connection with the Exercise and Replacement Agreements and the exercise of the Warrants, we issued to the Buyers additional warrants to purchase an aggregate of 106,881 shares of our common stock at an exercise price of $4.32 per share. In connection with the issuance of the Warrants to purchase an aggregate of 106,881 shares of our common stock we recorded in the second quarter of 2015 a deemed dividend in the amount of $154,000.

In July and August 2015, we consummated a private placement, or the July 2015 Private Placement, pursuant to which we issued 463,960 shares of our common stock, Series A Warrants to purchase 231,987 shares of our common stock at an exercise price of $6.30 per share and Series B Warrants to purchase 231,987 shares of our common stock at an exercise price of $7.20 per share for an aggregate gross consideration of approximately $2,500,000. With respect to the July 2015 Private Placement our issuance costs were approximately $181,000 ($122,000 out of which related to commissions and fees of the placement agent). In addition, we agreed to grant to the placement agent 2,778 restricted shares of our common stock, to the placement agent and a selected dealer an aggregate of 49,910 warrants at exercise prices of $5.40, $6.30 and $7.20 per share, and to certain finders that assisted with the July 2015 Private Placement 13,630 restricted shares of our common stock, 20,793 non-plan stock options to purchase 20,793 shares of common stock and 34,424 warrants at exercise prices of $6.30 and $7.20 per share.

On November 19, 2015, we consummated a private placement, or the November 2015 Private Placement, pursuant to which we issued 424,919 shares of common stock and warrants exercisable for an aggregate of 424,919 shares of common stock for an aggregate gross consideration of approximately $2,300,000. The warrants issued in the November 2015 Private Placement consisted of a Series A warrant to purchase 0.7 shares of our common stock, immediately exercisable at an exercise price of $6.66 per share and expiring 16 months from the date of the closing and a Series B warrant to purchase 0.3 shares of common stock, immediately exercisable at an exercise price of $7.74 per share and expiring 36 months from the date of the closing. In connection with the November 2015 Private Placement we agreed to issue to certain finders 21,304 restricted shares of common stock, 24,424 non-plan stock options to purchase 24,424 shares of common stock and 45,729 warrants subject to the same terms as those issued to investors.

On December 24, 2015, we consummated a private placement, or the December 2015 Private Placement, pursuant to which we issued 81,222 shares of common stock and a warrant exercisable for an aggregate of 81,222 shares of common stock for an aggregate gross consideration of approximately $500,000. The warrant issued in the December 2015 Private Placement consisted of a warrant to purchase shares of our common stock, immediately exercisable at an exercise price of $6.16 per share and expiring 6 months from the date of the closing.

According to our management’s estimates, based on our budget and the initial launch of our commercial sales, we believe that we will have sufficient resources to continue our activity into April 2016 without raising additional capital. This includes an amount of anticipated inflows from sales of DarioTM through distribution partners and to direct customers.

As such, we have a significant present need for capital. If we are unable to scale up our commercial launch of DarioTM or meet our commercial sales targets (or if we are unable to generate any revenue at all), and if we are unable to obtain additional capital resources in the near term, we may be unable to continue activities absent material alterations in our business plans and our business might fail.

Additionally, readers are advised that available resources may be consumed more rapidly than currently anticipated, resulting in the need for additional funding sooner than expected. Should this occur, we will need to seek additional capital earlier than anticipated in order to fund (1) further development and, if needed, testing of our DarioTM Smart Meter and its related application and data storage components, (2) our efforts to obtain regulatory clearances or approvals necessary to be able to commercially launch DarioTM, (3) expenses which will be required in order to start and expand production of DarioTM, (4) sales and marketing efforts and (5) general working capital. Such funding may be unavailable to us on acceptable terms, or at all. Our failure to obtain such funding when needed could create a negative impact on our stock price or could potentially lead to the failure of our company. This would particularly be the case if we are unable to commercially launch DarioTM in the jurisdictions and in the timeframes we expect.

Cash Flows

The following tables sets forth selected cash flow information for the periods indicated:

	December 31,
	2015	2014
	$	$
Cash used in operating activities:	(6,277,000)	(8,581,000)
Cash used in investing activities:	(113,000)	(429,000)
Cash provided by financing activities:	7,608,000	8,200,000
	1,218,000	(810,000)

Net cash used in operating activities

Net cash used in operating activities was $6,277,000 for the year ended December 31, 2015 compared to $8,581,000 used in operations for the same period in 2014. Cash used in operations decreased mainly due to decreases in employee payroll and related costs, overhead costs, legal and professional expenses and other expenses, coupled with an increase in cash due to ramp-up of revenues during the year ended December 31, 2015.

Net cash used in investing activities

Net cash used in investing activities was $113,000 for the year ended December 31, 2015 compared to $429,000 for the year ended December 31, 2014. Cash used in investing activities decreased mainly due to the decrease in the purchase of property and equipment.

Net cash provided by financing activities

Net cash provided by financing activities was $7,608,000 for the year ended December 31, 2015 compared to $8,200,000 for the year ended December 31, 2014. During the year ended December 31, 2015, we raised net proceeds in an amount of $7,075,000, of which $1,956,000 was raised through our February 2015 Private Placement, $2,325,000 was raised through our July 2015 Private Placement, $2,294,000 was raised through our November 2015 Private Placement and $500,000 was raised through our December 2015 Private Placement. In addition, we raised $453,000 in May 2015 through our Warrant Exercise and Replacement Agreements with the Buyers from our February 2015 Private Placement.

Contractual Obligations

Set forth below is a summary of our current obligations as of December 31, 2015 to make future payments due by the period indicated below, excluding payables and accruals. We expect to be able to meet our obligations in the ordinary course. Operating lease obligations are for motor vehicle and real property leases which we use in our business. Purchasing obligations consists of outstanding purchase orders for materials and services from our vendors.

	Payments due by period (U.S. dollars)
Contractual Obligations	Total	Less than 1 year	1 – 3 years
Operating Lease Obligations	$274	$220	$54
Purchasing Obligations	2,395	2,395	—
Total contractual cash obligations	$2,669	$2,615	$54

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements as defined under Securities and Exchange Commission rules.

Contingencies

We account for our contingent liabilities in accordance with ASC 450 “Contingencies”. A provision is recorded when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

With respect to legal matters, provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. Currently, we are not a party to any ligation that we believe could have a material adverse effect on our business, financial position, results of operations or cash flows.

BUSINESS

Overview

We are a digital health (mHealth) company that is developing and commercializing a patented and proprietary technology providing consumers with laboratory-testing capabilities using smart phones and other mobile devices. Our principal operating subsidiary, LabStyle Innovation Ltd., is an Israeli company with its headquarters in Caesarea, Israel. We were formed on August 11, 2011 as a Delaware corporation. Our flagship product, DarioTM, which we also refer to as our DarioTM Smart Diabetes Management Solution, is a mobile, real-time, cloud-based, diabetes management solution based on an innovative, multi-feature software application combined with a stylish, ‘all-in-one’, pocket-sized, blood glucose monitoring device, which we call the DarioTM Smart Meter.

The DarioTM Smart Diabetes Management Solution is targeted at the mHealth app market currently estimated at $10 billion with expected growth of 15% to $31 billion by 2020 according to Research2Guidance. In addition, we are also focusing on the global diabetes care devices market for diabetic blood glucose self monitoring, known as BGMS, that is expected to reach approximately $24.6 billion by 2020 according to researchandmarkets.com. Diabetes is a disease where insufficient levels, or a total absence, of the hormone insulin produces high levels of glucose in the bloodstream, which can lead to long term adverse effects on a patient’s blood vessels, which in turn can lead to heart attack, stroke, high blood pressure, blindness, kidney disease and nerve damage. As part of controlling blood sugar, many patients must self-monitor their blood glucose levels using home testing kits (called glucose meters) and treat high and low blood sugar episodes accordingly to avoid the complications from the disease. We believe that by allowing patients to properly monitor the disease, provide actionable insights in real-time and create an online link to healthcare providers, this will ultimately improve patient outcomes and reduce healthcare costs — both critical advantages for the diabetes industry.

DarioTM is a comprehensive, digital diabetes management solution utilizing our patented and proprietary technology delivered through a cutting edge software application (commonly known as an “app”) available for iPhone or Android and cloud-based data services with a novel BGMS device (the DarioTM Smart Meter) that connect via a device’s audio jack consisting of a lancet (to obtain a blood sample), a device-specific disposable test strip cartridge and a smart mobile device-driven glucose reader adaptor. Roughly the size of a pack of gum, we believe that the DarioTM Smart Meter has the potential to replace standalone glucose meters and their kits (lancing, lancets and strips vials) which are the current market standard, most of which have the necessary testing components separated from one another in what we believe is a cumbersome design. Moreover, all but a few glucose meters lack an interface with a smart mobile device, and none presently have the software features associated with DarioTM, each of which we believe will distinguish DarioTM as an alternative in the marketplace.

Beyond the benefits of individual diabetes management, we envision the DarioTM application becoming the centerpiece in a new era of interconnected devices and services, providing healthier and better lives for diabetic patients worldwide. With every single measurement captured and stored on a secure cloud data base, LabStyle’s software driven, comprehensive data-management technology has the potential to deliver actionable insight and analytical tools to manage individual patients or large populations, as well as provide a complete and comprehensive “big data” solution for healthcare providers and payers.

Beyond blood glucose testing, LabStyle’s technology provides a body-fluid testing apparatus for performing metered measurement of samples utilizing: (i) a lancing device to obtain a test sample (blood in the case of DarioTM); and (ii) an adaptor specifically designed to connect a strip devised to absorb the sample, which then produces an electric signal indicating the level of the substance tested for in the sample. The adaptor is then connected to a smart mobile device via the headphone jack, which allows the test signal to be transmitted to the smart mobile device, which will then utilize our software application to obtain and display the test result on the device. This is coupled with a set of software features available via a smart mobile device application as well as cloud-based services, in real-time. We are presently pursuing patent applications in multiple jurisdictions covering the specific processes related to blood glucose level measurement as well as more general methods of rapid tests of body fluids using mobile devices and cloud-based services. On August 5, 2014, we were issued a U.S. patent (No. 8,797,180) relating to how the DarioTM blood glucose monitor draws power from and transmits data to a smart phone via the audio jack port and on September 8, 2015, we were issued a U.S. patent (No. 9,125,549) that broadens our registered patent No. 8,797,180 to include testing of other bodily fluids through an audio jack connection. We believe these represent critical intellectual property recognition and a significant initial validation of our intellectual property efforts.

On September 23, 2013, we announced our receipt of CE Mark certification to market DarioTM. The receipt of the CE Mark (which incorporated positive data from clinical user performance studies undertaken in Israel) allows DarioTM to be marketed and sold in 32 countries across Europe as well as in certain other countries worldwide. On March 5, 2014, MDSS, our European Authorized Representative, completed the registration of the DarioTM Smart Meter with the German Authority as required by Article 10 of Directive 98/79/EC on in vitro diagnostic medical devices.

On December 22, 2015, we announced that the FDA has granted 510(k) clearance for the Dario Blood Glucose Monitoring System, including its components, the Dario Blood Glucose Meter, Dario Blood Glucose Test Strips, Dario Glucose Control Solutions and the Dario app on the Apple iOS 6.1 platform and higher. The receipt of FDA clearance allows DarioTM to be marketed and sold in the United States and is a significant milestone towards marketing and commercialization of Dario in the United States in the first quarter of 2016.

We are also actively investigating regulatory clearance pathways for DarioTM in Asia and South America.

In December 2013, we began offering free downloads of the DarioTM software application in selected jurisdictions, and in March 2014, we commenced our global multi-market launch of the DarioTM Smart Diabetes Management Solution in selected regions.

In June 2014, we were granted (effective September 1, 2014) reimbursement status in England and Wales for strips and lancets to be utilized together with the DarioTM Smart Meter. We are actively pursuing reimbursement coverage in other jurisdictions.

In July 2014, we received approval from Israel’s Ministry of Health to sell the DarioTM Smart Meter for diabetes in Israel and also released the DarioTM Diabetes Management App for Android smartphone users. The Android mobile application will have the same user interface and features as the iOS DarioTM application and we are planning a soft launch in select markets, including the United Kingdom and New Zealand.

In August 2014, we received Therapeutic Goods Administration, or TGA, certification to market the DarioTM in Australia. We were also granted reimbursement status for the DarioTM test strips in Australia by the NDSS.

In December 2014, we entered into an agreement with Israel’s leading Health Maintenance Organization (HMO), Maccabi Healthcare, or MOMA, to implement a comprehensive DarioTM digital suite for patients and professionals. The agreement with MOMA (Maccabi TeleCare unit) represents an additional revenue stream channel for DarioTM. We believe this revenue channel demonstrates the significant potential available in software-based services and value added services with HMOs and other strategic partners worldwide. The DarioTM application for MOMA is a proprietary customized diabetes management solution that enables remote treatment for diabetes and aims to improve overall outcomes for patients leveraging mHealth technology for effective engagement of health care professionals.

In February 2015, we obtained National Pharmaceutical Product Interface (known as NAPPI) approval and have registered DarioTM for sale in South Africa.

In March 2015, we started marketing the DarioTM Smart Diabetes Management Solution in the Netherlands and New Zealand as a private, out of pocket offering (no reimbursement).

In May 2015, we received Health Canada approval to market and sell DarioTM in Canada and we commenced sales in Canada in June 2015. The majority of Canadian medical plans are currently providing reimbursement coverage for DarioTM.

In December 2015, we commenced registration for the of the DarioTM Lite in Italy.

DarioTM Smart Diabetes Management Solution has fully launched and begun penetrating most of the above mentioned markets with additional launch and market penetration plans for Italy, India, Panama, Costa Rica and the United States, all of which are planned for the first half of 2016. We are consistently adding additional features and functionality in making DarioTM Smart Diabetes Management Solution the new standard of care in diabetes data management.

In the United States we plan to commence commercialization once our devices and test strips are packaged and labeled according to FDA guidelines. We intend to generate demand through a digital direct to consumer campaign. Customers will initially be able to purchase the product directly through our e-store or via Amazon. Third party distribution channels are expected to go live through the first and second quarters of 2016 to facilitate a subscription-based service via our proprietary store. We also intend to continue to broaden our reach via distribution agreements with national and regional DME and pharmacy chains.

In order to expand our global market reach in terms of smartphone support and lower pricing, we intend to expand our product offerings in three main areas: (1) we are developing DarioTM Lite, a less expensive version of our BGMS which includes the same blood glucose meter as our DarioTM, offers a 50 strip vial holder, and excludes a lancing device, (2) we are developing Dario for additional models of smartphones that operate the Android operating system and which are not typically available in western countries, and (3) we plan to package strips in vials containing 50 strips versus the existing product that contains 25 strips. We believe these additional offerings will assist us in penetrating additional cost sensitive markets.

Although we are initially targeting only the large and growing BGMS market, we believe our technology has the potential to cover dozens of laboratory tests of bodily fluids (including blood, urine and saliva) that could potentially be undertaken using a smart mobile device, including blood coagulation, cholesterol, HIV and others.

By using smart mobile devices (which are used by millions of people around the world) as the heart of the test device, we believe that patients will more readily perform on-the-go testing, leading to increased usage and better healthcare management. In addition, the integration with the smart mobile device enables the data to be seamlessly integrated into a comprehensive data management program which incorporates features such as a results and trends log, community and alert features and personalized lifestyle change recommendations. In short, DarioTM will epitomize our company vision — Delivering innovative digital health solutions to humans.

Our Initial Product — DarioTM

We believe that the diabetic disease management market presents the most attractive initial application for our proprietary technology as there are millions of potential diabetic users of a smart mobile device-enabled glucose monitoring technology. As such, our first product, which we also refer to as the DarioTM Smart Diabetes Management Solution, will seek to revolutionize the way diabetic patients around the world manage their disease and connect with healthcare providers and others, making the DarioTM solution user-centric, engaging and accessible to all.

The full DarioTM diabetes management solution consists of a robust, real-time, cloud-based software application combined with the DarioTM Smart Meter. Roughly the size of a pack of gum, the DarioTM Smart Meter is an all-in-one device that includes the glucose reader which is connected to a smart mobile device via the device audio jack, along with a lancing device (a reusable blood-sampling device, when loaded with a disposable lancet) and an integrated, disposable cartridge for test strips. Beyond the benefits of individual diabetes management, we envision the DarioTM application becoming the centerpiece in a new era of interconnected devices and services, providing healthier and better lives for diabetic patients worldwide. With every single measurement captured and stored on a secure cloud data base, LabStyle’s software driven, comprehensive data-management technology has the potential to deliver actionable insight and analytical tools to manage individual patients or large populations, as well as provide a complete and comprehensive “big data” solution for healthcare providers and payers.

Our revenues are derived from sales of DarioTM’s components, including the Smart Meter itself, which is priced similarly to blood glucose monitors in the marketplace, and principally from the recurring sale of our disposable cartridges with 25 test strips. Our customers receive access to our smart mobile device application, which incorporate tools to help diabetic patients manage their disease. Importantly, our revenue model is driven by the fact that only our test strips, purchased through us and our partners, are able to be utilized with the DarioTM Smart Meter and software, so it is our expectation that we will be the sole source for DarioTM compatible test strips. In addition to Smart Meter and test strip related revenue, we anticipate to generate revenues in the future from our ability to offer DarioTM’s subscribers additional products and services based on personalized recommendations, such as location-based, low-sugar food recommendations and the ability to send alerts to caregivers and family and friends. It is our intention to generate and sustain revenue not only from the consumables but also from software licensing and added value services so that the data monetization revenue channel becomes a significant contributor to the company’s gross margin. We plan to monetize the comprehensive data that is collected in the DarioTM cloud as a result of various offerings such as a platform for diabetes related clinical trials.

We believe the following features of our DarioTM solution and the manner in which we plan to market and distribute the product will help position DarioTM to gain users and drive revenue growth:

•	Look and Feel. While utilizing the same state of the art electro-chemical, blood-based measurement techniques as standard glucose monitors offers familiar usability, the DarioTM blood glucose monitor is easily integrated with the patient’s own smart mobile device that offers a distinctive look and feel. Furthermore, unlike the market standards, the DarioTM Smart Meter has an integrated lancing device and disposable strip cartridge. This eliminates the need for a separate glucose monitor, lancing device and strip vial and, we believe, will make DarioTM the Smart Meter among the smallest footprint in the market. Furthermore, DarioTM has novel applications incorporating software tools to help diabetic patients manage their disease.
•	Large Market of Potential Users. Our reliance on diabetics within the massive smart mobile device market gives us an established potential user-base. The most recent publicly available reports from Nielsen indicate that in the U.S., smartphone usage continues to climb. More than three out of five (61%) mobile subscribers in the U.S. owned a smartphone during the most recent three-month period for which data is available (March-May 2013), up more than 10% since smartphones became the mobile majority in early 2012. In March 2012, 50% of mobile subscribers used smartphones, making up the majority for the first time. Moreover, according to a Research2Guidance report from 2014, the percentage of people with diabetes who own a smartphone and will utilize apps to manage their condition is 1.2% or approximately 3.7 million people in 2014, growing to an anticipated 7.8%, or approximately 24 million people, by 2018, which would represent an increase of 650%. In many countries (including the U.S.), smart mobile devices are also typically subsidized by the cellular providers through discounted pricing associated with related plan subscriptions, enabling DarioTM to benefit from the extensive marketing by cellular companies of these devices. We believe that it is reasonable to assume that the percentage of smart mobile device users with diabetes mirrors that of the general population.
•	Marketing and Distribution. We primarily use distribution partners to market and sell DarioTM in Europe as well as in New Zealand, Australia and Canada. In the U.S. we are planning to use online distribution channels to sell directly to customers and to also contract with nonexclusive distributors and partners. In addition, we have initiated our own direct to consumer marketing channel to support our sales efforts. In Israel, we have developed a direct sales and marketing channel through e-commerce. Our direct to consumer, online distribution plan will continue to supplement our distributors’ efforts and enables a direct communication channel with the market and the diabetic community. This approach is also designed to effectively create brand awareness with a significantly reduced use of our capital resources versus the amounts required via the traditional, offline retail channels. In some additional jurisdictions, we may adopt a direct sales model in addition to utilizing local distributors.
•	“Expanding the Pie”. Our goal is to obtain significant market share using technological innovations and by expanding the total BGMS market size “pie” through offering a user-friendly diabetes management solution that utilizes an existing platform and installed potential user base (smart mobile devices and smart mobile device users, respectively). We will endeavor to emphasize the user friendly nature of DarioTM to expand the total BGMS market size by encouraging existing diabetes patients to test their glucose levels more frequently and by encouraging the “non-testing” population to adopt glucose monitoring.
•	Competitive Cost of Goods Sold. Based on our market research and discussions with our test strip manufacturer, we believe that our anticipated outsourced manufacturing cost of the test strips will be similar to our estimate of our competitors’ cost for existing single-use disposable strips. In addition, we believe the manufacturing costs of our DarioTM Smart Meter will be competitive with those of the leading glucose meters.
•	Opportunities for Commercialization Partnerships. Healthcare and pharmaceutical company entrants into the BGMS market (such as Perigo and Sanofi) are licensing and/or acquiring technologies, seeking differentiation, thereby providing us with opportunities for more rapid commercialization through partnerships. Therefore, we plan to explore the possibility of entering into commercialization agreements, including an upfront payment, supply agreement and royalty payments, with strategic partners.

Currently there are a few new market entrants in the BGMS space that are attempting to utilize computer or smart mobile device connectivity, including the Sanofi IBGStar, Medisana GlucoDock, Philosys Gmate Smart, and iHealth Align. We believe that none of these devices offer the integration of an all-in-one unit that includes a lancing device and strip cartridge as DarioTM does. We further believe that these competitors provide limited capabilities over their diabetes management apps as compared to the DarioTM application.

As a result, we believe DarioTM will bring an entirely new dynamic to the BGMS device market. We believe that our primary business model for DarioTM is clean and simple — sales of proprietary glucose test strips (the disposable component) directly to consumers, leveraging an installed base of mobile phones. The entire mechanism consists of a small and simple adaptor combined with a strip which is connected to the smart mobile device’s headphone jack, with the strip test results being read by the smart mobile device.

We also believe that this business model is the foundation for a broader push to improve the health care system. An application that is always in your pocket and used multiple times per day is an ideal platform to support people living with diabetes, their health care providers, and health systems. Our application is designed to improve health outcomes and reduce costs through increased insights, motivating tools and automation.

Background on Diabetes

Diabetes is a chronic disease that arises when the pancreas does not produce enough (or ceases to produce) insulin, or when the body cannot effectively use the insulin it produces. Insulin is a hormone made by the pancreas that enables cells to take in glucose from the blood and use it for energy. Failure to produce insulin, or of insulin to act properly, or both, leads to raised glucose (sugar) levels in the blood (hyperglycemia), which can be detected with a blood test. Excess glucose in the blood has been shown to cause damage to blood vessels and is thus associated with long-term damage to the body and failure of various organs and tissues, including the retina and the kidneys. There are three main types of diabetes:

Type 1 diabetes, sometimes called insulin-dependent, or juvenile, diabetes, is caused by an auto-immune reaction where the body’s defense system attacks the insulin-producing cells located in a person’s pancreas. The reason why this occurs is not fully understood. People with Type 1 diabetes produce very little or no insulin. The disease can affect people of any age, but usually occurs in children or young adults. People with this form of diabetes need injections or infusions of insulin every day in order to control the levels of glucose in their blood. Type 1 diabetes patients constitute approximately 10% of the overall number of patients, but are much more extensive users of BGMS, as these diabetics need to measure their glucose levels 4 – 10 times day (versus once or twice a day for most Type 2 diabetic patients). The vast majority of Type 1 diabetes patients are insulin dependent.

Type 2 diabetes is sometimes called adult-onset diabetes and accounts for at least 90% of all cases of diabetes. It is characterized by insulin resistance and relative insulin deficiency, either of which may be present at the time that diabetes becomes clinically manifest. The diagnosis of Type 2 diabetes usually occurs after the age of 40 but can occur earlier, especially in populations with high diabetes incidence. Type 2 diabetes can remain undetected for many years and the diagnosis is often made from associated complications or incidentally through an abnormal blood or urine glucose test. It is often, but not always, associated with obesity, which may contribute to insulin resistance and lead to elevated blood glucose levels. A growing portion of the Type 2 diabetes patients are insulin dependent or use insulin as part of their treatment.

Gestational diabetes (GDM) is a form of diabetes consisting of high blood glucose levels during pregnancy. It develops in one in 25 pregnancies worldwide and is associated with complications in the time period immediately before and after birth. GDM usually disappears after pregnancy but women with GDM and their offspring are at an increased risk of developing Type 2 diabetes later in life. Approximately half of women with a history of GDM go on to develop Type 2 diabetes within five to ten years after delivery.

We also believe we will be able to support patients with pre-diabetes, also called metabolic syndrome. Metabolic syndrome is a combination of medical disorders that increase the risk of developing cardiovascular disease and diabetes. According to the National Institutes of Health, during the years 2009 – 2012, 37% of U.S. adults ages 20 years or older had pre-diabetes, with 51% of those ages 65 years or older, leading the NIH to estimate that approximately 86 million persons in the U.S. had pre-diabetes in 2012. This population is typically prescribed with periodic lab-based glucose level testing (which requires a doctor visit, significantly reducing the compliance level) and typically does not involve the utilization of self-monitoring glucose devices.

The Diabetic and BGMS Markets and the DarioTM Solution

Diabetes is a growing epidemic for which no cure exists, but for which treatments (including a regimen of frequent blood glucose testing) are available. The medical journal Lancet has reported that number of worldwide diabetics has doubled over the past thirty years. While about 70% of the increase has been attributed in the Lancet report to population growth and aging, the balance was linked to changing diets, rising obesity levels and less physical activity.

According to International Diabetes Foundation (IDF), approximately 387 million people worldwide were estimated to have diabetes in 2014. The greatest number are between 40 and 59 years old. If these trends continue, by 2035, some 592 million people, or almost one adult in 10, will have diabetes. In Europe, there were 56.3 million people with diabetes in 2013 according to IDF. There were approximately 29.1 million diabetics in the U.S. in 2012 according to the American Diabetes Association (ADA), or 9.3% of the population. In the U.S., one in four adults have diabetes. An additional 86 million U.S. adults had pre-diabetes in 2012, which puts them at high risk for developing Type 2 diabetes. Approximately 138 million adult diabetics live in China and India, with approximately 12 million in Brazil and 10 million in Russia.

It is estimated that the costs of diabetes complications account for between 5% and 10% of total healthcare spending in the world. In the United States, the ADA estimates that the total cost of diagnosed diabetes has risen from $174 billion in 2007 to $245 billion in 2012. Early diagnosis of warning signs and ongoing monitoring of diabetes are the keys to the prevention and treatment of the disease, with blood glucose monitoring being the primary method of diagnosis and disease management, coupled with matching blood glucose readings with food (i.e., carbohydrate) and insulin or other medication intake.

Since blood glucose self-monitoring is a key part of managing diabetes, the market for BGMS products required to service these many patients is also large. As reported in a press release published by Transparency Market Research, the blood glucose self-monitoring market is currently estimated to be $12 billion and is expected to grow to an estimated $27 billion by 2022. The same source also notes that the total diabetes management market was $50.8 billion in 2011 and is estimated to reach $98.4 billion by 2018. The biggest drivers for growth in the diabetes device market will be the increased prevalence and awareness of diabetes. The U.S. is the largest market, contributing close to 40% of the global market for these devices. In fact, the BGMS testing market, which barely existed in 1980, now accounts for approximately a quarter of the entire in vitro diagnostics industry.

Key factors driving market growth include increasing number of people with diabetes, growing patient awareness, technological advancements and increasing number of patients adopting blood glucose self-monitoring. In addition, the affordable cost of blood glucose test strips, and increase in daily monitoring, are also expected to contribute to market growth. As such, BGMS represents a large market that has grown significantly over the past 30 years and is expected to continue to grow.

It is important to note that the diabetic market is a first point of entry for LabStyle and the goal of providing mHealth/Digital health solution for a variety of chronic and wellness related conditions based on mobile device testing will grant us access to a much larger market. The DarioTM Smart Diabetes Management Solution is targeted at the mHealth app market currently estimated at $10 billion with expected growth of 15% to $31 billion by 2020.

Industry Background and the DarioTM Opportunity

From a competition perspective, four companies currently dominate the BGMS business, controlling approximately 90% of the market: Roche Diagnostics (part of Hoffman-LaRoche), LifeScan (a Johnson & Johnson company), Bayer Healthcare Division, and Abbott Laboratories. These “big four” offer a wide variety of BGMS products and have led the market since the late 1990s. Numerous second-tier and third-tier competitors, including several in Asia, hold the remaining 10% of the market. We believe that the BGMS offerings by all vendors are comparable, with mild differentiation of the main feature sets of the devices. This is akin to the differentiation among personal computers (PCs) during the 1990s and 2000s, where most of them had the same key feature set of Microsoft Windows and Intel Processors.

We believe that the increasing global adoption of mobile phones has created an opportunity for disruption in BGMS market. The DarioTM solution, which features a compact all-in-one Smart Meter coupled with iOS, Android and web-based apps, is intended to eliminate the need for separate glucose monitors, carb-calculators and cumbersome dependency on wired, computer-based logging tools. Our intention is for DarioTM to not only deliver the best blood glucose monitoring experience, but also use the unique capabilities of mobile smart mobile devices to deliver better health outcomes.

With respect to the U.S. BGMS market, the principal barriers to entry (all of which we believe the features of DarioTM can overcome) can be summarized as follows:

•	Achieving significant product differentiation in the eyes of diabetes patients or insurance payers. We believe that DarioTM offers a novel design that is compatible with the usability of the current devices, yet offers a modern look and feel when compared to products in the marketplace. Marketing of the product directly to consumers will emphasize the product’s distinguishing attributes, without incurring the significant product introduction expenses typically incurred for the marketing of a standard glucose meter via traditional retail channels.
•	Costs. We anticipate that low manufacturing costs for the DarioTM dongle (the part of the Smart Meter that attaches to the phone jack) and the similarity to our competitors’ estimated cost of manufacturing the strips, when coupled with the direct-to-consumer marketing, creates the potential for providing us with a meaningful cost advantage versus most vendors of traditional glucose meters.
•	Difficulty obtaining shelf space at the pharmacy. With many products on the market, a new entrant has to battle for visibility on the shelf. DarioTM will limit this obstacle by emphasizing Internet based direct-to-consumer marketing and sales.
•	The challenge of influencing diabetes specialists to recommend another BGMS product to patients. We will seek to introduce and present DarioTM to the medical community through our participation in academic and professional conferences. DarioTM will mainly be marketed directly to our target users, who we believe are increasingly becoming the primary decision makers in choosing their glucose monitoring equipment.

We believe that DarioTM’s specific features and trends in the marketplace create a significant opportunity to penetrate the market and effectively compete with and gain market share against the established players.

Utilization of Mobile Health Applications

Smart mobile device applications combine easy-to-use interfaces with continuous Internet access to create transformational mobile health solutions (often called mHealth). Although the potential benefits of mHealth solutions have been widely discussed for over a decade, the market is now starting to emerge from the trial phase. According to a publicly available 2010 study by Research2Guidance, smart mobile device applications will enable the mHealth industry to reach 500 million of a total 1.4 billion worldwide smart mobile device users in 2015. We believe that DarioTM is designed to play directly into this trend.

Currently more than 70% of the mHealth applications in major “app stores” are adhering to the paid business model according to Research2Guidance. With more and more traditional healthcare providers joining the mobile applications market, we expect the business models will broaden to include healthcare services, advertising and drug sales revenues. According to Research2Guidance, with the growing sophistication level of mHealth applications, only 14% of the total market revenue in the next 5 years will come from application download, advertisement and transaction revenue, whereas 76% of total mHealth application market revenue will come from related services and products. We believe that DarioTM is well-positioned to benefit from that trend.

The DarioTM diabetes management solution includes the DarioTM Smart Meter and software application for people with diabetes. DarioTM currently allows users to easily record, analyze, transmit and store key data points such as glucose level, insulin and carbohydrate intake. Moreover, the DarioTM application provides knowledge and motivation with an aim of improving health outcomes. In addition, we are developing software for health care providers and payers to help better support patients and intelligently manage large patient populations.

Sales and Marketing

Our initial marketing has been focused on the early adopter diabetics, and we expect to gradually broaden our marketing efforts (and benefitting from viral marketing) toward the entire diabetic population. We plan to initially focus on insulin dependent diabetic patients. While this population constitutes about 20 – 30% of the diabetic patient population, we estimate it to be responsible for over 60% of the revenue from blood glucose monitoring. DarioTM’s ease of use and the lack of need for a special glucometer are also expected to be of major appeal to the entire Type 2 diabetes population. With our initial market launch, we are addressing the European market, as well as Australia and New Zealand, and we plan to expand to the U.S. in 2016. This will be followed, possibly through marketing collaborations, by targeting additional large markets.

DarioTM will also be an Internet-driven product. DarioTM was designed for the mobile age and will be powered by the Internet as an effective route of launching and marketing new consumer products. We plan to sell directly to consumers and also collaborate with distributors and online marketing firms in various jurisdictions. It is estimated that a typical Type 1 diabetes patient, who is testing his or her blood sugar 4 to 10 times a day, uses 120 to 300 strips each month, which creates the potential for a substantial and predictable revenue stream.

On the marketing side, we plan to primarily utilize online marketing in order to create awareness of DarioTM. Rather than solely rely on online advertisement, we will also consider revenue sharing with affiliate networks and a variety of other pay-for-performance methods commonly used in online commerce.

In December 2014, we entered into an agreement with Israel’s leading healthcare HMO, Maccabi Healthcare, to implement a comprehensive DarioTM digital suite for patients and professionals. The agreement with MOMA (Maccabi TeleCare unit) represents an additional channel of revenue stream for DarioTM. We believe this channel for revenues indicates the huge potential available which is based on software licensing and added value services with HMOs and other strategic partners worldwide. The DarioTM application for MOMA is a proprietary customized diabetes management solution that enables remote treatment for diabetes which aims to improve overall outcomes for patients leveraging mHealth technology for effective engagement of health care professionals.

We also expect to collaborate with the medical community to showcase what we expect will be DarioTM’s clinical equivalence and usability superiority.

Manufacturing

As we do not plan to engage in manufacturing activity ourselves, we plan to have supply agreements with manufacturers for the DarioTM Smart Meter, glucose test strips, lancing devices and lancets. We have arrangements in place with commercial scale manufacturers for both the DarioTM Smart Meters and for our test strips. As a result of investments we have made over the past several years, we own the specialized equipment used to manufacture DarioTM Smart Meters.

During 2015, we commenced manufacturing of our DarioTM Smart Meter with a Chinese manufacturer as part of our efforts to further reduce manufacturing costs of the DarioTM Smart Meter. We are currently transitioning our manufacturing to a new Chinese manufacturer as part of our effort to increase our manufacturing capacity and improve cost savings.

Insurance Reimbursement

In the United States and in other jurisdictions such as Germany and England, we expect that DarioTM’s test strips should generally be available for full or partial patient reimbursement by third-party payers. We expect to work with third-party payers in the countries into which we expect to market DarioTM in order to establish coverage for test strips, although we cannot be sure of this being obtained. In April 2014, we announced the receipt of reimbursement coverage for the use of the DarioTM Smart Meter in Italy, making 600,000 Italians eligible for reimbursement coverage. In June 2014, we were granted (effective September 1, 2014) reimbursement status in England and Wales for strips and lancets to be utilized together with the DarioTM Smart Meter. In December 2014, we were granted reimbursement status for the DarioTM test strips Australia. In May 2015 we launched DarioTM in Canada and the majority of Canadian medical plans are now covering DarioTM test strips with reimbursement. We expect the balance of Canadian insurance plans to provide reimbursement coverage in the near future. We are actively pursuing reimbursement coverage in other jurisdictions.

Clinical Trials

As part of our CE Mark clearance, in 2013 we conducted positive User Performance studies for the DarioTM Smart Meter in Israel with 161 diabetic patients. The aim of this study was to collect measurement data from capillary blood with defined distribution of glucose concentrations in order to perform system accuracy evaluation according to ISO 15197:2013, the current international standard requirements for BGMS systems. The results of this study showed that the DarioTM strips are well within the limits for system accuracy defined by ISO 15197:2013 in that 100% of results fell within zones A and B of the Consensus Error Grid for all systems, which means that the system accuracy requirements of the ISO 15197:2013 have been met. The acceptance criteria for accuracy of BGMS per ISO 15197:2013 is “95% of the individual glucose measured values shall fall within ± 0,83 mmol/l (±15 mg/dl) of the measured values of the manufacturer’s measurement procedure at glucose concentrations < 5,55 mmol/l (<100 mg/dl) and within ± 15% at glucose concentrations ≥ 5,55 mmol/l (≥100 mg/dl)”.

In January 2015, we completed, and in March 2015, we announced positive results from, a required User Performance evaluation study in the U.S. to evaluate the accuracy of blood glucose level results obtained from fingertip using DarioTM compared to reference equipment (YSI 2300 STATPLUS) and to evaluate the ease of use of the DarioTM device by the first time user. This study was in connection with our regulatory submissions for the product in the U.S. and Canada and in accordance with ISO 15197:2013. The study was performed at Remington Davis Clinical Research in Columbus, Ohio with the DarioTM device and included 368 participants with varying demographics. As required by FDA, the study was approved by the institutional review board (IRB) which supervise the clinical studies performed in their institutions.

The purpose of the study was to demonstrate the accuracy of the DarioTM compared with the YSI reference standard and to evaluate how the first time users of the DarioTM (1) use it under the DarioTM guidance materials (i.e., quick user guide and video clip) in an effort to demonstrate how the use of the DarioTM device and related software could potentially improve patient care and diabetic compliance, (2) to understand the potential weaknesses of the device and introduce methods of overcoming them to the users and (3) to establish the proposition that lay users can operate the device.

We evaluated accuracy and user performance in this clinical trial with 368 diabetic patients, each of whom tested fresh capillary finger prick blood glucose levels while using DarioTM for the first time, as instructed at DarioTM’s instruction material. System accuracy was determined with samples obtained from each subject measured both on the DarioTM by individual subjects and by a reference YSI analyzer. We documented sample collection or measurement errors. When required, repeated sampling by each subject was limited to three per subject. The interval of glucose levels tested were within BGMS range 43.0 – 477.0 mg/dL, and YSI range 42.3 – 435.5 mg/dL. There were no outliers. Accuracy for DarioTM met ISO 15197:2013 criteria, as can be seen in the accuracy tables below. Below 100 mg/dL, 97.8% of values were within ±15mg/d of YSI reference glucose values. For samples with glucose above or equal to 100 mg/dL, 96.4% of values were within ± 15% of YSI glucose levels. Lay subject performance assessment of the DarioTM’s instruction clarity and usefulness showed that 100% successfully obtained a measurement result, and 97.1% of subjects found instructions easy to follow with 70.7% rating they were very satisfied (5/5) and 26.4% rating they were satisfied (4/5). Reading the result on the smart mobile device was rated easy to understand by 99.1% of lay subjects, with 86.1% rated it very easy (5/5) and 13% rated it easy (4/5). If an error message displayed on the report screen, 100% of lay subjects were clear about how to resolve the error, with 56.5% reporting is was very clear (5/5) and 43.5% reported it was clear (4/5).

System accuracy results: DBGMS platform
System accuracy results for glucose concentrations <100 mg/dL			System accuracy results for glucose concentrations ≥100 mg/dL
Within ± 5 mg/dL	Within ± 10 mg/dL	Within ± 15 mg/dL	Within ± 5%	Within ± 10%	Within ± 15%
42/93	73/93	91/93	111/275	211/275	265/275
45.2%	78.5%	97.8%	40.4%	76.7%	96.4%

System accuracy results for glucose concentrations between 42.3 mg/dL and 435.5 mg/dL
Within ± 5 mg/dL or ± 5%	Within ± 10 mg/dL or ± 10%	Within ± 15 mg/dL or ± 15%
153/368	284/368	356/368
41.5%	77.2%	96.7%

To conclude, the DarioTM meets ISO 15197:2013 standards for clinical performance as determined by lay user accuracy and by satisfactory experience with the DarioTM instructions clarity and system utility.

In November 2015, we completed an additional User Performance evaluation study in the U.S. as requested by FDA. We evaluated the accuracy of blood glucose level results obtained from fingertip using DarioTM compared to reference equipment (YSI 2300 STATPLUS). We also assessed the usability of the DarioTM device by first time users. The study was performed at the University of Colorado Barbara Davis Center for Diabetes in Aurora, Colorado with the DarioTM device and included 100 participants with varying demographics. As required by the FDA, the study was approved by the Western Institutional Review Board (WIRB) which supervises clinical studies performed in their institutions.

The purpose of the study was to demonstrate the accuracy of the DarioTM compared with the YSI reference standard and to evaluate how first time users of the DarioTM (1) use it under the DarioTM guidance materials (i.e., quick user guide and user guide) in an effort to demonstrate how the use of the DarioTM device and related software could potentially improve patient care and diabetic compliance, (2) to understand the potential weaknesses of the device and introduce methods of overcoming them to the users and (3) to establish the proposition that lay users can operate the device.

The acceptance criteria for accuracy of BGMS per ISO 15197:2003 is “Ninety-five percent (95%) of the individual glucose results shall fall within ± 15mg/dL of the results of the Dario’s measurement at glucose concentrations < 75mg/dL and within ± 20% at glucose concentrations greater than or equal to 75mg/dL”. The study evaluated accuracy and user performance in this clinical trial with 100 diabetic patients, each of whom tested fresh capillary finger prick blood glucose levels while using DarioTM for the first time, as instructed at DarioTM’s instruction material. System accuracy was determined with samples obtained from each subject measured both on the DarioTM by individual subjects and by a reference YSI analyzer. We documented sample collection or measurement errors. When required, repeated sampling by each subject was limited to three per subject. The interval of glucose levels tested were within BGMS range 42 – 396 mg/dL, and

YSI range 37 – 386 mg/dL. There were no outliers. Accuracy for DarioTM met ISO 15197:2003 criteria, as can be seen in the accuracy tables below. Below 75 mg/dL, 100% of values were within ±15mg/dL of YSI reference glucose values. For samples with glucose above or equal to 75 mg/dL, 98.88% of values were within ± 20% of YSI glucose levels. Lay subject performance assessment of the DarioTM’s instruction clarity and usefulness showed that 100% successfully obtained a measurement result. The average rating of the users for successful operation of the Dario was 4.35 (out of 5 when 1 is “completely failed” and 5 is “very successful”) and an average rate of 3.66 (out of 5 when 1 is “very hard” and 5 is “very easy”) for operating the DarioTM for the first time.

System accuracy results: DBGMS platform
System accuracy results for glucose concentrations <75 mg/dL			System accuracy results for glucose concentrations ≥75 mg/dL
Within ± 5 mg/dL	Within ± 10 mg/dL	Within ± 15 mg/dL	Within ± 5%	Within ± 10%	Within ± 15%	Within ± 20%
4/11	9/11	11/11	39/89	68/89	85/89	88/89
36.36%	81.82%	100%	40.4%	76.7%	96.4%	98.88%

To conclude, the DarioTM meets the requirements of ISO 15197:2003 for clinical performance as determined by lay user accuracy and by satisfactory experience with the DarioTM instructions clarity and system utility.

Government Regulation

The principal markets that we are initially targeting for DarioTM are the United States, the European Union, Australia and New Zealand. The following is an overview of the regulatory regimes in these jurisdictions.

United States Regulation Generally

In the United States, devices are subject to varying levels of regulatory control, the most comprehensive of which requires that a clinical evaluation be conducted before a device receives clearance for commercial distribution. Under Section 201(h) of the Food, Drug, and Cosmetic Act, a medical device is an article, which, among other things, is intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment or prevention of disease, in man or other animals. We believe that DarioTM will be classified as a medical device and subject to regulation by numerous agencies and legislative bodies, including the FDA and its foreign counterparts. FDA regulations govern product design and development, pre-clinical and clinical testing, manufacturing, labeling, storage, pre-market clearance or approval, advertising and promotion, and sales and distribution. Specifically, the FDA classifies medical devices into one of three classes. Class I devices are relatively simple and can be manufactured and distributed with general controls. Class II devices are somewhat more complex and require greater scrutiny. Class III devices are new and frequently help sustain life.

Unless an exemption applies, each medical device commercially distributed in the United States will require a 510(k) clearance, 510(k)+”de-novo” clearance, or a pre-market approval (or PMA) from the FDA.

510(k) Clearance Process.  After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could even require a premarket application approval. The FDA requires each manufacturer to make this determination in the first instance, but the FDA can review any such decision. If the FDA disagrees with the determination, the agency may retroactively require the manufacturer to seek 510(k) clearance or premarket application approval. The FDA also can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or premarket application approval is obtained.

De Novo Classification.  If the FDA denies 510(k) clearance of a device because it is novel and an adequate predicate device does not exist, the “de novo classification” procedure can be invoked based upon reasonable assurance that the device is safe and effective for its intended use. This procedure approximates the level of scrutiny in the 510(k) process but may add several months to the clearance process. If the FDA grants the request, the device is permitted to enter commercial distribution in the same manner as if 510(k) clearance had been granted.

Premarket Application Approval Process.  After approval of a premarket application, a new premarket application or premarket application supplement is required in the event of a modification to the device, its labeling or its manufacturing process. The premarket application approval pathway is much more costly, lengthy and uncertain. It generally takes from one to three years or longer.

European and Non-European Regulation Generally

Sales of medical devices outside the United States are subject to foreign regulatory requirements that vary widely from country to country. These laws and regulations range from simple product registration requirements in some countries to complex clearance and production controls in others. As a result, the processes and time periods required to obtain foreign marketing clearance may be longer or shorter than those necessary to obtain FDA clearance.

Commercialization of medical devices in Europe is regulated by the European Union. The European Union presently requires that all medical products bear the CE mark, an international symbol of adherence to quality assurance standards and demonstrated clinical effectiveness. Compliance with the Medical Device Directive (MDD) or the Active Implantable Medical Device Directive (AIMD) or the In Vitro Diagnostic Medical Device Directive (IVDD) as audited by a notified body and certified by a recognized European Competent Authority, permits the manufacturer to affix the CE mark on its products.

In September 2013, we obtained ISO 13485 certification for our quality management system and CE Mark certification to market DarioTM and in May 2015 DarioTM was cleared to fulfil the criteria according to EN ISO 15197:2013 The granting of the CE Mark allows DarioTM to be marketed and sold in 32 countries across Europe as well as in certain other countries worldwide. On November 21, 2014, MDSS, our European Authorized Representative, completed the registration of the DarioTM Smart Meter with the German Authority as required by Article 10 of Directive 98/79/EC on in vitro diagnostic medical devices. We commenced an initial soft launch of the product in Europe in 2014, created initial demand for the product and established brand awareness and marketing techniques to reach our target market with a goal to continue expansion to new markets and territories.

We achieved regulatory clearance to market DarioTM in other countries that do not rely on the CE Mark. To date, the non-CE Mark jurisdictions which we have begun to market DarioTM include New Zealand, Canada and Australia.

In January 2014, we completed the registration with Medsafe, the New Zealand Medicines and Medical Devices Safety Authority, through their WAND (Web Assisted Notification of Devices) system allowing us to sell the DarioTM in New Zealand. We also have completed the process of registering the DarioTM with the Australian TGA, in the ARTG (Australian Register of Therapeutic Goods), which is required in order to bring and sell the DarioTM in Australia and effective March 3, 2015 our product is approved for reimbursement in Australia. In February 2015, we also gained National Pharmaceutical Product Interface (known as NAPPI) approval and registered the DarioTM in South Africa. In May 2015, we also received Health Canada approval to market the DarioTM blood glucose monitoring system and commenced marketing the product. We have also received reimbursement status from the majority of insurance plans in Canada.

We are currently pursuing regulatory clearance in other jurisdictions, including Costa Rica, India, Italy and Panama. To the extent that we seek to market our product in other non-CE Mark countries in the future, we will be required to comply with the applicable regulatory requirements in each such country. Such regulatory requirements vary by country and may be tedious. As a result, no assurance can be given that we will be able to satisfy the regulatory requirements to sell our products in any such country.

Clinical Studies

Even when a clinical study has an approved Investigational Device Exemption (IDE) from FDA under significant risk (SR) determination, has been approved by an Institutional Review Board (IRB) under non-significant risk (NSR) determination and/or has been approved by local or regional Ethic Committee, the study is subject to factors beyond a manufacturer’s control, including, but not limited to the fact that the institutional review board at a given clinical site might not approve the study, might decline to renew approval which is required annually, or might suspend or terminate the study before the study has been completed. There is no assurance that a clinical study at any given site will progress as anticipated; the interim results of a study may not be satisfactory leading the sponsor or others to terminate the study, there may be an insufficient number of patients who qualify for the study or who agree to participate in the study, or the investigator at the site may have priorities other than the study. Also, there can be no assurance that the clinical study will provide sufficient evidence to assure regulatory authorities that the product is safe, effective and performs as intended as a prerequisite for granting market clearance. See “Clinical Trials” above for clinical trials performed to date.

Post-Clearance Matters

Even if the FDA or other non-US regulatory authorities approve or clear a device, they may limit its intended uses in such a way that manufacturing and distributing the device may not be commercially feasible. After clearance or approval to market is given, the FDA and foreign regulatory agencies, upon the occurrence of certain events, are authorized under various circumstances to withdraw the clearance or approval or require changes to a device, its manufacturing process or its labeling or additional proof that regulatory requirements have been met.

A manufacturer of a device approved through the premarket approval application process is not permitted to make changes to the device which affects its safety or effectiveness without first submitting a supplement application to its premarket approval application and obtaining FDA clearance for that supplement. In some instances, the FDA may require a clinical trial to support a supplement application. A manufacturer of a device cleared through a 510(k) submission or a 510(k)+ “de-novo” submission must submit another premarket notification if it intends to make a change or modification in the device that could significantly affect the safety or effectiveness of the device, such as a significant change or modification in design, material, chemical composition, energy source or manufacturing process. Any change in the intended uses of a premarket approval application device or a 510(k) device requires an approval supplement or cleared premarket notification. Exported devices are subject to the regulatory requirements of each country to which the device is exported, as well as certain FDA export requirements.

Mobile Medical Applications Guidance

On September 23, 2013, the FDA issued final Guidance for developers of mobile medical applications, or apps, which are software programs that run on mobile communication devices and perform the same functions as traditional medical devices. The Guidance outlines the FDA’s tailored approach to mobile apps. The FDA plans to exercise enforcement discretion (meaning it will not enforce requirements under the Federal Food, Drug & Cosmetic Act) for the majority of mobile apps as they pose minimal risk to consumers. The FDA plans to focus its regulatory oversight on a subset of mobile medical apps that present a greater risk to patients if they do not work as intended. The FDA is focusing its oversight on mobile medical apps that:

•	are intended to be used as an accessory to a regulated medical device — for example, an application that allows a health care professional to make a specific diagnosis by viewing a medical image from a picture archiving and communication system (PACS) on a smart mobile device or a mobile tablet; or
•	transform a mobile platform into a regulated medical device — for example, an application that turns a smart mobile device into an electrocardiography (ECG) machine to detect abnormal heart rhythms or determine if a patient is experiencing a heart attack.

Ongoing Regulation by FDA

Even after a device receives clearance or approval and is placed on the market, numerous regulatory requirements apply. These include:

•	establishment registration and device listing;
•	quality system regulation, which requires manufacturers, including third party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all phases of the product life-cycle;
•	labeling regulations and FDA prohibitions against the promotion of products for uncleared, unapproved or “off-label” uses, and other requirements related to promotional activities;

•	medical device reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur;
•	corrections and removals reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the Federal Food, Drug and Cosmetic Act that may present a risk to health; and
•	post-market surveillance regulations, which apply when necessary to protect the public health or to provide additional safety and effectiveness data for the device.

Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include any of the following sanctions: fines, injunctions, civil or criminal penalties, recall or seizure of our current or future products, operating restrictions, partial suspension or total shutdown of production, refusing our request for 510(k) clearance or PMA approval of new products, rescinding previously granted 510(k) clearances or withdrawing previously granted PMA approvals.

We may be subject to announced and unannounced inspections by the FDA, and these inspections may include the manufacturing facilities of our subcontractors. If, as a result of these inspections, the FDA determines that our or our subcontractor’s equipment, facilities, laboratories or processes do not comply with applicable FDA regulations and conditions of product clearance, the FDA may seek civil, criminal or administrative sanctions and/or remedies against us, including the suspension of our manufacturing and selling operations.

Ongoing Regulation by International Regulators

International sales of medical devices are subject to foreign government regulations, which may vary substantially from country to country.

In order to maintain the right to affix the CE Mark to sell medical devices in the European Union, an annual surveillance audit in the company premises and, if needed, at major subcontractors’ premises needs to be carried out by the notified body. Additionally, the European Directives dictate the following requirements:

•	Vigilance system, which requires the manufacturer to immediately notify the relevant Competent Authority when a company product has been involved in an incident that led to a death; led to a serious injury or serious deterioration in the state of health of a patient, user or other person; or might have led to death, serious injury or serious deterioration in health; and
•	Post market surveillance including a documented procedure to review experience gained from devices on the market and to implement any necessary corrective action, commensurate with the nature and risks involved with the product.

Failure to comply with applicable regulatory requirements can result in enforcement action be the regulatory agency, which may include any of the following sanctions: fines, injunctions, civil or criminal penalties, recall or seizure of our current or future products, operating restrictions, partial suspension or total shutdown of production, refusing our request for renewing clearance and/or registration of our products or granting clearance/registration for new products.

State Licensure Requirements

Several states require that DME providers be licensed in order to sell products to patients in that state. Certain of these states require that DME providers maintain an in-state location. If these rules are determined to be applicable to us and if we were found to be noncompliant, we could lose our licensure in that state, which could prohibit us from selling our current or future products to patients in that state.

Federal Anti-Kickback and Self-Referral Laws

The Federal Anti-Kickback Statute prohibits the knowing and willful offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce the:

•	referral of a person;
•	furnishing or arranging for the furnishing of items or services reimbursable under Medicare, Medicaid or other governmental programs; or
•	purchase, lease, or order of, or the arrangement or recommendation of the purchasing, leasing, or ordering of any item or service reimbursable under Medicare, Medicaid or other governmental programs.

To the extent we are required to comply with these regulations, it is possible that regulatory authorities could allege that we have not complied, which could subject us to sanction. Noncompliance with the federal anti-kickback legislation can result in exclusion from Medicare, Medicaid or other governmental programs, restrictions on our ability to operate in certain jurisdictions, as well as civil and criminal penalties, any of which could have an adverse effect on our business and results of operations.

Federal law also includes a provision commonly known as the “Stark Law”, which prohibits a physician from referring Medicare or Medicaid patients to an entity providing “designated health services”, including a company that furnishes durable medical equipment, in which the physician has an ownership or investment interest or with which the physician has entered into a compensation arrangement. Violation of the Stark Law could result in denial of payment, disgorgement of reimbursements received under a noncompliant arrangement, civil penalties, and exclusion from Medicare, Medicaid or other governmental programs.

Federal False Claims Act

The Federal False Claims Act provides, in part, that the federal government may bring a lawsuit against any person whom it believes has knowingly presented, or caused to be presented, a false or fraudulent request for payment from the federal government, or who has made a false statement or used a false record to get a claim approved. In addition, amendments in 1986 to the Federal False Claims Act have made it easier for private parties to bring “qui tam” whistleblower lawsuits against companies. Penalties include fines ranging from $5,500 to $11,000 for each false claim, plus three times the amount of damages that the federal government sustained because of the act of that person.

Civil Monetary Penalties Law

The Federal Civil Monetary Penalties Law prohibits the offering or transferring of remuneration to a Medicare or Medicaid beneficiary that the person knows or should know is likely to influence the beneficiary’s selection of a particular supplier of Medicare or Medicaid payable items or services. Noncompliance can result in civil money penalties of up to $10,000 for each wrongful act, assessment of three times the amount claimed for each item or service and exclusion from the Federal healthcare programs.

State Fraud and Abuse Provisions

Many states have also adopted some form of anti-kickback and anti-referral laws and false claims acts. A determination of liability under such laws could result in fines and penalties and restrictions on our ability to operate in these jurisdictions.

Administrative Simplification of the Health Insurance Portability and Accountability Act of 1996

The Health Insurance Portability and Accountability Act of 1996, or HIPAA, mandated the adoption of standards for the exchange of electronic health information in an effort to encourage overall administrative simplification and enhance the effectiveness and efficiency of the healthcare industry. Ensuring privacy and security of patient information is one of the key factors driving the legislation.

Intellectual Property

Patent applications

On May 8, 2011, certain of our founders filed Patent Cooperation Treaty (or PCT) Application No. PCT/IL2011/000369, titled “Fluids Testing Apparatus and Methods of Use”. This PCT took priority from two preceding U.S. provisional applications filed by our founders, with the earliest priority date being May 9, 2010. The PCT application was transferred to us by our founders on October 27, 2011.

This application covers the novel blood glucose measurement device, comprising the glucose meter; and an adaptor that connects the glucose meter to a smart-phone to receive power supply and data display, storage and analysis. A PCT search report and written opinion on patentability that we received from World Intellectual Property Organization (known as WIPO) was very positive, including only two “Y” citations, meaning no significant prior art was found with regards to novelty and inventiveness of the application. Corresponding national applications of our PCT were filed in November 2012 in the U.S., Europe, and other major territories.

On May 1, 2014 we announced the receipt of a U.S. Notice of Allowance for a key patent relating to how the DarioTM blood glucose monitor draws power from and transmits data to a smart phone via the audio jack port. This patent was issued in August 2014, and in September 2015, we were issued a U.S. patent (No. 9,125,549) that broadens our registered patent No. 8,797,180 to include testing of other bodily fluids through an audio jack connection. We believe this represents a critical intellectual property recognition and a significant initial validation of our intellectual property efforts.

Additionally, a provisional application was filed covering a feature related to future DarioTM generations. Additional patent applications are expected to be filed covering additional aspects of the core DarioTM technology.

We are further seeking to develop and protect new intellectual property around future generations of DarioTM hardware and software with the goal of achieving enhanced functionality, user interface and data usability.

Design patents and patent applications on the DarioTM device

To create market distinction and branding for DarioTM, three U.S. Design Applications have been filed covering the glucose meter and the cartridge. These applications were granted and registered in the United States. We have filed national applications for the cartridge in major territories.

Design patents and patent applications on the DarioTM App

In addition, three U.S. Design Applications have been filed covering our smart mobile device display screens with graphical user interface. These design application were granted and registered in the United States. We have filed national applications also in in major territories.

Trademark applications

We have also filed four trademark applications covering the DarioTM name, logo and the “Nothing Holds Me Back” slogan for DarioTM, as well as our company’s name. The marks were granted and registered in the United States; national applications were filed in major territories.

Protection on disposable test strip cartridge

The DarioTM device includes a disposable part containing the test strips. To protect the disposable part and prevent generic competition, we have sought several complementary protection means, including recognition of the DarioTM strips by the device as well as for ensuring that the strips are kept in appropriate conditions of humidity and expiry. There are additional design elements used to recognize the cartridge for which protection is also being sought.

Utility Models

We have filed several Utility Model applications in several key markets.

Other intangible assets

As the number of DarioTM users grows, large amount of data will be collected from diabetic patients, comprising their blood sugar levels, meal composition and timing, physical exercise (intensity and duration) as well as many other factors, which are useful for creating meaningful correlations between these factors and insulin use. We expect that this database will be highly valuable and may be capitalized in many ways. The accumulation of this type of know-how and related algorithms are protected as trade secrets using specialized confidentiality protocols.

Competition

We face competition principally from two arenas:

Direct competition from existing companies in the blood based glucose monitors market.  We compete directly and primarily with large pharmaceutical and medical device companies, including, but not limited to, Abbott Laboratories, Bayer Healthcare Division, Johnson & Johnson LifeScan, Roche Diagnostics and Sanofi. While the market is highly competitive, we believe that DarioTM has important comparative advantages versus other devices in the market. Some of these devices are now offered as connected devices to smart mobile devices, such as the Sanofi IBGStar, Medisana GlucoDock, Philosys Gmate Smart, and iHealth Align.

The DarioTM Smart Meter offers an all-in-one glucose monitoring system, including a small form factor glucose reader, lancing device and a strip cartridge connected to existing smart mobile devices, which enables DarioTM to offer features that are similar to or superior to the most advanced meters in the market (such as Sanofi IBGStar, Gmate Smart and iHealth Align) while having a smaller form factor than the compact meters in the market (Abbott FreeStyle Lite and OneTouch UltraMini). We believe this design will be attractive to diabetic patients.

Non-invasive and continuous blood glucose monitors.  While there are numerous continuous blood glucose monitoring technologies in the market, we believe they are expensive to use and are therefore offered mainly for temporary usage and in medical settings (such as hospitals) or to limited population at high risk for hypoglycemia. There have been a wealth of attempts for noninvasive glucose monitors, but we are not aware of any that are available in the market or are expected to reach the market with significant presence over the next few years.

Gearing up for the expansion of LabStyle and potential growth into the mHealth space, we are currently analyzing key players in the mobile health/digital health arena. Big data and analytical insights are the key offerings for all segments of the market — patients, healthcare providers and payers. Our technology development focus and marketing efforts are all geared at placing us as a major player in this global market.

Employees

We currently have 23 full time employees and 2 part time employees. We have employment agreements with our two executive officers. See “Management — Employment Agreements”.

Legal Proceedings

We are currently not a party to any pending legal proceeding, nor is our property the subject of a pending legal proceeding, that we believe is not ordinary routine litigation incidental to our business or otherwise material to the financial condition of our business.

MANAGEMENT

All directors hold office for one-year terms until the election and qualification of their successors. Officers are appointed by our Board of Directors and serve at the discretion of our Board of Directors, subject to applicable employment agreements. The following table sets forth information regarding our executive officers and the members of Board of Directors as of the date of this prospectus.

Name	Age	Position(s)
Erez Raphael	42	Chairman of the Board of Directors and Chief Executive Officer
Zvi Ben David	55	Chief Financial Officer, Treasurer and Secretary
Malcolm Hoenlein	71	Director
Dennis M. McGrath	59	Director
Prof. Richard B. Stone	72	Director
Rami Yehudiha	45	Director
Hila Karah	47	Director

Erez Raphael has served as our Chief Executive Officer since August 9, 2013 and as a director of our company since December 2013. Mr. Raphael has served as Chairman of the Board of Directors since November 2014. He previously and since October 2012 served as our Vice President of Research and Development. Mr. Raphael has over 17 years of industry experience, having been responsible in his career for product delivery, technology and business development. Prior to joining us, from 2010 to 2012, Mr. Raphael served as Head of Business Operations for Nokia Siemens Networks, where he was responsible for establishing and implementing a new portfolio business unit directed towards marketing and sales of complimentary products. Prior to that, from 1998 to 2010, he held increasingly senior positions at Amdocs Limited (NYSE:DOX) where he was ultimately responsible for advising the Chief Technology Officer and implementing matters of overall business strategy. Mr. Raphael holds a B.A. in economics and business management from Haifa University. We believe Mr. Raphael is qualified to serve on our Board of Directors because of his extensive experience with technology companies and in sales and marketing.

Zvi Ben David has served as our Chief Financial Officer, Treasurer and Secretary since January 7, 2015. Mr. Ben David has over 25 years of experience in corporate and international financial management, including at both publicly-listed and private companies. Since 2012, he has acted as an independent entrepreneur with, and investor in, various medical device ventures. From 2005 to 2012, Mr. Ben David served as the Chief Financial Officer of UltraShape Medical Ltd., a developer, manufacturer and marketer of innovative non-invasive technologies for fat cell destruction and body sculpting. While with UltraShape, he helped lead the company through $35 million in private financing, followed by the company’s merger with a Tel Aviv Stock Exchange company and ultimately the company’s sale to Syneron Medical Ltd. (NASDAQ:ELOS). From 2000 to 2005, he served as Vice President and Chief Financial Officer of Given Imaging Ltd., where he was part of the management team that led that company’s 2001 initial public offering and 2004 follow-on offering, and served as a director of that company from its establishment in 1998 to 2000. From 1995 to June 2000, Mr. Ben David served as Vice President and Chief Financial Officer of RDC Rafael Development Corporation, one of Given Imaging Ltd.’s principal shareholders. From 1994 to 1995, Mr. Ben David served as manager of the finance division of Electrochemical Industries (Frutarom) Ltd., an Israeli company traded on the Tel-Aviv Stock Exchange and the American Stock Exchange, and from 1989 to 1993, Mr. Ben David served as the manager of that company’s economy and control department. From 1984 to 1988, Mr. Ben David worked at Avigosh & Kerbs, an accounting firm in Haifa, Israel. Mr. Ben David is a certified public accountant in Israel and holds a B.A. in economics and accounting from Haifa University.

Malcolm Hoenlein has been a director of our company since August 31, 2011. Since 1986, Mr. Hoenlein has served as Chief Executive Officer and Executive Vice Chairman of the Conference of Presidents of Major American Jewish Organizations, the coordinating body on international and national concerns for 52 national American Jewish organizations. Previously, he served as the founding Executive Director of the Jewish Community Relations Council of Greater New York. Prior to that, he was the founding Executive Director of the Greater New York Conference on Soviet Jewry. A National Defense Fellow at the Near East Center of the University of Pennsylvania, Mr. Hoenlein taught International Relations in the Political Science Department and served as a Middle East specialist at the Foreign Policy Research Institute. In addition, he served on the editorial staff of ORBIS, the Journal of International Affairs. He serves as a director of several companies, Coronado Biosciences Inc. (Nasdaq: CNDO), Nanox Technologies, Data to Life, Nuvo Corp and WellSense Technologies. Mr. Hoenlein has a B.A. in Political Science from Temple University and a Master’s Degree in International Relations from the University of Pennsylvania, as well as an honorary Doctorate of Laws from Touro College and an honorary Doctorate of Humane Letters from Yeshiva University. He was appointed by Presidents Clinton and Bush as a U.S. delegate to the Organization for Security and Cooperation in Europe. In 2013, he received the highest civilian decoration from King Mohamad VI of Morocco. We believe Mr. Hoenlein is qualified to serve on our Board of Directors because of his extensive experience serving on the boards of public and private companies.

Dennis M. McGrath has been a director of our company since November 12, 2013. Mr. McGrath is the President and Chief Financial Officer, and a member of the Board of Directors, of PhotoMedex, Inc. (NASDAQ: PHMD), a global medical device and specialty pharmaceutical company. Upon completion of the PhotoMedex’s 2011 merger with Radiancy, Inc., Mr. McGrath reassumed his role of Chief Financial Officer in addition to President and director of PhotoMedex, to which he was appointed in July 2009. Mr. McGrath was the Chief Executive Officer of PhotoMedex from July 2009 through December 2011, the date of the merger. He had previously served as Chief Financial Officer and vice president, finance and administration of PhotoMedex from January 2000 through June 2009. He has held several senior-level positions in prior endeavors of public companies, including, from February 1999 to January 2000, serving as the Chief Operating Officer of Internet Practice, the largest division for AnswerThink Consulting Group, Inc., a company specializing in business consulting and technology integration. Concurrently, from August 1999 until January 2000, Mr. McGrath served as Chief Financial Officer of Think New Ideas, Inc., a company specializing in interactive marketing services and business solutions. In addition to the financial reporting responsibilities, he was responsible for the merger integration of Think New Ideas, Inc. and AnswerThink Consulting Group, Inc. Prior to that, from September 1996 to February 1999, Mr. McGrath was Chief Financial Officer and executive vice-president of operations of TriSpan, Inc., an internet commerce solutions and technology consulting company that was acquired by AnswerThink Consulting Group, Inc. in 1999. Mr. McGrath is currently a director of Noninvasive Medical Technologies, Inc., Cagent Vascular, LLC and serves on the Board of Advisors of Taylor University and the Board of Trustees of Manor College. Mr. McGrath began his career at the accounting firm Arthur Andersen in Philadelphia, PA. Upon graduating maxima cum laude with a B.S. in accounting from LaSalle University in 1979 he became a certified public accountant in 1981. We believe Mr. McGrath is qualified to serve on our Board of Directors because of his accounting expertise and his experiences serving as an officer and director of public and private companies.

Prof. Richard B. Stone has been a director of our company since July 7, 2014. For more than twenty-five years, Prof. Stone has been active participant in early stage business enterprises as a director or investor, including technology and biotechnology companies. He currently serves on the board of directors of multiple technology companies, including Powermat, Espro-Accoustiguide Group, Wellsense Technologies, NanoX Imaging Plc, Illumigyn Ltd, Cardiologic Innovations, Quality Inflow Ltd., and Check-Cap. Since 1974, Prof. Stone has been a member of the faculty of Columbia Law School, where he held the Wilbur Friedman Chair in Tax Law for twenty years. In addition to basic and advanced tax courses, Prof. Stone has taught in the areas of contracts, business planning and real estate planning. Among other not-for-profit organizations he has been associated with, from 2011 to 2013, Prof. Stone served as Chairman of the Conference of Presidents of Major American Jewish Organizations. Prof. Stone began his career in 1967 in private practice in Washington, D.C, and thereafter joined the staff of the Solicitor General of the United States, where from 1969 to 1973 he was Assistant to the Solicitor General. He is a graduate of Harvard College and Harvard Law School. We believe Prof. Stone is qualified to serve on our Board of Directors because of his legal expertise and experience with life sciences companies.

Rami Yehudiha has been a director of our company since September 23, 2014. Mr. Yehudiha is a marketing and advertising executive with a particular expertise in developing and implementing campaigns utilizing cutting edge technologies and methods. From 2004 to the present, he has served as the Founder and Chief Executive Officer of LEAD, a top ten Israeli advertising firm. From 1997 to 2003, he served as the Chief Executive Officer at Ogilvy One Israel, a part of the WPP Group. Mr. Yehudiha received his B.A. in

Political Science and Economics from Tel Aviv University and an M.B.A. in Marketing from Manchester University. We believe Mr. Yehudiha is qualified to serve on our Board of Directors because of his experience in technology-based marketing.

Hila Karah has been a director of our company since November 23, 2014. Ms. Karah is an independent business consultant and an investor in several high-tech, biotech and internet companies. From 2006 to 2013, she served as a partner and Chief Investment Officer of Eurotrust Ltd., a family office. From 2002 to 2005, she served as a research analyst at Perceptive Life Sciences Ltd., a New York-based hedge fund. Prior to that, Ms. Karah served as research analyst at Oracle Partners Ltd., a health care-focused hedge fund. Ms. Karah has served as a director in several private and public companies including Intec Pharma, since 2009 and Cyren Ltd since 2008. Ms. Karah holds a B.A. in Molecular and Cell Biology from the University of California, Berkeley, and studied at the University of California, Berkeley-University of California, San Francisco Joint Medical Program. We believe Ms. Karah is qualified to serve on our Board of Directors because of her experience as an investor in and advisor to high-tech, biotech and Internet companies.

Scientific Advisory Board

We have established a Scientific Advisory Board (SAB), whose members will be available to us to advise on our scientific and business plans and operational strategies. Below are the biographies of our SAB members.

Prof. Itamar Raz is a world renowned expert in diabetes care and research. He currently services as the head of the Diabetes Unit of Hadassah Hebrew University Medical Center in Jerusalem, the head of the Israel National Council of Diabetes of the Israel Ministry of Health (which is responsible for formulating Israeli national policies), the President of D-Cure, a diabetes not-for-profit organization and the head of the Israel Diabetes Research Group. He also serves as a member of Advisory Boards at Novo Nordisk (NYSE: ADR), Astra Zeneca/Bristol-Myers Squibb (NYSE: BMY), Sanofi (NYSE: SNY), Merck Sharp & Dohme (NYSE: MRK), and Eli Lilly (NYSE: LLY) and as a consultant for InsuLine Medical Ltd, Andromeda Biotech Ltd and Astra Zeneca/Bristol-Myers Squibb. Prof. Raz has published over 260 research papers including biennial publications of a Supplement to Diabetes Care summarizing proceedings of the European Controversies to Consensus in Obesity, Diabetes and Hypertension (CODHy) meeting. He also holds editorial positions on a number of medical journals. Prof. Raz’s medical career began in 1985 at Hadassah University Hospital as Senior Physician, specializing in Internal Medicine. From 1986 to 1992, Prof. Raz was head of Hebrew University Student Services, and in 1988 he was appointed Senior Lecturer at Hadassah University Hospital’s Department of Internal Medicine. In 1989, Prof. Raz was appointed Chief Physician of Internal Medicine, and as head of the Diabetes Clinic at Hadassah University Hospital in 1992. In 1995, Prof. Raz became an Associate Professor at the Department of Internal Medicine, Hadassah University Hospital. In 2001, he was appointed Director of the hospital’s Center for Prevention of Diabetes and its Complications. Since 2003, Prof. Raz has served as Professor of Internal Medicine at the Department of Internal Medicine, Hadassah University Hospital. Prof. Raz graduated from Hebrew University & Hadassah School of Pharmacy with a Bachelor of Science in 1973. In 1981, he graduated from Hebrew University & Hadassah School of Medicine with an M.D. and completed his residency at Hadassah University Hospital from 1981 to 1985, specializing in internal medicine.

Dr. William Polonsky, PhD, CDE is an internationally recognized expert in the behavioral aspects of diabetes management. Dr. Polonsky is the Founder of the Behavioral Diabetes Institute and serves as its Chief Executive Officer. Dr. Polonsky is also an Associate Clinical Professor of Psychiatry at University of California, San Diego. He served as Senior Psychologist at the Joslin Diabetes Center in Boston, faculty member at Harvard Medical School and Chairman of the National Certification Board for Diabetes Educators. Dr. Polonsky serves as a Member of Advisory Board at SweetSpot Diabetes Care, Inc. He has served on the editorial boards of numerous professional and lay publications, including Diabetes Care, Diabetes Forecast, Clinical Diabetes, Diabetes Self-Management and Diabetes Health. In addition to his professional publications, he is the author of Diabetes Burnout: What to Do When You Can’t Take it Anymore, a popular book for patients published by the American Diabetes Association. In addition, he was co-editor of A CORE Curriculum for Diabetes Education and Diabetes Education Goals. Dr. Polonsky received his PhD in clinical psychology from Yale University.

Mr. Robert G. Faissal is a Managing Partner of Lebita Consulting Services LLC, a Toronto based business development and investment group with emphasis on commercial relationships in North America, Europe, Africa and the Middle East. Lebita Consulting focuses on healthcare, technology, finance, oil and gas and real estate. Mr. Faissal was the Managing Partner of Richmond Development, an Abu Dhabi based multi-disciplinary investment group. From 1997 until 2000, Mr. Faissal served as the Managing Director/Middle East & Africa for the Philadelphia based Wharton Econometrics Forecasting Associates (WEFA Group, currently IHS Global Insight) advising various governments and private sector clients on economics and financial matters in the Middle East and Africa. He holds a Master of Arts degree in Economics & International Finance from McMaster University in Canada and an undergraduate Honors Degree in Economics from the University of Western Ontario.

Mr. Erez Levy attended the Technion Institution in Haifa and graduated with a B.Sc. degree in Industrial Engineering and Management in 1996. He then started to work as a Manufacturing Program Manager, Missile Division in Rafael, Israel. He joined GE Healthcare in 2000 as a Material Site Manager in Haifa, Israel and became a certified Six Sigma Green belt in 2001. In 2003, he became certified Lean Manufacturing Leader. During 2004 he relocated with his family to Cleveland, Ohio as an Operation manager in GE Coils. In 2006, he returned to Israel as VCP leader in Nuclear Medicine, Engineering drive design for cost in NPI process. During 2008 to 2010 he led the evaluation, due diligence and negotiation process the acquisition of Orbotech by GE and become the integration manager after deal closing. In 2011, he was appointed as General Manager of Global Direct Conversion Detector, CZT solid-state Center of Excellence located in Rehovot, Israel. Mr. Levy brings with him 18 years of broad leadership experience with growing responsibilities, and strong leadership background in medical device design, process engineering, manufacturing and supply chain. He has completed his M.B.A. studies at the Technion institution, Haifa, Israel.

Dr. Paolo Pozzilli is a Professor of Endocrinology and Metabolic Diseases, Head of Department at the University Campus Bio-Medico in Rome, Italy where he is in charge of the Post-Graduate School and PhD program in Endocrinology and Diabetes. He is also Professor of Diabetes Research at St. Bartholomew’s and the London School of Medicine, Queen Mary, University of London.

Hope Warchaw, MMSc, RD, CDE, BC-ADM is a dietitian and diabetes educator for thirty-five years and is author of professional articles in leading diabetes journals and co-author of several American Diabetes Association books for healthcare professionals. Among diabetes educators, Ms. Warshaw is a leading promoter of the Diabetes Online Community and its value to people with diabetes and their caregivers.

Dr. Paul Rosman, DO FACP FACE FACOI has served roles in industry, academia and non-profit leadership. He was Former Senior Medical Advisor at Eli Lilly & Company, has held teaching positions at Ohio University and Northeastern Ohio Universities College of Medicine, as well as served as President or Chair of American Diabetes Association, Ohio Chapter, American Association of Clinical Endocrinologists, Ohio River Chapter, and the Ohio Diabetes Prevention and Control Program at Ohio Department of Health.

Gary Scheiner, CDE MS has dedicated his professional life to improving the lives of people with insulin-dependent diabetes. Scheiner has authored six books: You Can Control Diabetes (1997), Think Like A Pancreas (2004), The Ultimate Guide to Accurate Carb Counting (2007), Get Control of Your Blood Sugar (2009), Think Like A Pancreas, 2nd edition (2011), and Until There’s A Cure (2012). Mr. Scheiner holds a B.A. in Psychology, an M.S. in Exercise Physiology, and is a Certified Diabetes Educator who trained at the Joslin Diabetes Center.

Board Composition

Our business is managed under the direction of our Board of Directors. Our Board of Directors currently consists of seven members. Under the Securities Purchase Agreement we entered into in connection with our September 2014 Private Placement, we are required to maintain a Board of Directors with seven members. Each director is elected to the board for a one-year term until the following annual meeting of stockholders and until his successor has been elected and qualified or until the director’s earlier resignation or removal.

Prior to the waiver on February 28, 2016 of the following director nomination rights, under the terms of the Securities Purchase Agreement of the September 2014 Private Placement, for so long as David Edery or his controlled affiliates held 25%, 15% and 10% of the outstanding shares of our common stock, Mr. Edery had the right to nominate, respectively, three, two or one member of our seven-member Board of Directors. However, Mr. Edery was not entitled to designate an individual as a nominee to the Board of Directors upon a written determination by our Nominating and Corporate Governance Committee or the Board of Directors that such individual would not be qualified under any applicable law, rule or regulation to serve on our Board of Directors.

Mr. Yehudiha and Ms. Karah were appointed to our Board of Directors as nominees of David Edery and on June 15, 2015 Mr. Yehudiha and Ms. Karah were elected to our Board of Directors by our shareholders. Except for the foregoing, there are no arrangements between our directors and any other person pursuant to which our directors were nominated or elected for their positions.

There are no family relationships between any of our directors or executive officers.

Board Committees

Our Board of Directors has two standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee

Our Audit Committee is comprised of Messrs. Hoenlein and McGrath and Prof. Stone, each of whom is an independent director. Mr. McGrath is the Chairman of the Audit Committee. Mr. McGrath is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. Prior to the consummation of this offering, we intend to add another member to our Audit Committee.

Our Audit Committee oversees our corporate accounting, financial reporting practices and the audits of financial statements. For this purpose, the Audit Committee has a charter (which is reviewed annually) and performs several functions. The Audit Committee charter is available on our website at www.mydario.com under the Investors/Governance section. The Audit Committee:

•	evaluates the independence and performance of, and assesses the qualifications of, our independent auditor and engage such independent auditor;
•	approves the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services and approve in advance any non-audit service to be provided by our independent auditor;
•	monitors the independence of our independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;
•	reviews the financial statements to be included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and reviews with management and our independent auditor the results of the annual audit and reviews of our quarterly financial statements; and
•	oversees all aspects our systems of internal accounting control and corporate governance functions on behalf of the board.

Compensation Committee

Our Compensation Committee is comprised of Messrs. Hoenlein and Yehudiha and Ms. Karah. Mr. Hoenlein is the Chairman of the Compensation Committee. Under the terms of the Securities Purchase Agreement in our September 2014 Private Placement, we agreed to appoint two nominees of our lead investor, David Edery, to the Compensation Committee. Both Mr. Yehudiha and Ms. Karah are nominees of Mr. Edery. These appointment rights were waived on February 28, 2016.

The Compensation Committee reviews or recommends the compensation arrangements for our management and employees and also assists our Board of Directors in reviewing and approving matters such as company benefit and insurance plans, including monitoring the performance thereof. The Compensation Committee has a charter (which is reviewed annually) and performs several functions. The Compensation Committee charter is available on our website at www.mydario.com under the Investors/Governance section.

The Compensation Committee has the authority to directly engage, at our expense, any compensation consultants or other advisers as it deems necessary to carry out its responsibilities in determining the amount and form of employee, executive and director compensation.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is currently comprised of Prof. Stone and Messrs. Hoenlein and Yehudiha. Prof. Stone is the Chairman of the Nominating and Corporate Governance Committee.

Under the terms of the Securities Purchase Agreement in our September 2014 Private Placement, we agreed to appoint two nominees of our lead investor, David Edery to the Nominating and Corporate Governance Committee. Mr. Yehudiha is the current nominee of Mr. Edery serving on this committee. These appointment rights were waived on February 28. 2016.

The Nominating and Corporate Governance Committee is charged with the responsibility of reviewing our corporate governance policies and with proposing potential director nominees to the Board of Directors for consideration. This committee also has the authority to oversee the hiring of potential executive positions in our company. The Nominating and Corporate Governance Committee operates under a written charter, which will be reviewed and evaluated at least annually.

Director Independence

Our Board of Directors has reviewed the materiality of any relationship that each of our directors has with us, either directly or indirectly. Based on this review, our Board of Directors has determined that Prof. Stone, Messrs. Hoenlein, Yehudiha and McGrath and Ms. Karah are “independent directors” as defined in the NASDAQ Listing Rules and Rule 10A-3 promulgated under the Exchange Act.

Code of Ethics

On March 5, 2013, our Board of Directors adopted a Code of Business Conduct and Ethics and Insider Trading Policy. Our Code of Business Conduct and Ethics is available on our website at mydario.com under the Investors/Governance section.

Limitation of Directors Liability and Indemnification

The Delaware General Corporation Law authorizes corporations to limit or eliminate, subject to certain conditions, the personal liability of directors to corporations and their stockholders for monetary damages for breach of their fiduciary duties. Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law.

We have director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act. Our certificate of incorporation and bylaws also provide that we will indemnify our directors and officers who, by reason of the fact that he or she is one of our officers or directors, is involved in a legal proceeding of any nature.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Section 16(a) Beneficial Ownership Reporting Compliance

Prior to this offering our common stock was not registered under Section 12 of the Exchange Act and our directors and executive officers and persons who beneficially own more than 10% of our common stock were not required to file with the SEC various reports as to their ownership of and activities relating to our common stock.

Executive Compensation

The following table summarizes compensation of our named executive officers, as of December 31, 2015 and 2014.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)*		Bonus ($)	Stock Awards		Option Awards ($)**		Non-equity incentive plan compensation	Non-qualified incentive plan compensation	All Other Compensation ($)		Total ($)
Erez Raphael (Chairman and Chief Executive Officer)***	2015	$113,802	(1)	$—	$541,813	(2)	$608,053	(3)	$—	$—	$69,388	(4)	$1,333,057
	2014	$147,610	(1)	$—	$—		$307,400	(3)	$—	$—	$78,147	(4)	$533,157
Zvi Ben David (Chief Financial Officer)	2015	$89,769	(5)	$—	$32,146	(6)	$155,060	(7)	$—	$—	$27,688	(8)	$304,663
	2014	$—		$—	$—		$—		$—	$—	$—		$—

*	Certain compensation paid by the company is denominated in New Israeli Shekel (or the NIS). Such compensation is calculated for purposes of this table based on the annual average currency exchange for such period.
**	Amount shown does not reflect dollar amount actually received. Instead, this amount reflects the aggregate grant date fair value of each stock option granted in the fiscal years ended December 31, 2014 and December 31, 2015, computed in accordance with the provisions of ASC 718 “Compensation — Stock Compensation”, or ASC 718. Assumptions used in accordance with ASC 718 are included in Note 9 to our consolidated financial statements included in this prospectus.
***	Since August 2013, Mr. Raphael has served as Chief Executive Officer and since November 2014 as Chairman of the Board of Directors.
(1)	In accordance with his second amendment to the employment agreement with our company effective August 11, 2013, Mr. Raphael is entitled to a monthly salary of NIS 44,000 (approximately $11,276). During 2015, Mr. Raphael agreed to a waiver of 16% of his cash salary according to our salary program (see further details in “Employment and Related Agreements” below).
(2)	On October 7, 2015, Mr. Raphael was granted 1,889 shares of our common stock under our 2012 Equity Incentive Plan, on September 3, 2015, Mr. Raphael was granted 84,452 shares of our common stock under our 2012 Equity Incentive Plan, and on August 27, 2015, Mr. Raphael was granted 2,924 shares of our common stock under our 2012 Equity Incentive Plan.
(3)	Mr. Raphael, upon his nomination as the Chief Executive Officer of our company, was granted 3,334 options pursuant to our 2012 Equity Incentive Plan. The options granted vested as follows: 1,667 vested on August 29, 2013 (grant date) and 1,667 vested on August 30, 2014. During 2014, Mr. Raphael was granted additional 896 and 4,672 options which vest over a period of 2 years commencing January 7, 2014 and July 7, 2014, respectively. During 2015, Mr. Raphael was granted 168,910 options to purchase shares of our common stock. 56,302 of such options are immediately vested and the balance shall vest in eight equal quarterly installments from the grant date during a two year period. We may grant Mr. Raphael additional options to purchase shares of common stock from time to time at the discretion of our Board of Directors or the Compensation Committee thereof (see further details in “Employment and Related Agreements” below).
(4)	In addition to his salary, Mr. Raphael is entitled to receive a leased automobile and mobile phone during his employment as well as reimbursements for expenses accrued. These benefits as well as other social benefits under Israeli law are included as part of his “All Other Compensation”.
(5)	In accordance with his employment agreement with our company effective January 8, 2015, Mr. Ben David was initially entitled to a monthly salary and additional compensation (excluding social benefits under applicable Israeli law) of NIS 31,200 (approximately $7,996) for providing eighty percent of his working time to our company. Beginning on March 1, 2015, Mr. Ben David began working for us on a full time basis pursuant to the terms of his employment agreement at which point Mr. Ben David’s salary was increased to NIS 39,000 (approximately $9,995) per month. During 2015, Mr. Ben David agreed to a waiver of 21.9% of his cash salary according to our salary program (see further details in “Employment and Related Agreements” below).
(6)	On October 7, 2015, Mr. Ben David was granted 1,717 shares of our common stock under our 2012 Equity Incentive Plan and on August 27, 2015, Mr. Ben David was granted 3,801 shares of our common stock under our 2012 Equity Incentive Plan.

(7)	During 2015, Mr. Ben David was granted 43,078 options to purchase shares of our common stock. 14,358 of such options are immediately vested and the balance shall vest in eight equal quarterly installments from the grant date during a two year period. We may grant Mr. Ben David additional options to purchase shares of common stock from time to time at the discretion of our Board of Directors or the Compensation Committee thereof (see further details in “Employment and Related Agreements” below).
(8)	In addition to his salary, Mr. Ben David is entitled to receive a mobile phone during his employment as well as reimbursements for expenses accrued. These benefits as well as other social benefits under Israeli law are included as part of his “All Other Compensation”.

All compensation awarded to our executive officers were independently reviewed by our Compensation Committee.

Employment and Related Agreements

Except as set forth below, we currently have no other written employment agreements with any of our officers and directors. The following is a description of our current executive employment agreements:

Erez Raphael, Chief Executive Officer and Chairman of our Board of Directors — On August 30, 2013, LabStyle Innovation Ltd., our Israeli subsidiary, entered into an amendment to a Personal Employment Agreement with Mr. Raphael in connection with his August 2013 appointment as our President and Chief Executive Officer. Pursuant to the terms of his employment agreement as amended, Mr. Raphael is entitled to a monthly salary of NIS 44,000 (approximately $11,276). During 2015, Mr. Raphael agreed to a waiver of 16% of his cash salary according to our salary program pursuant to which Mr. Raphael shall receive compensation shares of restricted common stock as consideration for cash salary waived. Mr. Raphael’s employment agreement may be terminated by either party at will upon 180 days prior written notice or terminated by us or for cause, as defined under the employment agreement. In the event the employment agreement is terminated by us at will, Mr. Raphael shall be entitled to receive 6 months base salary and severance payment pursuant to applicable Israeli severance law. In the event the employment agreement is terminated by us for cause, Mr. Raphael will only be entitled to severance payment under applicable Israeli severance law. Mr. Raphael’s employment agreement also includes a one year non-competition and non-solicitation provision, certain confidentiality covenants and assignment of any of his company-related inventions to us. Under the terms of the agreement, Mr. Raphael is entitled to certain expense reimbursements and other standard benefits, including vacation, sick leave, contributions to a manager’s insurance policy and study fund and car and mobile phone allowances.

On March 15, 2013, the Compensation Committee of our Board of Directors approved a grant under our 2012 Equity Incentive Plan to Mr. Raphael of 2,004 options to purchase shares of our common stock for an exercise price of $121.50 per share. 334 of these options vested on March 31, 2013 and the remaining vested in five equal quarterly increments commencing June 30, 2013.

On June 6, 2013, the Compensation Committee of our Board of Directors approved a grant under our 2012 Equity Incentive Plan to Mr. Raphael of 225 options to purchase shares of our common stock for an exercise price of $270.00 per share. 45 of these options vested on June 30, 2013 and the remaining vested in four equal quarterly increments commencing September 30, 2013.

In August 2013, the Compensation Committee of our Board of Directors approved a grant under our 2012 Equity Incentive Plan to Mr. Raphael of 3,334 options to purchase shares of our common stock for an exercise price of $240.30 per share. 1,667 of these options vested on August 29, 2013 and the remaining options vested on August 30, 2014.

In January 2014, the Compensation Committee of our Board of Directors approved a grant under our 2012 Equity Incentive Plan to Mr. Raphael of 896 options to purchase shares of our common stock for an exercise price of $166.50 per share. Those options vest in eight equal quarterly increments commencing April 7, 2014.

On July 7, 2014, the Board of Directors approved a grant under our 2012 Equity Incentive Plan to Mr. Raphael of 4,672 options to purchase shares of our common stock for an exercise price of $88.20 per share. Those options vest in eight equal quarterly increments commencing October 2014.

On August 27, 2015, the Compensation Committee of our Board of Directors approved the issuance to Mr. Raphael of 2,924 shares of our common stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $17,091 salary otherwise payable to Mr. Raphael from April to September 2015.

On September 3, 2015, our Board of Directors approved the issuance to Mr. Raphael of 84,452 shares of our common stock under our 2012 Equity Incentive Plan and to grant to Mr. Raphael 168,910 options to purchase shares of our common stock for an exercise price of $5.76 per share. 56,302 of such options are immediately vested and the balance will vest in eight equal quarterly installments from the grant date during a two year period.

On October 7, 2015, the Compensation Committee of our Board of Directors approved the issuance to Mr. Raphael of 1,889 shares of our common stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $10,917 salary otherwise payable to Mr. Raphael from October to December 2015.

On January 27, 2016, the Compensation Committee of our Board of Directors approved the issuance to Mr. Raphael of 1,364 shares of our common stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $10,637 salary otherwise payable to Mr. Raphael from January to March 2016.

Zvi Ben David, Chief Financial Officer, Treasurer and Secretary — On January 8, 2015, LabStyle Innovation Ltd., our Israeli subsidiary, entered into a Personal Employment Agreement with Mr. Ben David. Pursuant to his employment agreement, Mr. Ben David was initially entitled to a monthly salary and additional compensation (excluding social benefits under applicable Israeli law) of NIS 31,200 (approximately $7,996) for providing eighty percent of his working time to our company. Beginning on March 1, 2015, Mr. Ben David began working for us on a full time basis pursuant to the terms of his employment agreement at which point Mr. Ben David’s salary was increased to NIS 39,000 (approximately $9,995) per month. During 2015, Mr. Ben David agreed to a waiver of 21.9% of his cash salary according to our salary program pursuant to which Mr. Ben David shall receive compensation shares of restricted common stock as consideration for cash salary waived.

Mr. Ben David’s employment agreement may be terminated by either party at will upon 90 days prior written notice or terminated by us for cause, as defined under the employment agreement. In the event the employment agreement is terminated by us at will, Mr. Ben David shall be entitled to receive 6 months base salary and severance payment pursuant to applicable Israeli severance law. In the event the employment agreement is terminated by us at will, Mr. Ben David shall be entitled to receive 90 days of severance plus any required severance payment pursuant to applicable Israeli severance law. In the event the employment agreement is terminated by us for cause, Mr. Ben David will only be entitled to severance payment under applicable Israeli severance law. The employment agreement also includes a twelve month non-competition and non-solicitation provision, certain confidentiality covenants and assignment of any of his company-related inventions to the company. Under the terms of the employment agreement, Mr. Ben David is entitled to certain expense reimbursements and other standard benefits, including vacation, sick leave, contributions to a manager’s insurance policy and study fund and mobile phone allowances.

On August 27, 2015, the Compensation Committee of our Board of Directors approved the issuance to Mr. Ben David of 3,801 shares of our common stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $22,222 salary otherwise payable to Mr. Ben David from March to September 2015.

On September 3, 2015, the Board of Directors approved a grant to Mr. Ben David of 43,072 options to purchase shares of our common stock for an exercise price of $5.76 per share. 14,357 of such options are immediately vested and the balance will vest in eight equal quarterly installments from the grant date during a two year period.

On October 7, 2015, the Compensation Committee of our Board of Directors approved the issuance to Mr. Ben David of 1,716 shares of our common stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $9,925 salary otherwise payable to Mr. Ben David from October to December 2015.

On January 27, 2016, the Compensation Committee of our Board of Directors approved the issuance to Mr. Ben David of 1,735 shares of our common stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of the waiver of $13,538 salary otherwise payable to Mr. Ben David from January to March 2016.

Outstanding Equity Awards at December 31, 2015

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Erez Raphael (Chairman and Chief Executive Officer)	2,004	—		—	$121.50	March 14, 2023
	225	—		—	$270.00	June 5, 2023
	3,334	—		—	$240.30	August 28, 2023
	784	112	(1)	—	$166.50	January 6, 2024
	2,920	1,752	(2)	—	$88.20	July 6, 2024
	70,378	98,532	(3)		$5.76	September 3, 2021
Zvi Ben David (Chief Financial Officer, Secretary and Treasurer)	17,948	25,130	(4)		$5.76	September 3, 2021
Total Option Shares	97,593	125,526

(1)	Vests in 8 equal quarterly installments commencing April 4, 2014.
(2)	Vests in 8 equal quarterly installments commencing October 7, 2014.
(3)	Following vesting of 56,302 options on September 3, 2015, vests in 8 equal quarterly installments commencing December 3, 2015.
(4)	Following vesting of 14,358 options on September 3, 2015, vests in 8 equal quarterly installments commencing December 3, 2015.

2012 Equity Incentive Plan

On January 23, 2012, our Board of Directors and a majority of the holders of our then outstanding shares of our common stock adopted our 2012 Equity Incentive Plan (which includes both U.S. and Israeli sub-plans). On January 23, 2012, an Israeli sub-plan was adopted under our 2012 Equity Incentive Plan, which sets forth the terms for the grant of stock awards to Israeli employees or Israeli non-employees. The sub-plan was adopted in accordance with the amended sections 102 and 3(i) of Israel’s Income Tax Ordinance. The sub-plan is part of the 2012 Equity Incentive Plan and subject to the same terms and conditions. Following amendments, there are currently 745,834 shares of common stock reserved for issuance under the 2012 Equity Incentive Plan.

The following table provides information as of December 31, 2015 with respect to options outstanding:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	512,394	$14.20	103,089
Equity compensation plans not approved by security holders*	13,987	$127.29	—
Equity compensation plans not approved by security holders**	4,228	$125.10	—
Equity compensation plans not approved by security holders***	54,509	$5.76	—
Equity compensation plans not approved by security holders****	47,999	$0.41	—
Total	633,117	$15.66	103,089

*	In March 2013, our Board of Directors adopted a non-employee director’s remuneration policy. For further details refer to “Non-Employee Director Remuneration Policy” below.
**	In May 2014, our Board of Directors approved the grant of non-plan options to our SAB. These options have an exercise price of $125.10 per share, vest over 4 quarterly installments, have a cashless exercise feature and a ten year term.
***	In September 2015, our Board of Directors approved the grant of non-plan options to our Board members and members of our SAB. These options have an exercise price of $5.76 per share, one third vesting immediately and the balance vest over 8 quarterly installments, have a cashless exercise feature and a six year term.
****	In December 2015, our Board of Directors approved the grant of non-plan options to a member of the SAB and to a finder. The options to the SAB member have an exercise price of $7.02 per share, and vest over a three year period. One third vest after one year and the balance vest over 8 quarterly installments after the first anniversary; these options have a cashless exercise feature and a six year term. The options to the finder have an exercise price of $0.0018 and are fully vested and exercisable after the lapse of four months from the grant date.

The purpose of our 2012 Equity Incentive Plan is to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons in our development and financial achievements. The 2012 Equity Incentive Plan will be administered by the Compensation Committee of our Board of Directors or by the full board, which may determine, among other things, the (a) terms and conditions of any option or stock purchase right granted, including the exercise price and the vesting schedule, (b) persons who are to receive options and stock purchase rights and (c) the number of shares to be subject to each option and stock purchase right. The 2012 Equity Incentive Plan will provide for the grant of (i) “incentive” options (qualified under section 422 of the Internal Revenue Code of 1986, as amended) to employees of our company and (ii) non-qualified options to directors and consultants of our company. In addition, our Board of Directors has authorized the appointment of Tamir Fishman Equity Plan Services to act as a trustee for grants of options under the Israeli sub-plan to Israeli residents.

In connection with the administration of our 2012 Equity Incentive Plan, our Compensation Committee will:

•	determine which employees and other persons will be granted awards under our 2012 Equity Incentive Plan;
•	grant the awards to those selected to participate;

•	determine the exercise price for options; and
•	prescribe any limitations, restrictions and conditions upon any awards, including the vesting conditions of awards.

Our Compensation Committee will: (i) interpret our 2012 Equity Incentive Plan; and (ii) make all other determinations and take all other action that may be necessary or advisable to implement and administer our 2012 Equity Incentive Plan.

The 2012 Equity Incentive Plan provides that in the event of a change of control event, the Compensation Committee or our Board of Directors shall have the discretion to determine whether and to what extent to accelerate the vesting, exercise or payment of an award.

In addition, our Board of Directors may amend our 2012 Equity Incentive Plan at any time. However, without stockholder approval, our 2012 Equity Incentive Plan may not be amended in a manner that would:

•	increase the number of shares that may be issued under our 2012 Equity Incentive Plan;
•	materially modify the requirements for eligibility for participation in our 2012 Equity Incentive Plan;
•	materially increase the benefits to participants provided by our 2012 Equity Incentive Plan; or
•	otherwise disqualify our 2012 Equity Incentive Plan for coverage under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

Awards previously granted under our 2012 Equity Incentive Plan may not be impaired or affected by any amendment of our 2012 Equity Incentive Plan, without the consent of the affected grantees.

Non-Employee Director Remuneration Policy

In March 2013, our Board of Directors adopted the following non-employee director remuneration policy:

Cash Awards

Our non-employee directors (currently Messrs. Hoenlein, McGrath and Yehudiha, Prof. Stone and Ms. Karah) will receive the following cash payments for each fiscal year: (i) $25,000 per year, to be paid quarterly in arrears and (ii) $16,000 for Board committee service, to be paid quarterly in arrears; provided, however, that such quarterly payments and committee meeting fees shall accrue and shall be payable upon the approval of Mr. Raphael at such time when our company is adequately capitalized in his reasonable discretion.

Stock and Option Awards

Each of our non-employee directors may receive 278 options to purchase shares of common stock (which we refer to as the Annual Director Options) for each fiscal year. The Annual Director Options will be confirmed (together with the exercise price for such options) at the first meeting of our Board of Directors for each fiscal year and shall vest quarterly in arrears. Annual Director Options shall have ten year terms and, unless otherwise approved by Compensation Committee of our Board of Directors, shall not be issued under our 2012 Equity Incentive Plan or any successor to such plan.

Both the Annual Directors Options as well as the one-time options granted were not issued under our 2012 Equity Incentive Plan. All annual director options or other equity incentives issued under our non-employee director remuneration policy shall be deemed to have been issued under an “employee benefit plan” as defined in Rule 405 promulgated under the Securities Act.

On April 3, 2015, our Board of Directors approved a compensation plan under which the executive officers have been granted the authority (in their discretion from time to time with the concurrence of the impacted individuals, and subject to applicable laws, rules and regulations) to cause the issuance of shares of common stock to our directors, officers and employees as consideration for a reduction in cash salary or fees owed to such individuals. For that purpose a pool of up to 122,222 shares of common stock is reserved under a shares for salary program.

On April 20, 2015, 4,931, 4,975 and 12,323 shares were respectively issued to Prof. Stone, Mr. McGrath and Mr. Hoenlein in lieu of $23,988, $24,201 and $61,500 fees otherwise payable to each of Prof. Stone for the period from July 7, 2014 to March 31, 2015, Mr. McGrath for the period from November 12, 2013 to March 31, 2015 and Mr. Hoenlein for the period from October 1, 2013 to March 31, 2015.

On August 13, 2015, 1,707 shares were issued to each of Prof. Stone, Mr. Hoenlein and Mr. McGrath in lieu of $10,250 in fees otherwise payable to each of them for the period from April 1, 2015 to June 30, 2015.

On August 27, 2015, the Compensation Committee of our Board of Directors approved the issuance to Ms. Karah and Mr. Yehudiha 3,507 and 5,397 shares of our common stock under our 2012 Equity Incentive Plan, respectively. Such shares were issued in lieu of $20,500 and $31,549 of fees, respectively, otherwise payable to each of Ms. Karah for the period from January 2015 to June 2015 and Mr. Yehudiha, for the period from September 23, 2014 to June 30 2015.

On September 3, 2015, our Board of Directors approved a grant of an aggregate of 76,015 options to our non-employee directors. These options have an exercise price of $5.76 per share. 25,335 of such options are immediately vested and the balance shall vest in quarterly arrears.

On October 6, 2015, 1,781 shares were issued to each of Prof. Stone, Mr. Hoenlein and Mr. McGrath, in lieu of $10,250 in fees otherwise payable to each of them for the period from July 1, 2015 to September 30, 2015.

On October 7, 2015, the Compensation Committee of our Board of Directors approved the issuance to each of Ms. Karah and Mr. Yehudiha of 1,773 shares of our common stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of $10,250 in fees otherwise payable to each of Ms. Karah and Mr. Yehudiha for the period from July 1 2015 to September 30 2015.

On January 3, 2016, 1,349 shares were issued to each of Prof. Stone, Mr. Hoenlein and Mr. McGrath in lieu of $10,250 in fees otherwise payable to each of them for the period from October 1, 2015 to December 31, 2015 (this grant included a correction to the grant made on October 6, 2015).

On January 3, 2016, the Compensation Committee of our Board of Directors approved the issuance to each of Ms. Karah and Mr. Yehudiha of 1,351 shares of our common stock under our 2012 Equity Incentive Plan. Such shares were issued in lieu of $10,250 in fees otherwise payable to each of Ms. Karah and Mr. Yehudiha for the period from October 1, 2015 to December 31, 2015.

Compensation Committee Review

The Compensation Committee shall, if it deems necessary or prudent in its discretion, reevaluate and approve in January of each such year (or in any event prior to the first board meeting of such fiscal year) the cash and equity awards (amount and manner or method of payment) to be made to non-employee directors for such fiscal year. In making this determination, the Compensation Committee shall utilize such market standard metrics as it deems appropriate, including, without limitation, an analysis of cash compensation paid to independent directors of our peer group.

The Compensation Committee shall also have the power and discretion to determine in the future whether non-employee directors should receive annual or other grants of options to purchase shares of common stock or other equity incentive awards in such amounts and pursuant to such policies as the Compensation Committee may determine utilizing such market standard metrics as it deems appropriate, including, without limitation, an analysis of equity awards granted to independent directors of our peer group.

Participation of Employee Directors; New Directors

Unless separately and specifically approved by the Compensation Committee in its discretion, no employee director of our company shall be entitled to receive any remuneration for service as a director (other than expense reimbursement as per prevailing policy).

New directors joining our Board of Directors shall be entitled to a pro rated portion (based on months to be served in the fiscal year in which they join) of cash and stock option or other equity incentive awards (if applicable) for the applicable fiscal year at the time they join the board.

Director Compensation

The following table summarizes the annual compensation paid to our non-employee directors for the fiscal year ended December 31, 2015:

Name and Principal Position	Year	Fees Paid or Earned in Cash ($)	Stock Awards		Option Awards ($)*		Non-equity incentive plan compensation	Non- qualified deferred compensation earnings	All other compensation ($)	Total ($)
Malcolm Hoenlein	2015	$—	$41,000	(1)	$54,720	(2)	$—	$—	$—	$95,720
Dennis McGrath	2015	$—	$41,000	(3)	$54,720	(4)	$—	$—	$—	$95,720
Prof. Richard B. Stone	2015	$—	$41,000	(5)	$54,720	(6)	$—	$—	$—	$95,720
Rami Yehudiha	2015	$—	$41,000	(7)	$54,720	(8)	$—	$—	$—	$95,720
Dr. Peter M. Kash**	2015	$—	—		—		$—	$—	$—
Hila Karah	2015	$—	$41,000	(9)	$54,720	(10)	$—	$—	$—	$95,720

*	Amount shown does not reflect dollar amount actually received. Instead, this amount reflects the aggregate grant date fair value of each stock option granted in the fiscal year ended December 31, 2015, computed in accordance with the provisions of ASC 718. Assumptions used in accordance with ASC 718 are included in Note 9 to our consolidated financial statements included in this prospectus.
**	On February 23, 2015, Dr. Kash resigned from the Board of Directors.
(1)	15,811 stock awards are outstanding as of December 31, 2015.
(2)	19,654 option awards are outstanding as of December 31, 2015.
(3)	8,463 stock awards are outstanding as of December 31, 2015.
(4)	17,150 option awards are outstanding as of December 31, 2015.
(5)	8,419 stock awards are outstanding as of December 31, 2015.
(6)	16,870 option awards are outstanding as of December 31, 2015.
(7)	7,170 stock awards are outstanding as of December 31, 2015.
(8)	15,203 option awards are outstanding as of December 31, 2015.
(9)	5,280 stock awards are outstanding as of December 31, 2015.
(10)	15,203 option awards are outstanding as of December 31, 2015.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of March 1, 2016 by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
•	each of our named executive officers and directors; and
•	all our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of our capital shown as beneficially owned, subject to applicable community property laws.

In computing the number and percentage of shares beneficially owned by a person, shares that may be acquired by such person within 60 days of March 1, 2016 are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address of each person listed below is c/o LabStyle Innovations Corp., 9 Halamish Street, Caesarea Industrial Park, 3088900, Israel.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned(1)
Officers and Directors
Erez Raphael(2)	1,180,666	30.6%
Zvi Ben David(3)	224,047	7.3%
Malcolm Hoenlein(4)	29,212	1.0%
Dennis M. McGrath(5)	19,360	*
Prof. Richard B. Stone(6)	191,841	6.3%
Rami Yehudiha(7)	16,122	*
Hila Karah(8)	19,788	*
All Executive Officers and Directors as a group (7 persons)	1,681,036	47.0%
5% Stockholders
Shmuel Farhi(9)	370,374	11.6%

*	Less than 1%.
(1)	Percentage ownership is based on 2,997,340 shares of our common stock outstanding as of March 1, 2016 and, for each person or entity listed above, warrants or options to purchase shares of our common stock which exercisable within 60 days of the date of this prospectus.
(2)	Includes 95,001 vested options and 2,224 warrants to purchase common stock. Excludes 85,040 options which are not vested. Also includes 231,945 shares of our common stock, 420,451 shares of our common stock issuable upon conversion of 1,667 shares of our Series A Convertible Preferred Stock and 338,193 warrants to purchase common stock, held by Dicilyon Consulting and Investment Ltd. Erez Raphael is the natural person with voting and dispositive power over our securities held by Dicilyon Consulting and Investment Ltd. The address of Dicilyon Consulting and Investment Ltd. is 7 B'Chshvan St No. 8, Ramat HaSharon, Israel.
(3)	Includes 21,438 vested options to purchase common stock and 57,641 warrants to purchase common stock. Excludes 21,540 options which are not vested.
(4)	Includes 12,052 vested options to purchase common stock. Excludes 7,602 options which are not vested.
(5)	Includes 9,548 vested options to purchase common stock. Excludes 7,602 options which are not vested.
(6)	Includes 52,471 warrants to purchase common stock, and 9,268 vested options to purchase common stock. Excludes 7,602 options which are not vested.
(7)	Includes 7,601 vested options to purchase common stock. Excludes 7,602 options which are not vested.

(8)	Includes 7,601 vested options to purchase common stock. Excludes 7,602 options which are not vested.
(9)	Includes 185,187 warrants to purchase common stock issued to Mr. Farhi. Mr. Farhi’s address is 484 Richmond St., London, England, N6A 3E6. Does not give effect to the closing of our concurrent private placement.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Executive Officers and Directors

We have entered into employment and consulting agreements and granted stock awards to our executive officers and directors as more fully described in “Executive Compensation” above.

September 2014 Private Placement

On September 23, 2014, we entered into and closed the transactions contemplated by a definitive Securities Purchase Agreement. The lead investor in the financing memorialized in such agreement was Dicilyon Consulting and Investment Ltd., an affiliate of Israeli investor David Edery who invested $3 million in the private placement purchasing 1,667 shares of our Series A Convertible Preferred Stock which are currently convertible into 420,451 shares of our common stock and 231,248 warrants to purchase common stock following the entry into a warrant replacement agreement with Dicilyon whereby Dicilyon replaced 210,226 warrants issued in 2014 which contained a net settlement cash feature and liquidated damages penalties with 231,248 warrants which contain a standard anti-dilution clause, both groups of warrants with an exercise price of $8.559 per share and exercisable until September 23, 2018. Pursuant to the Securities Purchase Agreement, Mr. Edery and his controlled affiliates were granted certain special rights, including, among other things, (i) a two year pre-emptive right to participate in our future financings, subject to certain exceptions, in an amount which would allow Mr. Edery to maintain his fully-diluted percentage ownership of the Company, and (ii) a right that, for so long as Mr. Edery holds 25%, 15% and 10% of the outstanding shares of Common Stock, Mr. Edery shall have the right to appoint, respectively, three, two or one member of our seven person Board of Directors. The preemptive rights were waived in connection with this offering and Mr. Edery has waived his director nomination rights effective February 28, 2016. In connection with the closing of the transactions contemplated by the Securities Purchase Agreement, Mr. Edery’s company appointed Rami Yehudiha to serve as a member of the Board of Directors and on November 18, 2014, Mr. Edery’s company exercised its right to appoint two members to the Board of Directors by requesting that Dr. Oren Fuerst and Dr. Steven A. Kaplan resign from the Board of Directors. Accordingly, Dr. Kaplan resigned from the Board of Directors effective as of November 21, 2014 and Dr. Fuerst resigned from the Board of Directors effective as of November 23, 2014. On November 23, 2014, the remaining members of the Board of Directors acted by unanimous written consent to name two appointees of Mr. Edery’s company, Dr. Peter M. Kash and Ms. Hila Karah, as members of the Board of Directors. On February 25, 2015, Dr. Peter M. Kash resigned from his position as a member of the Board of Directors for personal reasons. On June 15, 2015, both Mr. Yehudia and Ms. Karah were elected to our Board of Directors by our shareholders. On March 1, 2016, Dicilyon irrevocably granted voting and dispositive power over our shares held by it to Erez Raphael, our Chairman and Chief Executive Officer.

Statement of Policy

All transactions (if any) between us and our officers, directors or five percent stockholders, and respective affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to our legal counsel or independent legal counsel.

To the best of our knowledge, other than as set forth above, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year end for the last two completed fiscal years, and in which any director or executive officer, or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest (other than compensation to our officers and directors in the ordinary course of business).

DESCRIPTION OF OUR SECURITIES

Our Certificate of Incorporation, as amended, authorizes us to issue:

•	160 million shares of common stock, par value $0.0001 per share; and
•	5 million shares of blank-check preferred stock, par value $0.0001 per share, of which 60,000 have been designated as Series A Convertible Preferred Stock as described below.

In June 2015, our stockholders approved an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 80 million to 160 million.

On October 6, 2014, we effected a 1-for-5 reverse stock split of our outstanding common stock, which caused our then outstanding common stock to be decreased from 79,529,255 to 15,905,871 while keeping our authorized capitalization unchanged.

On February 26, 2016, we effected a 1-for-18 reverse stock split of our outstanding common stock, which caused our then outstanding common stock to be decreased from 53,946,705 to 2,997,340 while keeping our authorized capitalization unchanged.

Immediately prior to closing of this offering, all outstanding shares of our preferred stock will automatically convert into 623,676 shares of our common stock. Accordingly, there will be no shares of preferred stock outstanding upon the closing of this offering, and we have no present plans to issue any shares of preferred stock.

The following description of our capital stock is a summary and does not purport to be complete and is subject to, and qualified in its entirety by, our certificate of incorporation, our bylaws which we have included as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

Voting.  The holders of our common stock are entitled to one vote for each share held of record on all matters on which the holders are entitled to vote (or consent to).

Dividends.  The holders of our common stock are entitled to receive, ratably, dividends only if, when and as declared by our Board of Directors in their discretion pursuant to the Delaware General Corporation Law therefor and after provision is made for each class of capital stock having preference over the common stock (including the preferred stock if any).

Liquidation Rights.  In the event of our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share, ratably, in all assets remaining available for distribution after payment of all liabilities and after provision is made for each class of capital stock having preference over the common stock (including the preferred stock if any).

Conversion Rights.  The holders of our common stock have no conversion rights.

Preemptive and Similar Rights.  The holders of our common stock have no preemptive or similar rights under our Certificate of Incorporation.

Redemption/Put Rights.  There are no redemption or sinking fund provisions applicable to the common stock. All of the outstanding shares of our common stock are fully-paid and nonassessable.

Series A Convertible Preferred Stock

Voting.  The holders of the 1,984 currently outstanding shares of our Series A Preferred Stock (which were issued in our September 2014 Private Placement) are entitled to one vote (on an as if converted to common stock basis) for each share held of record on all matters on which the holders are entitled to vote (or consent to).

Dividends.  The holders of Series A Preferred Stock are eligible to participate in dividends and other distributions by us on an as converted basis.

Liquidation Rights.  The holders of our Series A Preferred Stock are entitled to liquidation preference for each such holder equal to the investment made by such holder in the September 2014 Private Placement, and such liquidation preference applies in certain deemed liquidation events such as changes in control of our company.

Conversion Rights.  The 1,984 shares of currently outstanding Series A Preferred Stock are convertible at any time into an aggregate of 498,940 shares of common stock based on a conversion price of $7.1352 per share. Such conversion price is not subject to any future price-based anti-dilution adjustments but does carry customary stock-based anti-dilution protection. Upon the written election of the holders of a majority of the outstanding Series A Preferred Stock, all shares of Series A Preferred Stock shall convert into common stock. Immediately prior to closing of this offering, following the entry into a Preferred Stock Conversion Agreement with a majority of the holders of our Series A Preferred Stock, all outstanding shares of our Series A Preferred Stock will automatically convert into 623,676 shares of our common stock.

Preemptive and Similar Rights.  The holders of our Series A Preferred Stock have no preemptive or similar rights under our Certificate of Incorporation. However, Dicilyon, the lead investor in our September 2014 Private Placement holds a two year contractual preemptive right to participate in future financings, subject to certain exceptions, in an amount necessary to maintain such investor’s fully-diluted percentage interest in our company. Such rights have been waived in connection with this offering.

Redemption/Put Rights.  Other than the liquidation preference described above, there are no redemption or sinking fund provisions applicable to the Series A Preferred Stock. All of the outstanding shares of our Series A Preferred Stock are fully-paid and nonassessable.

Warrants

As of February 29, 2016, after giving pro forma effect to the closing of our concurrent private placement, warrants to purchase an aggregate of 3,609,905 shares of common stock were outstanding with expiration dates between February 25, 2016 and February 29, 2021 at exercise prices ranging from $3.24 to $450 per share, subject to adjustments for stock splits, dividends, reclassifications and the like. Of those warrants, warrants to purchase 1,247,078 shares of common stock at an adjusted exercise price ranging from $3.42 to $3.71 per share are subject to “weighted average” adjustment for dilutive issuance.

Warrants to be Issued in this Offering

The following is a brief summary of certain terms and conditions of the warrants to be issued in connection with this offering and are subject in all respects to the provisions contained in the warrants.

Form.  The warrants will be issued in electronic book-entry form to the investors. You should review a copy of the form of warrant, which is filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the warrants.

Exercisability.  The warrants are exercisable at any time after their original issuance, expected to be [           ], 2016, and at any time up to the date that is five years after their original issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of shares of common stock purchased upon such exercise. If a registration statement registering the issuance of the shares of common stock underlying the warrants under the Securities Act is not effective or available and an exemption from registration under the Securities Act is not available for the issuance of such shares, the holder may, in its sole discretion, elect to exercise the warrant through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. No fractional shares of common stock will be issued in connection with the exercise of a warrant. In lieu of fractional shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price.

Exercise Limitation.  A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days’ prior notice from the holder to us.

Exercise Price.  The exercise price per whole share of common stock purchasable upon exercise of the warrants is expected to be $[    ] per share [125% of public offering price of common stock] of common stock. The exercise price is subject to adjustment in the event of sales of our common stock during the eight month period following the date of issuance at a price per share less than the exercise price then in effect (or securities convertible or exercisable into common stock at a conversion or exercise price less than the exercise price then in effect subject to customary exceptions). The exercise price is also subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Transferability.  Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.

Exchange Listing.  We have applied for the listing of the warrants offered in this offering on The NASDAQ Capital Market under the symbol “DRIOW”. No assurance can be given that such listing will be approved or that a trading market will develop.

Fundamental Transactions.  In the event of a fundamental transaction, as described in the warrants and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding common stock, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the warrants immediately prior to such fundamental transaction.

Rights as a Stockholder.  Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Transfer Agent and Registrar

VStock Transfer, LLC is the transfer agent and registrar for our common stock.

Listing

Our common stock is quoted on the OTCQB under the symbol “DRIO”. We have applied to have our common stock and warrants listed on the NASDAQ Capital Market under the symbols “DRIO” and “DRIOW,” respectively. No assurance can be given that our applications will be approved. In order to obtain NASDAQ listing approval we effected a 1 for 18 reverse split of our common stock prior on February 26, 2016.

Anti-Takeover Effect of Delaware Law, Certain Charter and Bylaw Provisions

Our certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change of control of our company. These provisions are as follows:

•	they provide that special meetings of stockholders may be called only by the Board of Directors, Chief Executive Officer, President or our Chairman of the Board of Directors, or at the request in writing by stockholders of record owning at least sixty-six and two-thirds (66 2/3%) percent of the issued and outstanding voting shares of common stock;

•	they do not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in our Board of Directors; and
•	they allow us to issue, without stockholder approval, up to 5,000,000 shares of preferred stock that could adversely affect the rights and powers of the holders of our common stock.

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in the following prescribed manner:

•	prior to the time of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and
•	on or subsequent to the time of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, for purposes of Section 203, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, owned 15% or more of a corporation’s outstanding voting securities.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market, including shares issued upon exercise of outstanding options and warrants, or the anticipation of these sales, could adversely affect prevailing market prices from time to time and could impair our ability to raise equity capital in the future.

Based on the number of shares of common stock outstanding as of February 29, 2016, after giving pro forma effect to the closing of our concurrent private placement upon the completion of this offering we will have 5,332,127 shares of common stock outstanding, assuming (1) no exercise of the underwriters’ option to purchase additional shares of common stock and (2) no exercise of outstanding options or warrants. Of those shares, all of the shares sold in this offering will be freely tradable, except that any shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, or Rule 144, may only be sold in compliance with the limitations described below.

Rule 144

In general, under Rule 144, any person who is not our affiliate and has held their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, subject to the availability of current public information about us. In addition, under Rule 144, any person who is not an affiliate of ours and has held their shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares without regard to whether current public information about us is available. A person who is our affiliate or who was our affiliate at any time during the preceding three months, and who has beneficially owned restricted securities for at least six months, including the holding period of any prior owner other than one of our affiliates, is entitled to sell a number of shares within any three-month period that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately 53,321 shares immediately after this offering; or
•	the average weekly trading volume of our common stock on the NASDAQ Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements, and to the availability of current public information about us.

Options and Warrants

As of February 29, 2016, after giving pro forma effect to the closing of our concurrent private placement, options to purchase a total of 672,006 shares of common stock were outstanding, of which 221,800 were vested. Of the total number of shares of our common stock issuable under these options, substantially all are subject to contractual lock-up agreements with the underwriters described below, and will become eligible for sale subject to Rule 144 at the expiration of those agreements.

As of February 29, 2016, after giving pro forma effect to the closing of our concurrent private placement warrants to purchase a total of 3,609,905 shares of common stock were outstanding. Upon the exercise of outstanding warrants, shares will become eligible for sale subject to Rule 144.

Lock-Up Agreements

Our directors and executive officers have agreed with the underwriters that for a period of 90 days after the date of this prospectus, except with the prior written consent of the representatives and subject to specified exceptions, we or they will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock. Following the expiration of the lock-up agreements, shares will become eligible for sale subject to Rule 144.

UNDERWRITING

H.C. Wainwright & Co., LLC and Joseph Gunnar & Co., LLC are acting as joint book-running managers of the offering and the representatives of the underwriters. Subject to the terms and conditions set forth in an underwriting agreement between us and the representatives of the underwriters named below, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from us, the number of shares of common stock and warrants listed next to its name in the following table.

Underwriters	Number of Shares of Common Stock	Number of Warrants
H.C. Wainwright & Co., LLC
Joseph Gunnar & Co., LLC
Total

The underwriters are committed to purchase all the shares of common stock and warrants offered by us if they purchase any shares of common stock and warrants. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. The underwriters are not obligated to purchase the shares of common stock and/or warrants covered by the underwriters’ over-allotment option described below. The underwriters are offering the shares of common stock and warrants, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Discounts and Commissions

The underwriters propose initially to offer the shares of common stock and warrants to the public at the public offering price set forth on the cover page of this prospectus and to dealers at those prices less a concession not in excess of $[    ] per share of common stock and warrant. If all of the shares of common stock and warrants offered by us are not sold at the public offering price, the underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the public offering price, underwriting discounts and commissions and proceeds before expenses to us. The information assumes either no exercise or full exercise of the over-allotment option we granted to the representatives of the underwriters.

	Per Share of Common Stock	Per Warrant	Total Without Over-Allotment Option	Maximum Total With Over-Allotment Option
Public offering price	$	$
Underwriting discounts and commissions (7%)
Non-accountable expense allowance
Proceeds, before expenses, to us	$	$

We have agreed to pay a non-accountable expense allowance to the representatives of the underwriters equal to 1% of the gross proceeds received at the closing of the offering (excluding any proceeds received upon any subsequent exercise of the over-allotment option).

We have also agreed to pay the representatives’ accountable expenses relating to the offering, including (a) all actual filing fees incurred in connection with the review of this offering by FINRA; (b) all fees and expenses relating to the listing of our shares of common stock on The NASDAQ Capital Market, (c) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $3,000 per individual and up to an aggregate of $15,000, (d) all actual fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under state securities laws, or “blue sky” laws, or under the securities laws of foreign jurisdictions designated by the representatives, (e) all fees, expenses and disbursements relating to the registration of our shares of common stock with the Securities and Exchange Commission, (f) the costs of all mailing and printing of the underwriting documents as the representatives may reasonably deem necessary, (g) the costs of preparing, printing and delivering the securities; (h) stock transfer and/or stamp taxes, if any, payable upon the transfer of securities from the Company to the Underwriters, (i) the costs of bound volumes of the offering materials as well as commemorative mementos and Lucite tombstone and post-closing advertising of the offering in an amount not to exceed $3,000, (j) the fees and expenses of the representatives’ legal counsel not to exceed $100,000, $25,000 of which has been paid in advance and will be returned to us to the extent that offering expenses are not actually incurred in compliance with FINRA Rule 5110(f)(2)(C), (k) up to $25,000 for the representatives’ use of i-Deal’s book-building, prospectus tracking and compliance software (or other similar software) for the offering, (l) up to $15,000 of the representatives’ road show expenses for the offering, (m) up to $10,000 of the fees and expenses of the representatives’ clearing firm, and (n) the representatives’ cost of mailing prospectuses to potential investors, provided, however, that expenses that are set forth in clauses (c), (i), (j), (l) and (m) above shall not exceed $143,000 in the aggregate.

The total estimated expenses of the offering, excluding underwriting discounts, commissions, and non-accountable expense allowances are approximately $280,000 and are payable by us.

Over-Allotment Option

We have granted to the underwriters an option to purchase up to 166,666 additional shares of common stock and/or warrants to purchase up to 166,666 shares of common stock (15% of the shares of common stock and/or warrants sold in this offering) at the per share purchase price on the cover page hereof, which price reflects underwriting discounts and commissions. The underwriters may exercise this option for 45 days from the date of the underwriting agreement solely to cover sales of shares of common stock and/or warrants by the underwriters in excess of the total number of shares of common stock and/or warrants set forth in the table above. We will pay the expenses associated with the exercise of the over-allotment option.

Representatives’ Warrants

We have agreed to issue to the representatives the representatives’ warrants to purchase up to 127,777 shares of common stock (5% of the shares of common stock sold in this offering, 5% of the shares of common stock underlying the warrants sold in this offering and 5% of any shares of common stock sold or shares of common stock underlying warrants sold upon exercise of the over-allotment option, if any). We are registering hereby the issuance of the representatives’ warrants and the shares of common stock issuable upon exercise of the warrants. The representatives’ warrants are exercisable for cash or on a cashless basis at a per share exercise price equal to 125% of the public offering price per share of common stock and warrant in the offering and expiring on a date which is no more than five years from the effectiveness of the offering. Except as described above or as summarized below, the representatives’ warrants will be in substantially the same form as the warrants included in this offering except that the representatives’ warrants will expire on the fifth anniversary of the date of effectiveness of the registration statement of which this prospectus forms a part. The representatives’ warrants and the shares of common stock underlying the warrants have been deemed compensation by FINRA and are, therefore, subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The representatives (or permitted assignees under the Rule) will not sell, transfer, assign, pledge or hypothecate these warrants or the securities underlying these warrants, nor will it engage in any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of these warrants or the underlying securities for a period of 180 days after the effective date. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Lock-Up Agreements

We, our officers and directors have agreed, subject to limited exceptions, for a period of 90 days after the date of the underwriting agreement, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of, directly or indirectly any shares of common stock or any securities convertible into or exchangeable for our common stock either owned as of the date of the underwriting agreement or thereafter acquired without the prior written consent of the representatives. This

90-day period may be extended if (1) during the last 17 days of the 90-day period, we issue an earnings release or material news or a material event regarding us occurs or (2) prior to the expiration of the 90-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day period, then the period of such extension will be 18 days, beginning on the issuance of the earnings release or the occurrence of the material news or material event. If after any announcement described in clause (2) of the preceding sentence, we announce that we will not release earnings results during the 16-day period, the lock-up period shall expire the later of the expiration of the 90-day period and the end of any extension of such period made pursuant to clause (1) of the preceding sentence. The representatives may, in their sole discretion and at any time or from time to time before the termination of the lock-up period, without notice, release all or any portion of the securities subject to lock-up agreements.

Right of First Refusal

We have granted the representatives a right of first refusal, for a period of twelve months after the closing of the offering, to act as co-lead financial advisors, co-lead managers, co-lead placement agents or co-lead underwriters, (or, if only one Representative exercises such right, lead financial advisor, lead manager, lead placement agent or lead underwriter), or in any other similar capacity, on the representatives’ customary terms and conditions, in the event we retain or otherwise use (or seek to retain or use) the services of an financial advisor, manager, underwriter or placement agent to pursue (i) a merger, acquisition or other business combination, restructuring or other similar transaction, (ii) a financing or refinancing of any indebtedness, or (iii) a public or private offering of equity or debt securities.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

NASDAQ Listing

We have applied for listing our shares of common stock and warrants for trading on The NASDAQ Capital Market under the symbols “DRIO” and “DRIOW,” respectively. In order to obtain NASDAQ listing approval we effected a 1 for 18 reverse split of our common stock on February 26, 2016. No assurance can be given that such listings will be approved; however, it is a condition of the underwriters’ obligation that our shares of common stock and warrants have been approved for listing on The NASDAQ Capital Market.

Price Stabilization, Short Positions and Penalty Bids

In order to facilitate the offering of our shares of common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our shares of common stock. In connection with the offering, the underwriters may purchase and sell our shares of common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of common stock in the offering pursuant to the exercise of their over-allotment option to purchase additional shares of common stock. The underwriters may close out any covered short position by either exercising the over-allotment option or purchasing shares of common stock in the open market. In determining the source of shares of common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares of common stock available for purchase in the open market as compared to the price at which they may purchase shares of common stock through the over-allotment option. “Naked” short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our shares of common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As result, the price of our shares of common stock may be higher than the price that might otherwise exist in the open market.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our shares of common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase shares of common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares of common stock, as applicable as part of this offering to repay the underwriting discount received by them.

The underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our shares of common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Common Stock

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares of common stock and warrants to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by the underwriters is not part of this prospectus or the registration statement of which this prospectus forms a part.

Other Relationships

From time to time, certain of the underwriters and their affiliates have provided, and may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with any of the underwriters for any further services.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer for the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors”.

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (Prospectus Directive), as implemented in Member States of the European Economic Area (each, a Relevant Member State), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a) to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €€43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €€50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

(c) to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaireet financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (AMF). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the Prospectus Regulations). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The prospectus under which the securities are offered has not been approved or reviewed by the Israeli Securities Authority, or the ISA. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societa e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (Decree No. 58), other than:

•	qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (Regulation no. 1197l) as amended (Qualified Investors); and
•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and
•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the FIEL) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified

Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de ValoresMobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) omhandel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art.1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (FSMA)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA.

This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (FPO), (ii) who fall within the categories of persons referred to in Article 49 (2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together, relevant persons). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Zysman, Aharoni, Gayer and Sullivan & Worcester LLP, New York, New York. Legal counsel to the underwriters is Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The consolidated financial statements of LabStyle Innovations Corp. at December 31, 2015 and 2014, and for each of the two years in the period ended December 31, 2015, appearing in this prospectus and related registration statement have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1c to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, which registers certain of our shares of common stock for public resale. This prospectus, which is part of such registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

We file reports, proxy statements and other information with the SEC. Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

LABSTYLE INNOVATIONS CORP. AND ITS SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2015

INDEX

- - - - - - - - - - - - - - -

Kost Forer Gabbay & Kasierer 3 Aminadav St. Tel-Aviv 6706703, Israel Tel: 972 (3)6232525 Fax: 972 (3)5622555 www.ey.com/il

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

LABSTYLE INNOVATIONS CORP.

We have audited the accompanying consolidated balance sheets of LabStyle Innovations Corp. (the “Company”) and its subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of comprehensive loss, changes in stockholders’ deficiency and cash flows for each of the two years in the period ended December 31, 2015. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of December 31, 2015 and 2014, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1c to the consolidated financial statements, the Company has recurring losses from operations and has limited liquidity resources that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1c. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
February 8, 2016	A Member of Ernst & Young Global
Except Note 12, as to which the date is March 2, 2016

LABSTYLE INNOVATIONS CORP. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands

	December 31,
	2015	2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,671	$1,453
Short-term bank deposits	80	83
Inventories	601	234
Other accounts receivable and prepaid expenses	935	286
Total current assets	4,287	2,056
LEASE DEPOSITS	41	47
PROPERTY AND EQUIPMENT, NET	749	978
Total assets	$5,077	$3,081

The accompanying notes are an integral part of the consolidated financial statements.

LABSTYLE INNOVATIONS CORP. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
U.S. dollars in thousands (except stock and stock data)

	December 31,
	2015	2014
LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
CURRENT LIABILITIES:
Trade payables	$978	$708
Deferred revenues	31	24
Other accounts payable and accrued expenses	681	884
Total current liabilities	1,690	1,616
LIABILITY RELATED TO WARRANTS	2,610	4,003
COMMITMENTS AND CONTINGENT LIABILITIES
CONVERTIBLE PREFERRED SHARES:
Series A Preferred Stock of $0.0001 par value – Authorized: 60,000 shares at December 31, 2015 and 2014; Issued and Outstanding: 1,984 and 2,319 shares at December 31, 2015 and 2014, respectively; Aggregate liquidation preference of $3,560 and $4,165 at December 31, 2015 and 2014, respectively	2,357	2,757
STOCKHOLDERS’ DEFICIT
Common Stock of $0.0001 par value – Authorized: 160,000,000 and 80,000,000 shares at December 31, 2015 and 2014, respectively; Issued and Outstanding: 2,911,788 and 902,068 shares at December 31, 2015 and 2014, respectively	5	2
Preferred Stock of $0.0001 par value – Authorized: 4,940,000 shares at December 31, 2015 and 2014; Issued and Outstanding: None at December 31, 2015 and 2014	—	—
Additional paid-in capital	41,769	30,761
Accumulated deficit	(43,354)	(36,058)
Total stockholders’ deficiency	(1,580)	(5,295)
Total liabilities and stockholders’ deficiency	$5,077	$3,081

The accompanying notes are an integral part of the consolidated financial statements.

LABSTYLE INNOVATIONS CORP. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
U.S. dollars in thousands (except stock and stock data)

	Year ended December 31,
	2015	2014
Revenues	$823	$51
Cost of revenues and ramp up of manufacturing	1,678	2,274
Impairment of production line	—	489
Gross loss	855	2,712
Operating expenses:
Research and development	$2,565	$3,943
Sales, Marketing and pre-production costs	1,330	1,063
General and administrative	2,948	3,640
Total operating expenses	6,843	8,646
Operating loss	7,698	11,358
Financial expenses (income), net:
Revaluation of warrants	(571)	(2,194)
Other financial expense, net	15	3,713
Total financial expenses (income), net	(556)	1,519
Net loss	$7,142	$12,877
Deemed dividend related to May 2015 exchange agreement	154	—
Deemed dividend related to February 2014 exchange agreement	—	279
Deemed dividend related to Series A Preferred Stock	—	2,899
Net loss attributable to holders of Common Stock	$7,296	$16,055
Net loss per share:
Basic and diluted loss per share	$3.84	$33.30
Weighted average number of Common Stock used in computing basic and diluted net loss per share	1,897,755	482,164

The accompanying notes are an integral part of the consolidated financial statements.

LABSTYLE INNOVATIONS CORP. AND ITS SUBSIDIARIES

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIENCY
U.S. dollars in thousands (except stock and stock data)

	Common stock				Additional paid-in capital	Accumulated deficit	Total stockholders’ deficiency
	Number	Amount
Balance as of December 31, 2013	223,205	$		*)	$19,917	$(20,003)	$(86)
Issuance of Common Stock in February 2014 at $49.5 per unit, net of issuance cost	24,756		*)—		1,013	—	1,013
Issuance of Common Stock in July 2014 upon reset price mechanism	27,615		*)—		*)—	—	*)—
Deemed dividend related to exchange agreement	—		—		279	(279)	—
Issuance of additional shares upon Exchange Agreement in August 2014	608,760		2		4,556	—	4,558
Deemed dividend related to Series A Preferred Stock	—		—		2,899	(2,899)	—
Conversion of Series A Preferred Stock	9,786		*)—		46	—	46
Exercise of warrants	3,807		*)—		352	—	352
Exercise of options	4,139		*)—		7	—	7
Stock-based compensation	—		—		1,692	—	1,692
Net loss	—		—		—	(12,877)	(12,877)
Balance as of December 31, 2014	902,068		$2		$30,761	$(36,058)	$(5,295)
Issuance of Common Stock and warrants in February 2015 at $3.24 per unit, net of issuance cost	627,035		1		1,955	—	1,956
Issuance of Common Stock in July and August 2015 at $5.40 per unit, net of issuance cost	480,368		1		2,324	—	2,325
Issuance of Common stock in November 2015 at $5.40 per unit, net of issuance cost	446,223		1		2,293	—	2,294
Issuance of Common stock in December 2015 at $6.16 per unit, net of issuance cost	81,222		*)—		500	—	500
Issuance of Common Stock in April, August and December 2015 to service provider	16,668		*)—		118	—	118
Issuance of Common Stock in September 2015 to employees as compensation	97,121		*)—		591	—	591
Issuance of Common Stock in September 2015 to service provider	2,778		*)—		16	—	16
Payment for executives and directors under Salary Program	55,474		*)—		304	—	304
Exercise of warrants into Common Stock in May 2015, net of issuance cost	106,881		*)—		453	—	453
Deemed dividend related to inducement of warrant exercise in May 2015	—		—		154	(154)	—
Issuance of warrants related to warrant replacement agreement in November and December 2015	—		—		822	—	822
Receipts on Account of shares	—		—		20	—	20
Conversion of Series A Preferred Stock into Common Stock	84,812		*)—		400	—	400
Exercise of warrants	10,804		*)—		60	—	60
Exercise of options	334		*)—		*)—	—	*)—
Stock-based compensation	—		—		998	—	998
Net loss	—		—		—	(7,142)	(7,142)
Balance as of December 31, 2015	2,911,788		$5		$41,769	$(43,354)	$(1,580)

*)	Represents an amount lower than $1.

The accompanying notes are an integral part of the consolidated financial statements.

LABSTYLE INNOVATIONS CORP. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS
U.S. dollars in thousands

	Year ended December 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(7,142)	$(12,877)
Adjustments required to reconcile net loss to net cash used in operating activities:
Stock-based compensation and Common Stock to service providers	1,723	1,692
Issuance cost related to warrants to investors and service provider	—	533
Depreciation	335	549
Write-off of a production line	—	489
Increase in deferred revenues	7	24
Decrease (increase) in other accounts receivable and prepaid expenses	(649)	158
Increase in inventories	(366)	(234)
Increase (decrease) in trade payables	292	(186)
Decrease in other accounts payable and accrued expenses	102	341
Incremental value to February 2014 Investors that resulted from Exchange Agreement	—	3,124
Change in the fair value of warrants to purchase shares of Common Stock	(571)	(2,194)
Loss from disposal of fixed assets	(8)	—
Net cash used in operating activities	(6,277)	(8,581)
Cash flows from investing activities:
Investment in short-term bank deposits	(282)	(91)
Proceeds of maturities of short-term bank deposit	285	231
Investment in lease deposit, net	(6)	(6)
Purchase of property and equipment	(110)	(563)
Net cash used in investing activities	(113)	(429)
Cash flows from financing activities:
Proceeds from issuance of Common Stocks and warrants, net of issuance cost	7,075	3,754
Proceeds from issuance of Series A Preferred Stock and warrants, net of issuance cost	—	4,096
Proceeds from exercise of options and warrants	533	350
Net cash provided by financing activities	7,608	8,200
Increase (decrease) in cash and cash equivalents	1,218	(810)
Cash and cash equivalents at beginning of year	1,453	2,263
Cash and cash equivalents at end of year	$2,671	$1,453
Non-cash investing and financing activities:
Purchase of property and equipment	$27	$308
Classification of liability related to warrants as a result of September 2014 round Replacement Agreement	$822	$—
Conversion of liability related to warrants to Common stock as a result of 2011 – 2012 Private Placement round warrants conversion	$—	$9
Conversion of Series A Preferred Stock to Common stock	$400	$46
Payment for executives and directors under Salary Program	$304	$—

The accompanying notes are an integral part of the consolidated financial statements.

LABSTYLE INNOVATIONS CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except stock and stock data)

NOTE 1:- GENERAL

a. LabStyle Innovations Corp. (the “Company”) was incorporated in Delaware and commenced operations on August 11, 2011. The Company is a digital health (mHealth) company that is developing and commercializing a patented and proprietary technology providing consumers with laboratory-testing capabilities using smart phones and other mobile devices. The Company’s flagship product, DarioTM, also referred to as the DarioTM Smart Diabetes Management Solution, is a mobile, real-time, cloud-based, diabetes management solution based on an innovative, multi-feature software application combined with a stylish, ‘all-in-one’, pocket-sized, blood glucose monitoring device, which we call the DarioTM Smart Meter.

b. The Company’s wholly owned subsidiary, LabStyle Innovation Ltd. (“Ltd.” or “Subsidiary”), was incorporated and commenced operations on September 14, 2011 in Israel. Its principal business activity is to hold the Company’s intellectual property and to perform research and development, manufacturing, marketing and other business activities. Ltd. has a wholly-owned subsidiary, LabStyle Innovations US LLC, a Delaware limited liability company (“LabStyle US”), which was established in 2014, however it has not started its operations to date.

c. During the year ended December 31, 2015, the Company incurred operating losses and negative cash flows from operating activities amounting to $7,698 and $6,277, respectively. The Company will be required to obtain additional liquidity resources in the near term in order to support the commercialization of its products and maintain its research and development activities. The Company is addressing its liquidity needs by seeking additional funding from public and/or private sources and by ramping up its commercial sales. There are no assurances, however, that the Company will be able to obtain an adequate level of financial resources that are required for the short and long-term development and commercialization of its product. According to management estimates, the Company has sufficient liquidity resources to continue its planned activity into April 2016.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

d. On June 17, 2014, the Company held its 2014 Annual Meeting of Stockholders in which, among other matters, Company stockholders approved an amendment to the Company’s Certificate of Incorporation (“COI”) to increase the number of authorized shares of Common Stock from 45,000,000 to 80,000,000 and to effect a reverse stock split of the Common Stock at a ratio of between one-for-two and one-for-five with such ratio to be determined at the sole discretion of the Company’s Board of Directors (the “Reverse Split”).

On September 18, 2014, the Company’s Board of Directors approved the Reverse Split at a ratio of one-for-five. Such Reverse Split was implemented on October 6, 2014. The amount of authorized Common Stock as well as the par value for the Common Stock was not affected. Any fractional shares resulting from the Reverse Split were rounded up to the nearest whole share.

All Common Stock, warrants, options and per share amounts set forth herein are presented to give retroactive effect to the Reverse Split for all periods presented.

e. On June 15, 2015, the Company held its 2015 Annual Meeting of Stockholders in which, among other matters, Company stockholders approved an amendment to the Company’s Certificate of Incorporation to increase the number of authorized shares of Common Stock from 80,000,000 to 160,000,000 and to amend the Company’s 2012 Equity Incentive Plan, to increase the number of shares authorized for issuance under such Plan by 662,500 shares from 83,334 to 745,834.

f. In February 2015, the Company obtained National Pharmaceutical Product Interface approval and registered DarioTM for sale in South Africa.

LABSTYLE INNOVATIONS CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except stock and stock data)

NOTE 1:- GENERAL  – (continued)

g. In March 2015, the Company started marketing the DarioTM Smart Diabetes Management Solution in the Netherlands and New Zealand as a private, out of pocket offering (no reimbursement).

h. In May 2015, the Company received Health Canada approval to market and sell DarioTM in Canada and commenced sales in Canada in June 2015. The majority of Canadian medical plans are currently providing reimbursement coverage for DarioTM.

i. In December 2015, the United States Food and Drug Administration (“FDA”) granted the Subsidiary 510(k) clearance for the Dario Blood Glucose Monitoring System, including its components, the Dario Blood Glucose Meter, Dario Blood Glucose Test Strips, Dario Glucose Control Solutions and the Dario app on the Apple iOS 6.1 platform and higher.

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements are prepared according to United States generally accepted accounting principles (“U.S. GAAP”).

a. Use of estimates:

The preparation of the consolidated financial statements and related disclosures in conformity with U.S. generally accepted accounting principles (“GAAP”) and the Company’s discussion and analysis of its financial condition and operating results require the Company’s management to make judgments, assumptions and estimates that affect the amounts reported in its consolidated financial statements and accompanying notes. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results may differ from these estimates, and such differences may be material.

Management believes the Company’s critical accounting policies and estimates are reasonable based upon information available at the time they are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

b. Financial statements in U.S. dollars (“$”, “dollar” or “dollars”):

The accompanying consolidated financial statements have been prepared in dollars.

The Company’s financing activities are incurred in U.S. dollars. Although a portion of the Subsidiary’s expenses is denominated in New Israeli Shekels (“NIS”) (mainly cost of personnel), a substantial portion of its expenses is denominated in dollars. Accordingly, the Company’s management believes that the currency of the primary economic environment in which the Company and its subsidiary operate is the dollar; thus, the dollar is the functional currency of the Company.

Transactions and balances denominated in dollars are presented at their original amounts. Monetary accounts denominated in currencies other than the dollar are re-measured into dollars in accordance with Accounting Standard Codification (“ASC”) 830, “Foreign Currency Matters”. All transaction gains and losses of the re-measurement of monetary balance sheet items are reflected in the consolidated statements of comprehensive loss as financial income or expenses, as appropriate.

c. Principles of consolidation:

The consolidated financial statements include the accounts of the Company, its Subsidiary and LabStyle US. Intercompany accounts and transactions have been eliminated.

LABSTYLE INNOVATIONS CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except stock and stock data)

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES  – (continued)

d. Cash and cash equivalents:

The Company considers all highly liquid investments, which are readily convertible to cash with a maturity of three months or less at the date of acquisition, to be cash equivalents.

e. Short-term bank deposits:

Short-term bank deposits are restricted deposits with maturities of up to one year and are pledged in favor of the bank as a security for the Company’s rent and credit payments. The short-term bank deposits are denominated in NIS and bear interest at an average rate of 0.01% and 0.42% as of December 31, 2015 and 2014, respectively. The short-term bank deposits are presented at their cost, including accrued interest.

f. Inventories:

Inventories are stated at the lower of cost plus allocable indirect costs or net realized value. Cost is determined on a “moving average” basis. Inventory write-down is provided to cover technological obsolescence, excess inventories and discontinued products. Inventory write-down represents the difference between the cost of the inventory and net realizable value. Inventory write-down is charged to the cost of revenues and ramp up of manufacturing when a new lower cost basis is established. Subsequent changes in facts and circumstances do not result in the restoration or increase in that newly established cost basis.

Work-in-process is immaterial, given the typically short manufacturing cycle, and therefore is disclosed in conjunction with raw materials.

Total write-offs during the years ended December 31, 2015 and 2014 amounted to $193 and $1,046, respectively.

g. Long-term lease deposits:

Long-term lease deposits include mainly long-term deposits for the Company’s leased vehicles.

h. Property and equipment:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets at the following annual rates:

%
Computers, and peripheral equipment	15 – 33
Office furniture and equipment	6
Production lines	33
Leasehold improvements	Over the shorter of the lease term or useful economic life

i. Impairment of long-lived assets:

Property and equipment are reviewed for impairment in accordance with ASC 360, “Property, Plant and Equipment,” whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. During the year ended December 31, 2015, no impairment loss has been recorded. During the year ended December 31, 2014, the Company decided to cease the operation of one of its production lines and performed a recoverability test for such long-lived

LABSTYLE INNOVATIONS CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except stock and stock data)

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES  – (continued)

assets. Based on its analysis, the Company recorded a non-cash charge with respect to impairment of its production line in the amount of $489. This charge was recorded as separate line in the consolidated statements of comprehensive loss.

j. Revenue recognition:

Revenues from product sales are recognized in accordance with ASC 605-10 “Revenue Recognition”, when delivery has occurred, persuasive evidence of an agreement exists, the vendor’s fee is fixed or determinable, no further obligation exists and collectability is probable.

The Company derives revenues from the sale of its DarioTM Smart Meter and its related device-specific disposables test strip cartridges and lancets through independent distributors or directly to end users. The DarioTM software application is offered for a free download and the Company does not obtain a recurring hosting commitment towards the end users relating specifically to the application.

The Company generally has a standard contract with its distributors. According to the agreements, all sales to distributors are final, no rights of return or price protection right is granted to such distributors and the Company is not a party of the agreements between distributors and their customers.

Through the year ended December 31, 2015, product sales to distributors are recognized as revenues upon receipt of payment. The Company will apply this policy until it will have sufficient historical experience with each distributor in order to conclude that fee is fixed or determinable and collectability is probable.

The Company also generates revenues from arrangements with health care providers which include supply of DarioTM Smart Meters and software platform that requires certain customization followed by monthly service, support and maintenance.

When a sales arrangement contains multiple elements, such as software and non-software components, the Company allocates revenue to each element based on a selling price hierarchy as required according to ASC 605-25, “Multiple-Element Arrangements”. The selling price for a deliverable is based on its Vendor Specific Objective Evidence (“VSOE”), if available, third party evidence (“TPE”) if VSOE is not available, or estimated selling price (“ESP”) if neither VSOE nor TPE is available. The best estimate of selling price is established considering several internal factors including, but not limited to, historical sales, pricing practices and geographies in which the Company offers its products. The determination of ESP is judgmental.

Revenues from software components in sales arrangement contains multiple elements are recognized when all criteria outlined in ASC 985-605, “Software Revenue Recognition” (“ASC 985-605”), are met. Revenue from services is recognized when persuasive evidence of an arrangement exists, delivery of the product has occurred or the services have been rendered, the fee is fixed or determinable and collectability is probable.

For multiple element arrangements within ASC 985-605, revenues are allocated to the different elements in the arrangement under the “residual method” when VSOE of fair value exist for all undelivered elements and no VSOE exists for the delivered elements. Under the residual method, at the outset of the arrangement with the customer, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is allocated to the delivered elements and is recognized as revenue when the basic criteria in ASC 985-605 have been met. Any discount in the arrangement is allocated to the delivered element.

Since VSOE does not exist for undelivered elements, revenues are recognized as one unit of accounting, on a straight-line basis over the term of the last deliverable based on ASC 605-15, “Products” and ASC 985-605.

LABSTYLE INNOVATIONS CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except stock and stock data)

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Deferred revenues include advances and payments received from customers, for which revenue has not yet been recognized.

k. Cost of revenues and ramp up of manufacturing:

Cost of revenues is comprised of the cost of production, shipping and handling inventory, personnel and related overhead costs, depreciation of production line and related equipment costs and inventory write-downs.

l. Concentrations of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and short-term bank deposits.

All of the cash and cash equivalents and short-term bank deposits of the Company and its Subsidiary are invested in deposits and current accounts with major U.S. and Israeli banks. Such cash and cash equivalents and short-term bank deposits may be in excess of insured limits and are not insured in other jurisdictions. Generally, cash and cash equivalents and short-term bank deposits may be redeemed and therefore a minimal credit risk exists with respect to these deposits and investments.

m. Income taxes:

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes” (“ASC 740”). This guidance prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to amounts that are more likely than not to be realized. As of December 31, 2015 and 2014, a full valuation allowance was provided by the Company.

ASC 740 contains a two-step approach to recognizing and measuring a liability for uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. As of December 31, 2015 and 2014, no liability for unrecognized tax benefits was recorded as a result of the implementation of ASC 740.

n. Research and development costs:

Research and development costs are charged to the consolidated statements of comprehensive loss, as incurred.

o. Series A Preferred Stock:

The Company classifies the Series A Preferred Stock (as defined in Note 9b) outside of Stockholders’ deficiency because certain features of the COI would require redemption of some or all of the Series A Preferred Stock upon events not solely within the control of the Company.

p. Warrants:

The Company accounts for certain warrants held by investors and the Company’s previous placement agent and its permitted designees which include priced-based anti-dilution protection or certain net settlement cash features and liquidated damages penalties as a liability according to the provisions of ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity” (“ASC 815”), which provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify to be a derivative financial instrument. The Company

LABSTYLE INNOVATIONS CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except stock and stock data)

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES  – (continued)

measures the warrants at fair value by using Binomial option-pricing model in each reporting period until they are exercised or expired, with changes in the fair values being recognized in the Company’s statement of comprehensive loss as financial income or expense.

q. Accounting for stock-based compensation:

The Company accounts for stock-based compensation in accordance with ASC 718, “Compensation —  Stock Compensation” (“ASC 718”), which requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as an expense over the requisite service periods in the Company’s consolidated statement of comprehensive loss.

The Company recognizes compensation expenses for the value of its awards granted based on the straight-line method over the requisite service period of each of the awards, net of estimated forfeitures. ASC 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

The Company estimates the fair value of stock options granted using the Black-Scholes-Merton option-pricing model. The option-pricing model requires a number of assumptions, of which the most significant are the expected stock price volatility and the expected option term. Expected volatility was calculated based upon historical volatilities of similar entities in the related sector index until the Company’s own volatility data will be reliable. The expected option term represents the period that the Company’s stock options are expected to be outstanding and is determined based on the simplified method until sufficient historical exercise data will support using expected life assumptions. The risk-free interest rate is based on the yield from U.S. treasury bonds with an equivalent term. The Company has historically not paid dividends and has no foreseeable plans to pay dividends.

The Company applies ASC 505-50, “Equity-Based Payments to Non-Employees” with respect to options and warrants issued to non-employees.

Until the Company received a ticker symbol for its Common Stock and caused the Common Stock to be eligible for trading on April 9, 2013, The fair value of the shares of Common Stock underlying the options and warrants granted through such date, had been determined by the Company’s management with assistance of an independent valuation firm by applying of market approach using recent third-party transactions in the equity of the Company.

r. Fair value of financial instruments:

The Company applies ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”). Under this standard, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

In determining fair value, the Company uses various valuation approaches. ASC 820 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent from the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

LABSTYLE INNOVATIONS CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except stock and stock data)

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES  – (continued)

The hierarchy is broken down into three levels based on the inputs as follows:

Level 1 —	Valuations based on quoted prices in active markets for identical assets that the Company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 instruments. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.
Level 2 —	Valuations based on one or more quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.
Level 3 —	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of observable inputs can vary from investment to investment and is affected by a wide variety of factors, including, for example, the type of investment, the liquidity of markets and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment and the investments are categorized as Level 3.

The carrying amounts of cash and cash equivalents, short-term bank deposits, other accounts receivable and prepaid expenses, trade payables and other accounts payable and accrued expenses approximate their fair value due to the short-term maturity of such instruments. Warrants are classified within Level 3 because they are valued using valuation techniques. Some of the inputs to these models are unobservable in the market and are significant.

s. Basic and diluted net loss per share:

Basic net loss per share is computed based on the weighted average number of shares of Common Stock outstanding during each year. Diluted net loss per share is computed based on the weighted average number of shares of Common Stock outstanding during each year, plus dilutive potential Common Stock considered outstanding during the year, in accordance with ASC 260, “Earnings Per Share”.

The total weighted average number of shares related to the outstanding warrants and options excluded from the calculations of diluted net loss per share due to their anti-dilutive effect was 1,026,661 and 457,987 for the year ended December 31, 2015 and 2014, respectively.

t. Severance pay:

Since inception date, all of Ltd.’s employees who are entitled to receive severance pay in accordance with the applicable law in Israel are included under section 14 of the Israeli Severance Compensation Law (“Section 14”). Under this section, they are entitled only to monthly deposits, at a rate of 8.33% of their monthly salary, made on their behalf with insurance companies. Payments in accordance with Section 14 release Ltd. from any future severance payments in respect of those employees. Deposits under Section 14 are not recorded as an asset in the Company’s balance sheet

u. Legal and other contingencies:

From time to time the Company is involved in claims and legal proceedings. The Company reviews the status of each matter and assesses its potential financial exposure. If the potential loss from any claim or legal proceeding is considered probable and the amount can be reasonably estimated, the Company accrues a liability for the estimated loss.

LABSTYLE INNOVATIONS CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except stock and stock data)

NOTE 2:- SIGNIFICANT ACCOUNTING POLICIES  – (continued)

v. Impact of recently issued accounting pronouncements:

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”), which will replace most of the existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is that an entity should recognize revenue for the transfer of goods or services equal to the amount that it expects to be entitled to receive for those goods or services. ASU 2014-09 requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments. In August 2015, the FASB issued ASU 2015-14, “Revenue from Contracts with Customers (Topic 606),” which defers the effective date of ASU 2014-09 by one year to fiscal years beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019, with early adoption permitted. The Company is in the process of determining the method of adoption and assessing the impact of ASU 2014-09 on the Company’s consolidated financial position, results of operations and cash flows.

In August 2014, the FASB issued ASU 2014-15 (“ASU 2014-15”), “Presentation of Financial Statements-Going Concern” (Subtopic 205-40): “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern” (“ASU 2014-15”), which defines management’s responsibility to assess an entity’s ability to continue as a going concern, and to provide related footnote disclosures if there is substantial doubt about its ability to continue as a going concern. ASU 2014-15 is effective for annual reporting periods ending after December 15, 2016 with early adoption permitted. The adoption of this guidance is not expected to have a material impact on the Company’s financial statements.

In July 2015, the FASB issued ASU No. 2015-11, “Inventory (Topic 330): Simplifying the Measurement of Inventory.” Under this accounting guidance, inventory will be measured at the lower of cost and net realizable value and other options that currently exist for market value will be eliminated. ASU No. 2015-11 defines net realizable value as the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. No other changes were made to the current guidance on inventory measurement. ASU 2015-11 is effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017, with early adoption permitted. The adoption of this guidance is not expected to have a material impact on the Company’s financial statements.

In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes — Balance Sheet Classification of Deferred Taxes” (“ASU 2015-17”). The purpose of the standard is to simplify the presentation of deferred taxes on a classified balance sheet. Under current GAAP, deferred income tax assets and liabilities are separated into current and noncurrent amounts in the balance sheet. The amendments in ASU 2015-17 require that all deferred tax assets and liabilities be classified as noncurrent in the balance sheet. ASU 2015-17 is effective for interim and annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Companies can adopt the guidance either prospectively or retrospectively. The Company does not expect the adoption of ASU 2015-17 to have a material impact on its consolidated financial statements or presentation.

LABSTYLE INNOVATIONS CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except stock and stock data)

NOTE 3:- OTHER ACCOUNTS RECEIVABLE AND PREPAID EXPENSES

	December 31,
	2015	2014
Prepaid expenses	$622	$159
Government authorities	22	33
Deferred costs(*)	291	94
	$935	$286

(*)	Inventory delivered to customers for which revenue criteria have not been met.

NOTE 4:- INVENTORIES

	December 31,
	2015	2014
Raw materials	$469	$68
Finished products	132	166
	$601	$234

NOTE 5:- PROPERTY AND EQUIPMENT, NET

Composition of assets, grouped by major classification, is as follows:

	December 31,
	2015	2014
Cost:
Computers and peripheral equipment	$209	$194
Office furniture and equipment	62	62
Production lines	903	813
Leasehold improvement	7	6
	1,181	1,075
Accumulated depreciation:
Computers and peripheral equipment	140	88
Office furniture and equipment	12	7
Production lines	276	—
Leasehold improvement	4	2
	432	97
Property and equipment, net	$749	$978

Depreciation expenses for the year ended December 31, 2015 and 2014 amounted to $335 and $549, respectively.

NOTE 6:- OTHER ACCOUNTS PAYABLE AND ACCRUED EXPENSES

	December 31,
	2015	2014
Employees and payroll accruals	$247	$205
Accrued expenses	434	679
	$681	$884

LABSTYLE INNOVATIONS CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except stock and stock data)

NOTE 7:- COMMITMENTS AND CONTINGENT LIABILITIES

a. The facilities and motor vehicles of the Subsidiary are leased under several operating lease agreements.

Ltd. is party to a lease agreement in Israel for its offices for a period of 36 months commencing January 1, 2014 and scheduled to expire on December 31, 2016.

Commencing November 13, 2011 and through the year ended 2015, Ltd. also entered into several motor vehicle lease agreements for a period of 36 months. As of December 31, 2015 the Company maintains 11 leased cars.

b. In December 2015 the Company entered into a lease agreement in the United States for its offices for a period of 12 months commencing February 1, 2016 and scheduled to expire on January 31, 2017.

c. As of December 31, 2015, the future minimum aggregate lease commitments under non-cancelable operating lease agreements are as follows:

As of ended December 31,	Facilities	Motor vehicles	Total
2016	139	81	220
2017	1	38	39
2018	—	15	15
	$140	$134	$274

Facility and motor vehicle lease expenses for the year ended December 31, 2015 and 2014 were $232 and $273, respectively.

d. As of December 31, 2015, Ltd. established guarantees to cover rent agreements and credit cards commitments that amounted to $50.

NOTE 8:- TAXES ON INCOME

a. The Company and Ltd. are separately taxed under the domestic tax laws of the state of incorporation of each entity. LabStyle US is a pass through entity for U.S. income tax purposes.

b. Tax rates applicable to Ltd.:

Corporate tax rate in Israel in 2014 and 2015 is 26.5%.

On January 4, 2016, the Israeli Parliament’s Plenum approved by a second and third reading the Bill for Amending the Income Tax Ordinance (No. 217) (Reduction of Corporate Tax Rate), 2015, which consists of the reduction of the corporate tax rate from 26.5% to 25%. The Company estimates that the effect of the change in tax rates will result in a decrease in deferred tax balances as of December 31, 2015 in immaterial amounts.

c. Net operating loss carryforward:

Ltd. has accumulated net operating losses for Israeli income tax purposes as of December 31, 2015 in the amount of approximately $18,675. The net operating losses may be carried forward and offset against taxable income in the future for an indefinite period.

As of December 31, 2015, the Company had a U.S. federal net operating loss carryforward of approximately $4,877 that can be carried forward and offset against taxable income and that expires during the years 2031 to 2035. Utilization of U.S. loss carryforward may be subject to substantial annual limitation due to the “change in ownership” provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitations may result in the expiration of losses before utilization.

LABSTYLE INNOVATIONS CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except stock and stock data)

NOTE 8:- TAXES ON INCOME  – (continued)

d. Deferred income taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows:

	December 31,
	2015	2014
Deferred tax assets:
Net operating loss carry forward	$6,900	$5,099
Temporary differences	713	927
Deferred tax assets before valuation allowance	7,613	6,026
Valuation allowance	(7,613)	(6,026)
Net deferred tax asset	$—	$—

The deferred tax balances included in the financial statements as of December 31, 2015 are calculated according to the tax rates that were in effect as of the reporting date and do not take into account the potential effects of the reduction in the tax rate. Said effects will be included in the financial statements that will be issued starting from the date on which the new tax rate is substantially enacted, namely in the first quarter of 2016.

The net change in the total valuation allowance for the year ended December 31, 2015 was an increase of $1,595 and is mainly relates to increase in deferred taxes on net operating loss for which a full valuation allowance was recorded. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets depends on the generation of future taxable income during the periods in which those temporary differences and tax loss carryforward are deductible. Management considers the projected taxable income and tax-planning strategies in making this assessment. In consideration of the Company’s accumulated losses and the uncertainty of its ability to utilize its deferred tax assets in the future, management currently believes that it is more likely than not that the Company will not realize its deferred tax assets and accordingly recorded a valuation allowance to fully offset all the deferred tax assets.

e. Loss before taxes on income consists of the following:

	Year ended December 31,
	2015	2014
Domestic	$783	$3,598
Foreign	6,359	9,279
	$7,142	$12,877

f. The main reconciling item between the statutory tax rate of the Company and the effective tax rate is the recognition of valuation allowance in respect of deferred taxes relating to accumulated net operating losses carried forward due to the uncertainty of the realization of such deferred taxes.

LABSTYLE INNOVATIONS CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except stock and stock data)

NOTE 9:- STOCKHOLDERS’ DEFICIT AND CONVERTIBLE PREFERRED SHARES

a. The holders of Common Stock have the right to one vote for each share of Common Stock held of record by such holder with respect to all matters on which holders of Common Stock are entitled to vote, to receive dividends as they may be declared in the discretion of the Company’s Board of Directors and to participate in the balance of the Company’s assets remaining after liquidation, dissolution or winding up, ratably in proportion to the number of shares of Common Stock held by them after giving effect to any rights of holders of preferred stock. Except for contractual rights of certain investors, the holders of Common Stock have no pre-emptive or similar rights and are not subject to redemption rights and carry no subscription or conversion rights.

b. On September 23, 2014, the Company consummated the final closing of a private placement with existing and new institutional and accredited investors (the “September 2014 Private Placement”) pursuant to which the Company raised $4,096 in net proceeds by issuance of aggregate 2,359 units which consist of 2,359 shares of newly designated Series A Convertible Preferred Stock (the “Series A Preferred Stock”) which are convertible into up to an aggregate of 593,546 shares of Common Stock, and warrants to purchase 296,775 shares of Common Stock with an exercise price of $8.64 per share which is subject to a standard anti-dilution protection clause. Such warrants contain a net settlement cash feature and liquidated damages penalties and therefore accounted as a liability according to the provisions of ASC 815-40 “Contracts in entity’s own equity”.

The holders of Series A Preferred Stock have rights, preferences and privileges, as follows:

Liquidation preference — Based on preference of distribution, the holders of Series A Preferred Stock shall be entitled to receive, out of funds legally available thereof, as determined by the Company’s Board of Directors, dividends at an amount per share which is equal (on an as converted to Common Stock basis) to and in the same form as dividends actually paid on shares of Common Stock, as and if such dividends are paid on shares of Common Stock.

Based on preference of any distribution, liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, including, without limitation, upon any deemed liquidation as determined in the COI, the Company’s assets or surplus funds legally available for distribution shall be distributed to the holders of Series A Preferred Stock pursuant to which each Series A Preferred Stock will be entitled to receive the original issue price paid by each Series A Preferred stockholder, plus all accrued but unpaid dividends for each share of Common Stock. The aggregate liquidation preference as of December 31, 2015 amounted to $3,560.

Preemptive rights — One Series A Preferred Stockholder has a preemptive right to participate in future financings for a period of two years in an amount necessary to maintain such investor’s fully-diluted percentage interest in the Company.

Voting — Each stockholder shall have one vote for each share of Common Stock held by such stockholder of record of such Common Stock as would be held by each holder of Series A Preferred Stock if all shares of Series A Preferred Stock were converted to Common Stock at the then effective conversion rate, on every resolution.

Conversion — Each holder of a Series A Preferred Stock shall be entitled to convert, at any time and from time to time, and without payment of additional consideration, into such number of fully paid and non-assessable shares of Common Stock in ratio as determined in the COI. The conversion price shall be subject to standard anti-dilution adjustments as described in the COI.

Upon the written election of the holders of a majority of the outstanding Series A Preferred Stock, all shares of Series A Preferred Stock shall automatically be converted into fully paid and non-assessable shares of Common Stock.

LABSTYLE INNOVATIONS CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except stock and stock data)

NOTE 9:- STOCKHOLDERS’ DEFICIT AND CONVERTIBLE PREFERRED SHARES  – (continued)

During 2015, 335 shares of Series A Preferred Stock have been converted into 84,812 shares of Common Stock and therefore an amount of $400 was credited to additional paid in capital in the Company’s statement of changes in stockholders’ deficiency.

c. On February 25, 2015 and March 16, 2015, the Company completed two closings of a private placement (the “February 2015 Private Placement”) with existing and new institutional and accredited investors and raised $1,956 in net proceeds through the issuance of 627,035 shares of Common Stock, and series A warrants to purchase 156,769 shares of Common Stock (the “Series A Warrants”) and series B warrants to purchase 156,769 shares of Common Stock (the “Series B Warrants”). Out of the above issuance, 63,889 shares of Common Stock, 15,973 Series A Warrants and 15,973 Series B Warrants were purchased by the Chief Financial Officer of the Company for gross proceeds of $207 and 61,729 shares of Common Stock, 15,433 Series A Warrants and 15,433 Series B Warrants were purchased by one of the directors of the Company for gross proceeds of $200.

The Series A Warrants are immediately exercisable at an exercise price of $4.32 per share and expire 9 months from the closing of the February 2015 Private Placement in which such warrants were purchased. The Series B Warrants are immediately exercisable at an exercise price of $5.40 per share and expire 36 months from the closing of the February 2015 Private Placement in which such warrants were purchased. The Series A Warrants and Series B Warrants are eligible also for “cashless exercise” only if the underlying shares of Common Stock are not registered for resale. The Series A Warrants and the Series B Warrants contain a standard anti-dilution protection clause.

The Series B Warrants are callable by the Company for nominal consideration in the event that the share price of the Common Stock trades over $14.40 (adjusted for splits and the like) for 20 consecutive trading days.

With respect to the February 2015 Private Placement the Company entered into a finder’s fee agreement with a finder according to which the finder shall receive a cash fee of approximately $43 and immediately exercisable warrants to purchase: i) 13,415 shares of Common Stock with an exercise price of $3.24, with a “cashless exercise” feature and which are exercisable by February 25, 2018; ii) 3,355 shares of Common Stock with an exercise price of $4.32 which expired on November 25, 2015; and iii) 3,355 shares of Common Stock with an exercise price of $5.40 and which are exercisable by February 25, 2018. All finders’ warrants contain a standard anti-dilution protection clause.

The Company was required to file a registration statement for the resale of the shares and warrants shares issued in the February 2015 Private Placement within 60 days following the closing date and to use its reasonable best efforts to cause such registration statement to be declared effective within 75 days following the closing date (or 150 days following the closing date if the Securities and Exchange Commission determines to review the registration statement). The Company could incur liquidated damages if it did not meet the registration obligations.

On April 8, 2015, the Company filed a registration statement covering the public resale of up to 627,035 shares of Common Stock, 156,769 shares of Common Stock underlying the Series A Warrants and 156,769 shares of Common Stock underlying the Series B Warrants, sold in the February 2015 Private Placement (the “Fifth Registration Statement”). The Fifth Registration Statement was declared effective on April 24, 2015.

LABSTYLE INNOVATIONS CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except stock and stock data)

NOTE 9:- STOCKHOLDERS’ DEFICIT AND CONVERTIBLE PREFERRED SHARES  – (continued)

d. On April 3, 2015, the Company’s Board of Directors approved the following:

1.	To reserve 22,224 shares of Common Stock under the terms of an engagement agreement with a service provider (“Service Provider Agreement”) dated March 15, 2015 (the “Effective Date”) offering investor relations services (“Services”) to the Company. The Service Provider Agreement is for a period of one year beginning with the Effective Date (the “Term”), pursuant to which in addition to monthly retainer Company shall issue 5,556 shares of Common Stock on a quarterly basis over the Term in consideration for the Services. The Company recorded General and Administrative expenses amounting to $118 in connection with 16,668 shares of Common Stock that have been issued during the year ended December 31, 2015.
2.	A salary program pursuant to which the Company will issue up to 122,223 compensation shares of restricted Common Stock (“Compensation Shares”) to directors, officers and employees of the Company as consideration for a reduction in or waiver of cash salary or fees owed to such individuals. The waiver of cash salary will be done upon the average closing price of the Common Stock for the 30 trading days prior to the date the Compensation Shares are granted.

During the year ended December 31, 2015, the Company issued 55,474 Compensation Shares to certain members of the Board of Directors and officers as consideration for a waiver of cash owed to such individuals amounting to $304.

e. On May 5, 2015 (the “Commitment Date”), the Company’s Board of Directors approved a warrant exercise and replacement agreement according to which upon the Company’s request for a period of eight business days the holders of warrants from the February 2015 Private Placement were able to exercise for cash their outstanding 160,124 warrants. Upon such exercise, the Company issued the participating holders additional warrants to purchase the same number of additional shares of Common Stock, for an exercise price of $4.32 per share, having the same terms and conditions of the exercised warrants.

The transaction was accounted for in accordance with ASC 470-20 “Debt with Conversion and Other Options” (“ASC 470”), pursuant to which the induced conversion privileges are exercisable only for a limited period of time and includes the issuance of all of the equity securities issuable pursuant to conversion privileges included in the terms of the warrants at issuance for each warrant instrument that is converted. Therefore, the induced conversion was accounted for as a deemed dividend and measured at the Commitment Date in a total amount of $154.

Under this offer, 106,881 warrants were exercised into 106,881 shares of Common Stock for a total net consideration of $453.

f. On July 23, 2015 and August 28, 2015, the Company completed two closings of a private placement (the “July 2015 Private Placement”) with existing and new institutional and retail investors and raised approximately $2,325 in net proceeds through the issuance of 480,368 shares of Common Stock, and series A warrants to purchase 261,677 shares of Common Stock (the “2015 Series A Warrants”) and Series B Warrants to purchase 261,677 shares of Common Stock (the “2015 Series B Warrants”) and 24,954 shares of Common Stock underlying Placement Agent Warrants. Out of the above issuance, 41,667 shares of Common Stock, 20,834 2015 Series A Warrants and 20,834 2015 Series B Warrants were purchased by the Chief Financial Officer of the Company for gross proceeds of $225 and 2,223 shares of Common Stock, 1,112 2015 Series A Warrants and 1,112 2015 Series B Warrants were purchased by the Chief Executive Officer of the Company for gross proceeds of $12. Out of the above issuances, 13,630 and 2,778 restricted shares of Common Stock were issued to finders and to a placement agent, respectively. In addition, the Company also issued to a finder 20,793 non-plan stock options.

LABSTYLE INNOVATIONS CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except stock and stock data)

NOTE 9:- STOCKHOLDERS’ DEFICIT AND CONVERTIBLE PREFERRED SHARES  – (continued)

The 2015 Series A Warrants are immediately exercisable at an exercise price of $6.30 per share and expire 12 months from the closing date. The 2015 Series B Warrants are immediately exercisable at an exercise price of $7.20 per share and expire 36 months from the closing date. The 2015 Series A and Series B Warrants are exercisable for cash or on a cashless basis if a registration statement covering the shares issuable upon exercise of the Warrants is unavailable. The non-plan stock options issued to the finder are fully vested and exercisable after the lapse of four months from the grant date in December 2015.

With respect to the July 2015 Private Placement, the Company entered into finder’s fee agreements with certain finders according to which the finders received 13,630 restricted shares of Common Stock and 34,424 warrants, evenly divided between “Series A Finders Warrants” and “Series B Finders Warrants”. The Series A Finders Warrants are exercisable at an exercise price of $6.30 per share and expire 12 months from the date of the closing of the July 2015 Private Placement at which such warrants were issued. The Series B Finders Warrants are exercisable at an exercise price of $7.20 per share and expire 3 years from the date of the closing of the July 2015 Private Placement at which such warrants were issued.

Issuance costs related to the July 2015 Private Placement were approximately $181 ($122 out of which related to the placement agent). In addition, the Company issued to the placement agent 2,778 restricted shares of Common Stock and an aggregate of 49,910 warrants to the placement agent and to a selected dealer (the “Placement Agent Warrants”). The Company issued three types of Placement Agent Warrants, of which (i) the first will have an exercise price of $5.40 per share exercisable over a period of three years, (ii) the second will have an exercise price of $6.30 per share, exercisable over a period of one year; and (iii) the third will have an exercise price of $7.20 per share, exercisable over a period of three years. The Placement Agent Warrants are exercisable for cash or on a cashless basis and have similar registration rights as the shares but also include piggyback registration rights.

The Company was required to file a registration statement for the resale of the shares and warrants shares issued in the July 2015 Private Placement within 60 days following the closing date and to use its reasonable best efforts to cause such registration statement to be declared effective within 75 days following the closing date (or 150 days following the closing date if the Securities and Exchange Commission determines to review the registration statement).

On September 21, 2015, the Company filed a registration statement covering the public resale of up to 463,960 shares of Common Stock, 244,465 shares of Common Stock underlying the 2015 Series A Warrants, 244,465 shares of Common Stock underlying the 2015 Series B Warrants and 24,954 shares of Common Stock underlying the Placement Agent Warrants issued in the July 2015 Private Placement (the “Sixth Registration Statement”) which was declared effective on October 2, 2015.

The July 2015 Private Placement triggered the anti-dilution mechanism of the warrants issued in the 2011 – 2012 Private Placement by adjusting the current exercise price of the warrants for the investors and placement agent from $11.52 to $8.10 per share and an additional 128,173 and 24,409 shares became subject to such warrants, respectively. In addition, the exercise price of the placement agent’s warrants in the 2011 – 2012 Private Placement, was adjusted from $9.54 to $6.84 per share and an additional 17,327 warrants were issued.

g. On September 3, 2015, the Company’s Board of Directors approved the issuance of 97,121 shares of Common Stock under the 2012 Equity Incentive Plan to certain employees according to the Israeli sub-plan. Consequently, the Company recorded General and Administrative and Research and Development expenses amounting to $514 and $77, respectively.

h. On September 17, 2015, the Company’s Board of Directors approved the issuance of 2,778 shares of Common Stock to a service provider. Consequently, the Company recorded General and Administrative expenses amounting to $16 in the statements of comprehensive loss.

LABSTYLE INNOVATIONS CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except stock and stock data)

NOTE 9:- STOCKHOLDERS’ DEFICIT AND CONVERTIBLE PREFERRED SHARES  – (continued)

i. On November 19, 2015 the Company completed a closing of a private placement (the “November 2015 Private Placement”) with existing shareholders and private investors and raised approximately $2,924 in net proceeds through the issuance of 446,223 shares of Common Stock, 329,455 Series A Warrants (the “November 2015 Series A Warrants”) and 141,205 Series B Warrants (the “November 2015 Series B Warrants”). Out of the above issuances, 21,304 restricted shares of Common Stock, 32,010 November 2015 Series A Warrants and 13,720 November 2015 Series B Warrants were issued to finders. In connection with the November 2015 Private Placement the Company also issued to a finder 24,424 non-plan stock options.

The November 2015 Series A Warrants are immediately exercisable at an exercise price of $6.66 per share and expire 16 months from the closing date. The November 2015 Series B Warrants are immediately exercisable at an exercise price of $7.74 per share and expire 36 months from the closing date. The November 2015 Series A Warrants and November 2015 Series B Warrants are eligible also for “cashless exercise” only if the underlying shares of Common Stock are not registered for resale.

With respect to the November 2015 Private Placement the Company entered into a finder’s fee agreements with certain finders according to which the finders received 21,304 restricted shares of Common Stock, 32,010 November 2015 Series A Warrants, 13,720 November 2015 Series B Warrants and 24,424 fully vested non-plan stock options having an exercise price of $0.0018. The non-plan stock options are fully vested and exercisable after the lapse of four months from the grant date in December 2015. The warrants issued to the finders are subject to the same terms as those issued to the investors.

The November 2015 Private Placement triggered the anti-dilution mechanism of the warrants issued in the 2011 – 2012 Private Placement by adjusting the current exercise price of the warrants for the investors and placement agent from $8.10 to $6.48 per share and an additional 107,224 and 20,419 shares became subject to such warrants, respectively. In addition, the exercise price of the placement agent’s warrants in the 2011 – 2012 Private Placement, was adjusted from $6.48 to $5.58 per share and an additional 13,888 warrants were issued.

On October 22 2015, the Company’s Board of Directors approved a warrant replacement agreement (the “September 2014 round Replacement Agreement”) with the September 2014 Private Placement Purchasers pursuant to which up to 296,775 outstanding warrants that contain a net settlement cash feature will be replaced by new warrants to acquire up to an aggregate of 326,454 shares of common stock at an exercise price of $8.559 per share, which warrants are subject to standard anti-dilution protections. Consequently, certain investors replaced 240,010 outstanding warrants that contain certain net settlement cash features by 264,012 new warrants to acquire an aggregate of 264,012 shares of Common Stock at an exercise price of $8.559 per share which are subject to standard anti-dilution protections and do not contain a net settlement cash feature. As of December 31, 2015 the Company’s offer to the warrant holders expired.

The above replacement is considered as a modification of the warrants’ terms of the September 2014 Private Placement. As a result, and in accordance with ASC 470 the incremental value that was generated to the particular Purchasers from the aforementioned exchanged warrants was recorded as financial expenses in the amount of $75 in the consolidated statement of comprehensive loss.

The September 2014 round Replacement Agreement triggered the anti-dilution mechanism of the warrants issued in the 2011 – 2012 Private Placement and an additional 4,547 and 866 shares became subject to such warrants, respectively. In addition, 732 additional shares became subject to the warrants issued to the placement agent of the 2011 – 2012 Private Placement.

LABSTYLE INNOVATIONS CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except stock and stock data)

NOTE 9:- STOCKHOLDERS’ DEFICIT AND CONVERTIBLE PREFERRED SHARES  – (continued)

The table below presents the September 2014 Private Placement carrying value of the warrants issued in such placement:

Year ended December 31, 2015
Fair value of warrants at December 31, 2014	$101
Revaluation of warrants during 2015	1,099
Reclassification of warrants to additional paid-in capital upon warrant replacement agreement in November and December 2015	(822)
Fair value of warrants at December 31, 2015	$378

On December 24, 2015, the Company completed a private placement (the “December 2015 Private Placement”) with a new investor and raised $500 in net proceeds through the issuance of 81,222 shares of Common Stock and warrants to purchase 81,222 shares of Common Stock (the “December 2015 Warrants”). The December 2015 Warrants are immediately exercisable at an exercise price of $6.16 per share and expire 6 months from the closing of the December 2015 Private Placement. The December 2015 Warrants are eligible also for “cashless exercise” only if the underlying shares of Common Stock are not registered for resale.

The December 2015 Private Placement triggered the anti-dilution mechanism of the warrants issued in the 2011 – 2012 Private Placement to the investors and placement agent by adjusting the current exercise price of the warrants from $6.48 to $6.30 per share and an additional 15,726 and 2,995 shares became subject to such warrants, respectively.

j. The table below summarizes the outstanding warrants as of December 31, 2015:

	Warrants outstanding as of December 31, 2015	Exercise price $	Expiration date
Investors of the 2011 – 2012 Private Placement	560,638	6.30	October 26, 2016
Placement agent of the 2011 – 2012 Private Placement	106,783	6.30	April 8, 2016
Placement agent of the 2011 – 2012 Private Placement	76,395	5.58	April 8, 2016
October 2012 Private Placement FINRA member	1,653	135.00	October 16, 2016
April – May 2013 Private Placement	22,293	450.00	April 4, 2016
Placement agent of the April – May 2013 Private Placement	4,455	225.00	April 4, 2016
Placement agent of the April – May 2013 Private Placement	2,235	450.00	April 4, 2016
Investors of the September 2014 Private Placement	56,764	8.56	September 23, 2018
September 2014 PPM – Warrant Replacement Agreement	264,012	8.56	September 23, 2018
February 2015 PPM A(*)	4,630	4.32	November 25, 2015
February 2015 PPM B	125,903	5.40	February 25, 2018
February 2015 PPM A – Finders	13,415	3.24	February 25, 2018
February 2015 PPM – C Finders	3,355	5.40	February 25, 2018
February 2015 PPM – B 2nd closing	30,866	5.40	March 16, 2018
May 2015 replacement warrants	103,527	4.32	February 15, 2016
May 2015 replacement warrants (PA)	3,354	4.32	February 15, 2016
July 2015 PPM – 2015 Series A Warrants – 1st Closing	131,965	6.30	July 23, 2016
July 2015 PPM – 2015 Series B Warrants – 1st Closing	138,910	7.20	July 23, 2018
July 2015 PPM – 2015 Series A Warrants (Finder’s warrants)	17,213	6.30	August 28, 2016

LABSTYLE INNOVATIONS CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except stock and stock data)

NOTE 9:- STOCKHOLDERS’ DEFICIT AND CONVERTIBLE PREFERRED SHARES  – (continued)

	Warrants outstanding as of December 31, 2015	Exercise price $	Expiration date
July 2015 PPM – 2015 Series B Warrants (Finder’s warrants)	17,213	7.20	August 28, 2018
July 2015 PPM – 2015 Series B Warrants – 2nd Closing	93,077	7.20	August 28, 2018
July 2015 PPM (PA) – 1st Closing	23,613	5.40	July 23, 2018
July 2015 PPM (PA) – 2015 Series A Warrants	11,807	6.30	July 23, 2016
July 2015 PPM (PA) – 2015 Series B Warrants – 2nd Closing	671	6.30	August 28, 2016
July 2015 PPM (PA) – 2nd Closing	11,807	4.20	July 23, 2018
July 2015 PPM – 2015 Series A Warrants – 2nd Closing	93,077	6.30	August 28, 2016
July 2015 PPM (PA) – 2015 Series B Warrants – 2nd Closing	671	7.20	August 28, 2018
July 2015 PPM (PA) – 2nd Closing	1,341	5.40	August 28, 2018
November 2015 PPM – 2015 Series A Warrants (Finder’s warrants)	32,010	6.66	March 19, 2017
November 2015 PPM – 2015 Series B Warrants (Finder’s warrants)	13,720	7.74	November 19, 2018
November 2015 PPM – Series A Warrants	297,445	6.66	March 19, 2017
November 2015 PPM – Series B Warrants	127,485	7.74	November 19, 2018
December 2015 PPM – Warrants	81,222	6.16	June 24, 2016
Total outstanding	2,473,525

(*)	Warrants for which cash has been received by the Company but no securities issued.

During the year ended December 31, 2015, proceeds from warrants exercised amounted to $513 following the issuance of 117,685 shares of Common Stock out of which none were issued utilizing a cashless exercise feature. During the year ended December 31, 2014, proceeds from warrants exercised amounted to $343 following the issuance of 3,807 shares of Common Stock out of which none were issued utilizing a cashless exercise feature.

k. Stock-based compensation:

1.	On January 23, 2012, an equity incentive plan (the “2012 Plan”) was adopted by the Board of Directors of the Company and approved by a majority of the Company’s stockholders, under which options to purchase up to 31,778 shares of Common Stock have been reserved. Under the 2012 Plan, options to purchase shares of Common Stock may be granted to employees and non-employees of the Company or any affiliate, each option granted can be exercised to one share of Common Stock.

On January 23, 2012, the 2012 Israeli equity sub plan (the “Sub Plan”) was adopted by the Board of Directors of the Company, which set forth the terms for the grant of stock awards to Israeli employees or Israeli non-employees. The Sub Plan was adopted in accordance with the amended sections 102 and 3(i) of Israel’s Income Tax Ordinance. The Sub Plan is part of the 2012 Plan and subject to the same terms and conditions.

During February 2013, the Board of Directors and majority stockholders of the Company approved an increase in the size of the 2012 Plan from 31,778 shares of Common Stock to 55,556 shares of Common Stock.

On June 17, 2014, the Board of Directors and majority stockholders of the Company approved an increase in the size of the 2012 Plan from 55,556 shares of Common Stock to 83,334 shares of Common Stock.

LABSTYLE INNOVATIONS CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except stock and stock data)

NOTE 9:- STOCKHOLDERS’ DEFICIT AND CONVERTIBLE PREFERRED SHARES  – (continued)

On June 15, 2015, the Company held its 2015 Annual Meeting of Stockholders in which, among other matters, Company stockholders approved an amendment to the 2012 Plan to increase the number of shares authorized for issuance under the 2012 Plan by 662,500 shares from 83,334 to 745,834 shares of Common Stock.

2.	On September 3, 2015, the Company’s Compensation Committee of the Board of Directors approved the grants of 350,573, 76,015 and 36,153 options to employees, directors and consultants of the Company, respectively, at an exercise price of $5.76 per share. 127,541 of such stock options are vested upon grant and the remainder shall vest over a period of two to three years commencing on the grant date. All of the aforementioned options have six year term. 408,232 options were issued under the 2012 Plan and 54,509 options are non-plan.

On December 17, 2015, the Company’s Compensation Committee of the Board of Directors approved the grants of 36,279, and 36,540 options to employees and consultants of the Company, respectively, at an exercise price of $7.02 per share. The options shall vest over a period of three years commencing on the grant date. All of the aforementioned options have a six year term. 70,037 options were issued under the 2012 Plan and 2,782 options were issued to a member of the Company’s Scientific Advisory Board which are non-plan.

Transactions related to the grant of options to employees, directors and non-employees under the above plans during the year ended December 31, 2015 were as follows:

	Number of options	Weighted average exercise price	Weighted average remaining contractual life	Aggregate Intrinsic value
		$	Years	$
Options outstanding at beginning of year	73,189	118.62	6.98	8
Options granted	535,560	5.94
Options exercised	334	0.18
Options expired	9,660	139.65
Options forfeited	11,077	36.88
Options outstanding at end of year	587,678	16.87	5.80	1,264
Options vested and expected to vest at end of year	548,679	17.46	0.67	1,173
Exercisable at end of year	220,977	33.40	5.85	441

Weighted average fair value of options granted during the year ended December 31, 2015 and 2014 is $5.94 and $50.76, respectively.

The aggregate intrinsic value in the table above represents the total intrinsic value (the difference between the Company’s closing stock price on the last day of fiscal 2015 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on December 31, 2015. This amount is impacted by the changes in the fair market value of the Common Stock.

LABSTYLE INNOVATIONS CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except stock and stock data)

NOTE 9:- STOCKHOLDERS’ DEFICIT AND CONVERTIBLE PREFERRED SHARES  – (continued)

The following table presents the assumptions used to estimate the fair values of the options granted in the period presented:

	Year ended December 31,
	2015	2014
Volatility	82.39% – 87.28%	54.57% – 64.74%
Risk-free interest rate	1.00% – 1.54%	1.65% – 2.84%
Dividend yield	0%	0%
Expected life (years)	5.68 – 8.51	5 – 10

As of December 31, 2015, the total unrecognized estimated compensation cost related to non-vested stock options granted prior to that date was $1,415, which is expected to be recognized over a weighted average period of approximately 1.16 years.

The total compensation cost related to all of the Company’s equity-based awards, recognized during year ended December 31, 2015 and 2014 were comprised as follows:

	Year ended December 31,
	2015	2014
Cost of revenues	$49	$39
Research and development	185	409
Sales, Marketing and pre-production costs	111	29
General and administrative	653	1,215
Total stock-based compensation expenses	$998	$1,692

NOTE 10:- FAIR VALUE MEASURMENTS

a. On March 30, 2012, the Company consummated the final closing of the 2011 – 2012 Private Placement pursuant to which certain accredited investors purchased an aggregate of 27,345 shares of Common Stock and warrants to purchase 27,345 shares of Common Stock at an exercise price of $135.00 per share for total consideration of $2,461.

The placement agent for the 2011 – 2012 Private Placement and its permitted designees were granted warrants to purchase an aggregate of (i) 5,358 shares of Common Stock at the exercise price of $90.00 per share and (ii) 5,358 shares of Common Stock at the exercise price of $135.00 per share.

Subsequent to the issuance of the 2011 – 2012 Private Placement warrants the original exercise price of the warrants for the investors and placement agent was adjusted from $135.00 per share to $6.30 per share and an additional 534,861 and 101,894 warrants were issued, respectively. In addition, the exercise price for the placement agent warrants of the 2011 – 2012 Private Placement, with an original exercise price of $90.00 per share was adjusted to $5.40 per share and an additional 71,651 warrants were issued.

b. On September 23, 2014, the Company consummated the September 2014 Private Placement (see also Notes 9b and 9j).

LABSTYLE INNOVATIONS CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except stock and stock data)

NOTE 10:- FAIR VALUE MEASURMENTS  – (continued)

The warrants of the 2011 – 2012 Private Placement and the warrants of the September 2014 Private Placement contain certain net settlement cash features and liquidated damages penalties and therefore the Company accounts for such warrants as a liability according to the provisions of ASC 815-40 and re-measured using the Binomial option-pricing model as described below.

In estimating the warrants’ fair value, the Company used the following assumptions:

Investors’ warrants in 2011 – 2012 Private Placement:

	December 31, 2015	December 31, 2014
Risk-free interest rate(1)	0.60%	0.59%
Expected volatility(2)	74.64%	47.72%
Expected life (in years)(3)	0.82	1.82
Expected dividend yield(4)	0%	0%
Fair value per warrant	$3.06	$18.90

Placement agent’s warrants 2011 – 2012 Private Placement:

	December 31, 2015	December 31, 2014
Risk-free interest rate(1)	0.19%	0.36%
Expected volatility(2)	86.65%	46.46%
Expected life (in years)(3)	0.27	1.27
Expected dividend yield(4)	0%	0%
Fair value per warrant	$2.52 – 3.24	$14.94 – 19.08

Investors’ warrants in September 2014 Private Placement:

	December 31, 2015	Issuance date
Risk-free interest rate(1)	1.24%	1.42%
Expected volatility(2)	158.68%	48.75%
Expected life (in years)(3)	2.73	4.00
Expected dividend yield(4)	0%	0%
Fair value per warrant	$6.66	$4.50

(1)	Risk-free interest rate — based on yield rates of non-index linked U.S. Federal Reserve treasury bonds.
(2)	Expected volatility — was calculated based on actual historical stock price movements of the Company and other companies in the same industry over a term that is equivalent to the expected term of the option.
(3)	Expected life — the expected life was based on the expiration date of the warrants.
(4)	Expected dividend yield — was based on the fact that the Company has not paid dividends to its shareholders in the past and does not expect to pay dividends to its shareholders in the future.

LABSTYLE INNOVATIONS CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except stock and stock data)

NOTE 10:- FAIR VALUE MEASURMENTS  – (continued)

The changes in Level 3 liabilities associated with the 2011 – 2012 Private Placement and the September 2014 Private Placement warrants are measured at fair value on a recurring basis. The following tabular presentation reflects the components of the liability associated with such warrants as of December 31, 2015:

Fair value of liability related to warrants
Balance at December 31, 2014	$4,003
Exchange of warrants in November-December 2015 (see also Note 9j)	(822)
Change in fair value of warrants during the period	(571)
Balance at December 31, 2015	$2,610

As of December 31, 2015, there were outstanding warrants to purchase 800,580 shares of Common Stock from the above issuances which were recorded as a liability.

NOTE 11:- SELECTED STATEMENTS OF OPERATIONS DATA

a. General and administrative:

	Year ended December 31,
	2015	2014
Payroll, office and related	$1,150	$945
Legal and professional fees	408	1,103
Stock-based compensation	1,169	1,215
Issuance of Common Stock and warrants to service provider	134	—
Other	87	377
Total General and administrative	$2,948	$3,640

b. Financial expenses, net:

	Year ended December 31,
	2015	2014
Bank charges	$22	$23
Foreign currency adjustments losses (gain)	(7)	33
Issuance cost related to warrants to investors and service provider	—	533
Incremental value to the February 2014 Investors that resulted from Exchange Agreement	—	3,124
Change in the fair value of warrants	(571)	(2,194)
Total Financial expenses (income), net	$(556)	$1,519

LABSTYLE INNOVATIONS CORP. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands (except stock and stock data)

NOTE 12:- SUBSEQUENT EVENTS

a. In January 2016, 9,849 Compensation Shares of Common Stock were issued to certain members of the Board of Directors and Officers of the Company as consideration for a reduction in or waiver of cash salary or fees owed to such individuals. The waiver of cash salary is based upon the average closing price of the Common Stock for the 30 trading days prior to the date the Compensation Shares are granted.

b. In January 2016, the Company issued 5,556 restricted shares of Common Stock under the terms of the Service Provider Agreement (See Note 9d).

c. In January and February 2016 the Company issued 70,147 shares of Common Stock in connection with the exercise of 105,876 warrants, 61,860 of which were exercised on a cashless basis, that were issued as part of the warrants exercise and replacement agreement discussed in Note 9e for $190. Out of the above issuance, 15,973 shares of Common Stock were issued to the Chief Financial Officer of the Company for gross proceeds of $69.

d. On June 16, 2015, the Company’s stockholders approved an amendment to the Company’s certificate of incorporation with respect to a reverse split of the Company’s issued and outstanding Common Stock in a ratio to be determined by the Company’s Board of Directors. On February 17, 2016, the Company’s Board of Directors approved a reverse split ratio of 18 to 1, which stock split became effective on February 26, 2016. All issued and outstanding share and per share amounts included in the accompanying consolidated financial statements have been adjusted to reflect this reverse stock split for all periods presented.

e. On March 1, 2016, the Company closed a private placement (the “March 2016 Private Placement”) and raised $2,500 in gross proceeds through the issuance of 555,555 shares of Common Stock and warrants to purchase 666,666 shares of Common Stock (the “March 2016 Warrants”). The March 2016 Warrants are immediately exercisable at an exercise price of $5.625 per share and expire 5 years from the closing of the March 2016 Private Placement. In connection with March 2016 Private Placement, the finders are entitled to receive 44,444 restricted shares of common stock, 73,333 warrants to purchase Common Stock and 38,889 non-plan stock options.

- - - - - - - - - - - - - - -

LABSTYLE INNOVATIONS CORP.

1,111,111 Shares of Common Stock
Warrants to Purchase 1,111,111 Shares of Common Stock

PROSPECTUS

Joint Book-Running Managers

Rodman & Renshaw a unit of H.C. Wainwright & Co.	Joseph Gunnar & Co.

           , 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. All of the amounts shown are estimates, except for the SEC Registration Fee.

SEC Registration Fee	$2,403.00
FINRA Filing Fee	$4,075.06
NASDAQ Filing Fee	$50,000.00
Printing Fees and Expenses	$25,000.00
Accounting Fees and Expenses	$35,000.00
Legal Fees and Expenses	$104,000.00
Transfer Agent and Registrar Fees	$10,000.00
Miscellaneous Fees and Expenses	$50,000.00
Total	$280,478.06

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 145 of the Delaware General Corporation Law (which we refer to as the DGCL) provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Our certificate of incorporation and bylaws provide that we will indemnify our directors, officers, employees and agents to the extent and in the manner permitted by the provisions of the DGCL, as amended from time to time, subject to any permissible expansion or limitation of such indemnification, as may be set forth in any stockholders’ or directors’ resolution or by contract. In addition, our director and officer indemnification agreements with each of our directors and officers provide, among other things, for the indemnification to the fullest extent permitted or required by Delaware law, provided that no indemnitee will be entitled to indemnification in connection with any claim initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of the claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Any repeal or modification of these provisions approved by our stockholders will be prospective only and will not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the DGCL would permit indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

1. On May 10, 2013, we consummated a final closing of a separate private placement transaction with 126 accredited investors, including existing stockholders of our company. Pursuant to this financing, an aggregate of 40 our units were offered and sold for gross proceeds of $10 million. Each unit consisted of 1,111 shares of our common stock and warrants to purchase 556 shares of common stock. Each unit was priced at $4,500,000 per unit, or $225.00 for one share of common stock and 0.5 of a warrant. The warrants have an exercise price of $450.00 per share and expire on April 4, 2016. In the aggregate, 44,530 shares of common stock and warrants to purchase 22,293 shares of common stock were issued in this financing. Aegis Capital Corp. acted as the placement agent for this financing, and Aegis utilized the services of FINRA member sub-agents. We paid to Aegis or its sub-agents an aggregate cash fee and non-accountable allowance of $950,000 and issued to Aegis or its designees warrants (substantially similar to the warrants issued to investors, but containing a cashless exercise feature) to purchase an aggregate of 4,455 shares of our common stock at $225.00 per share and additional warrants to purchase 2,235 shares of our common stock at $450.00 per share. The sale and issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, as transaction by an issuer not involving a public offering.

2. On February 18, 2014, we consummated a private placement transaction (which we refer to as the February 2014 Private Placement) with institutional and other accredited investors. Pursuant to this financing, we issued units comprised of an aggregate of (i) 24,756 shares of common stock and (ii) warrants initially exercisable to purchase an aggregate of 18,558 shares of common stock. The price per unit issued in this offering was $169.20, yielding gross proceeds of approximately $4.19 million. Roth Capital Partners, LLC and Clal Finance Underwriting Ltd. acted as the placement agents for the February 2014 Private Placement. After deducting the fees of the placement agent and other estimated offering expenses, the net proceeds to us from this offering were approximately $3.75 million. Roth Capital Partners, LLC was entitled to receive 1,610 warrants (substantially similar to the warrants issued to investors in the February 2014 Private Placement). The sale and issuance of these securities was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, as transaction by an issuer not involving a public offering.

Pursuant to certain price protection terms of the February 2014 Private Placement, on July 2, 2014 we issued an aggregate of 27,615 unregistered shares of common stock to the purchasers in the February 2014 Private Placement. In addition, pursuant to the terms of the warrants issued in the February 2014 Private Placement and as a result of the issuance of such shares, the exercise price of such warrants was reduced to $79.98 per share and the number of shares underlying such was increased by an aggregate of 30,519 and 2,648 shares of common stock issued to the investors Roth Capital Partners, LLC, respectively.

In order to eliminate such price protection terms, on August 15, 2014, we entered into separate amendment and exchange agreements with each of the investors in the February 2014 Private Placement. The purpose of the amendment and exchange agreements was to implement an exchange of the all of the warrants issued in the February 2014 Private Placement for a number of shares of common stock in a transaction undertaken in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act, which transaction also amended and eliminated certain terms of the securities purchase agreement and registration rights agreement related to the February 2014 Private Placement (including cash penalties that we had accrued under the February 2014 Private Placement agreements). Pursuant to such exchange, all of the warrants issued in the February 2014 Private Placement were exchanged (and all such warrants were terminated) effective as of August 22, 2014 in consideration of the issuance to the warrant holders of an aggregate of 600,353 shares of common stock, which amount was determined pursuant to a formula set forth in the amendment and exchange agreements. Pursuant to the same formula, the warrants issuable to Roth Capital were exchange for an aggregate of 8,407 shares of common stock.

3. On September 23, 2014, we entered into and closed the transactions contemplated by a definitive securities purchase agreement with fourteen institutional and accredited investors memorializing a private placement offering in which we raised approximately $4.2 million in gross proceeds (which we refer to as the September 2014 Private Placement). In such transaction, we issued an aggregate of (i) 2,353 shares of our newly designated Series A Convertible Preferred Stock (which we refer to as the Series A Preferred Stock) and (ii) warrants to purchase shares of our common stock.

The lead investor in the September 2014 Private Placement was Dicilyon Consulting and Investment Ltd., an affiliate of Israeli investor David Edery, which invested $3 million in the offering. Pursuant to the securities purchase agreement, Mr. Edery has been granted certain special rights, including (i) a two year pre-emptive right to participate in future financings of our company in an amount which would allow Mr. Edery to maintain his fully-diluted percentage ownership of our company and (ii) a right that, for so long as Mr. Edery holds 25%, 15% and 10% of the outstanding shares of common stock, Mr. Edery shall have the right to appoint, respectively, three, two or one member of our seven person Board of Directors. These preemptive and appointment rights have been waived and Erez Raphael, our Chairman and Chief Executive Officer currently holds voting and dispositive power over our shares held by Dicilyon Consulting and Investment Ltd.

Pursuant to the Certificate of Designation of Preferences, Rights and Limitations of the Series A Preferred Stock (which we refer to as the Certificate of Designation), the shares of Series A Preferred Stock are convertible at any time into an aggregate of 593,546 shares of common stock based on a conversion price of $7.1352 per share. Such conversion price is not subject to any future price-based anti-dilution adjustments but does carry customary stock-based anti-dilution protection. Upon the written election of the holders of a majority of the outstanding Series A Preferred Stock, all shares of Series A Preferred Stock shall convert into common stock. The holders of the Series A Preferred Stock shall vote on an as converted basis with the holders of the common stock. The Series A Preferred Stock does not carry any fixed coupon or dividend rights but does carry a liquidation preference for each purchaser equal to the investment made by such purchaser in the September 2014 Private Placement, and such liquidation preference applies in certain deemed liquidation events such as changes in control of the company. In addition, the holders of Series A Preferred Stock are eligible to participate in dividends and other distributions by the company on an as converted basis.

The warrants issued in the September 2014 Private Placement are exercisable for an aggregate of 296,775 shares of common stock (or 50% warrant coverage) at a price of $8.559 per share. Such exercise price is also not subject to any future price-based anti-dilution adjustments but does carry customary stock-based anti-dilution protection. The holders of the warrants have the right to participate in dividends and other distributions of the company on an as exercised basis. The warrants expire on September 23, 2018.

The securities issued in this offering are exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder because, among other things, the transaction did not involve a public offering, the purchasers were accredited investors, the purchasers took the securities for investment and not resale and we took appropriate measures to restrict the transfer of the securities.

4. On February 25, 2015 and March 16, 2015, we entered into and closed the transactions contemplated by a definitive securities purchase agreement with twenty institutional and accredited investors memorializing a private placement offering in which we raised approximately $2 million in gross proceeds (which we refer to as the February 2015 Private Placement). In such transactions, we issued an aggregate of (i) 627,035 shares of common stock (ii) 156,769 shares of common stock underlying Series A Warrants and (iii) 156,769 shares of common stock underlying Series B Warrants. The purchase price per unit was $3.24.

The Series A Warrants are immediately exercisable at an exercise price of $4.32 per share and expire 9 months from the second closing of the Offering. The Series B Warrants are immediately exercisable at an exercise price of $5.40 per share and expire 36 months from the second closing of the February 2015 Private Placement. The units detached immediately upon sale and are not separate securities of the company, and the warrants were aggregated into a single Series A Warrant and Series B Warrant for each buyer based on their total investment in the February 2015 Private Placement. The Series B Warrants will be callable by us for nominal consideration in the event that the share price of our common stock trades over $14.40 (adjusted for splits and the like) for 20 consecutive trading days. The Series B Warrants will otherwise be identical to the Series A Warrants.

The securities issued in the offering are exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder because, among other things, the transaction did not involve a public offering, the investors are accredited investors who did not learn of the Offering as a result of any general solicitation, the investors took the securities for investment purpose and not resale, and we took appropriate measures to restrict the transfer of the offered securities.

5. On April 3, 2015 we approved the issuance of up to 22,224 shares of common stock to a consultant, of which 22,224 shares of common stock were issued in equal 5,556 amounts on April 13, 2015, August 13, 2015, December 14, 2015 and January 27, 2016. These securities were issued pursuant to an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act.

6. On May 15, 2015, we entered into warrant exercise and replacement agreements with certain investors in our February 2105 Private Placement. The purpose of the warrant replacement agreements was to induce the exercise of the Series A Warrants issued in the February Private Placement, or the February 2015 Warrants, into 106,881 shares of our common stock at an exercise price of $4.32 per share. In connection with the Exercise and Replacement Agreements and the exercise of the February 2015 Warrants, we issued to the February 2015 Buyers additional warrants to purchase an aggregate of 106,881 shares of our common stock at an exercise price of $4.32 per share.

The securities issued pursuant to the foregoing are exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) of the Securities Act and/or pursuant to Regulation S of the Securities Act.

7. On July 23, 2015 and August 28, 2015, we closed on the sale of 463,960 units to certain institutional and retail investors in connection with a private placement offering pursuant to a definitive securities purchase agreement for total gross proceeds of approximately $2.5 million. The purchase price per unit was $5.40. We issued an aggregate of 463,960 shares of common stock and warrants exercisable for an aggregate of 463,974 shares of common stock, divided evenly between Series A Warrants and Series B Warrants.

The Series A Warrants are immediately exercisable at an exercise price of $6.30 per share and expire 12 months from the date of the closing of the offering at which they were issued. The Series B Warrants are immediately exercisable at an exercise price of $7.20 per share and expire 36 months from the date of the closing of the offering at which they were issued. The warrants are exercisable for cash or on a cashless basis if a registration statement covering the shares issuable upon exercise of the warrants is unavailable.

In total in connection with the offering, we agreed to issue to a placement agent 2,778 restricted shares of common stock, and issue to the placement agent and to a selected dealer an aggregate of 49,910 warrants. In addition, we agreed to issue to certain finders 13,630 restricted shares of common stock and 34,424 warrants to purchase shares of common stock as follows: (a) a warrant to purchase 0.5 shares of common stock which is immediately exercisable at an exercise price of $6.30 per share and expires 12 months from the date of issuance and (b) a warrant to purchase 0.5 shares of common stock which is immediately exercisable at an exercise price of $7.20 per share and expires 36 months from the date of issuance. In addition, the Company also issued to a finder 20,793 non-plan stock options.

We issued three types of placement agent warrants, of which (i) the first will have an exercise price of $5.40 per share exercisable over a period of three years; (ii) the second will have an exercise price of $6.30 per share, exercisable over a period of one year; and (iii) the third will have an exercise price of $7.20 per share, exercisable over a period of three years. The placement agent warrants are exercisable for cash or on a cashless basis and have similar registration rights as the shares but also include piggyback registration rights.

The securities issued in the offering are exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder because, among other things, the transaction did not involve a public offering, the investors are accredited investors, the investors are taking the securities for investment and not resale and we took appropriate measures to restrict the transfer of the securities, and pursuant to Regulation S of the Securities Act to non-U.S. investors.

8. Commencing on October 27, 2015, we entered into warrant replacement agreements with certain investors in our private placement transaction which closed in September 2014. The purpose of the warrant replacement agreements was to induce the replacement of warrants issued in the September 2014 private placement to purchase up to 296,775 shares of our common stock at an exercise price of $8.559 per share exercisable until September 23, 2018. The warrants issued in the September 2014 private placement contain a net settlement cash feature and liquidated damages penalties and therefore are accounted for as a liability in our financial statements which liability will end as a result of the replacement of the warrants. In connection with the warrant replacement agreements, we issued replacement warrants to purchase up to 264,012 shares of common stock at an exercise price of $8.559 per share, which replacement warrants are exercisable until September 23, 2018 and contain a standard anti-dilution clause.

The securities issued pursuant to the foregoing are exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) of the Securities Act and/or pursuant to Regulation S of the Securities Act.

9. On November 19, 2015, we closed on the sale of 424,919 units to certain existing shareholders and private investors in connection with a private placement offering pursuant to a definitive securities purchase agreement for total gross proceeds of approximately $2.3 million. The purchase price per unit was $5.40. We issued 424,919 shares of common stock and Warrants exercisable for an aggregate of 424,919 shares of common stock.

The Series A warrants are immediately exercisable for 0.7 shares of common stock at an exercise price of $6.66 per share and expire 16 months from the date of the closing. The Series B warrants are immediately exercisable for 0.3 shares of common stock at an exercise price of $7.74 per share and expire 36 months from the date of the closing. The warrants are exercisable for cash or on a cashless basis if no registration statement covering the resale of the shares issuable upon exercise of the warrants is available.

In connection with the offering, we agreed to issue to certain finders 21,304 restricted shares of common stock and 45,729 warrants to purchase shares of common stock as follows: (a) a warrant to purchase 0.7 shares of common stock which is immediately exercisable at an exercise price of $6.66 per share and expires 16 months from the date of the closing and (b) a warrant to purchase 0.3 shares of common stock which is immediately exercisable at an exercise price of $7.74 per share and expires 36 months from the date of the closing. In addition, the Company also issued to a finder 24,424 non-plan stock options.

The securities issued in the offering are exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder because, among other things, the transaction did not involve a public offering, the investors are accredited investors, the investors are taking the securities for investment and not resale and we took appropriate measures to restrict the transfer of the securities, and pursuant to Regulation S of the Securities Act to non-U.S. investors.

10. On December 24, 2015, we consummated a private placement pursuant to which we issued 81,122 shares of common stock and a warrant exercisable for an aggregate of 81,122 shares of common stock for an aggregate gross consideration of approximately $0.5 million. The warrant is immediately exercisable at an exercise price of $6.16 per share and expires 6 months from the date of the closing.

The securities issued in the offering are exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D promulgated thereunder because, among other things, the transaction did not involve a public offering, the investors are accredited investors, the investors are taking the securities for investment and not resale and we took appropriate measures to restrict the transfer of the securities, and pursuant to Regulation S of the Securities Act to non-U.S. investors.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed with this registration statement.

Exhibit No.	Description
1.1	Form of Underwriting Agreement*
3.1	Composite copy of Certificate of Incorporation, as amended(1)
3.2	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of the Company(2)
3.3	Bylaws(3)
3.4	Amendment of Certificate of Incorporation**
4.1	Form of Warrant issued to investors in the Company’s 2011 – 2012 Private Placement(3)
4.2	Warrant for shares of common stock issued to Spencer Trask Ventures, Inc.(3)
4.3	Warrant for shares of common stock issued to Spencer Trask Ventures, Inc.(3)
4.4	Form of Warrant issued to investors in the Company’s August 2012 Private Placement(3)
4.5	Form of Finder Warrant issued in connection with the Company’s October 2012 Private Placement(3)
4.6	Form of Warrant issued to investors in the Company’s May 2013 Private Placement(4)
4.7	Registration Rights Agreement, dated as of February 12, 2014, by and among the Company and the Buyers named therein in connection with the Company’s February 2014 Private Placement(5)
4.8	Form of Warrant issued to investors in the Company’s September 2014 Private Placement(6)
4.9	Registration Rights Agreement, dated as of September 24, 2014, by and among the Company and the Purchasers named therein in connection with the Company’s September 2014 Private Placement(6)
4.11	Form of Series A Warrant issued to investors in the Company’s February 2015 Private Placement(14)
4.12	Form of Series B Warrant issued to investors in the Company’s February 2015 Private Placement(14)
4.13	Registration Rights Agreement, dated as of February 25, 2015, by and among the Company and the Purchasers named therein in connection with the Company’s February 2015 Private Placement(14)
4.14	Form of Warrant issued in connection with warrant exercise and replacement agreement(15)
4.15	Form of Series A Warrant issued to investors in the Company’s July 2015 Private Placement(1)
4.16	Form of Series B Warrant issued to investors in the Company’s July 2015 Private Placement(1)
4.17	Form of placement agent common stock warrant issued in the Company’s July 2015 Private Placement(1)
4.18	Form of placement agent Series A warrant issued in the Company’s July 2015 Private Placement(1)
4.19	Form of placement agent Series B warrant issued in the Company’s July 2015 Private Placement(1)
4.20	Form of Warrant issued in connection with warrant replacement agreement(18)
4.21	Form of Series A Warrant issued to investors in the Company’s November 2015 Private Placement(18)
4.22	Form of Series B Warrant issued to investors in the Company’s November 2015 Private Placement(18)
4.23	Form of Warrant issued to investors in the Company’s December 2015 Private Placement(19)
4.24	Form of Warrant Agency Agreement*

Exhibit No.	Description
4.25	Form of Representative’s Warrant*
4.26	Form of Warrant issued to investors in the Company’s February 2016 Private Placement**
5.1	Opinion of Zysman, Aharoni, Gayer and Sullivan & Worcester LLP*
10.1	Employment Agreement, dated October 11, 2012, between LabStyle Israel and Erez Raphael(8)
10.2	Amendment to Employment Agreement, dated April 1, 2013, between LabStyle Israel and Erez Raphael(8)
10.3	Amendment to Employment Agreement, dated August 30, 2013, between LabStyle Israel and Erez Raphael(8)
10.4	Form of Securities Purchase Agreement for the Company’s August 2012 Private Placement(3)
10.5	Addendum to Securities Purchase Agreement, dated February 11, 2013, for the Company’s August 2012 Private Placement(9)
10.6	Form of Subscription Agreement for the Company’s October 2012 private placement(3)
10.7	Distribution Agreement, dated April 25, 2013, by and between the Labstyle Innovation Ltd. and Farla Medical Limited(10)
10.8	Form of Subscription Agreement for the Company’s May 2013 Private Placement(4)
10.9	Securities Purchase Agreement, dated as of February 12, 2014, by and among the Company and the Buyers named therein in connection with the Company’s February 2014 Private Placement(5)
10.10	Amendment, dated as of March 20, 2014, by and among the Company and the Buyers named therein in connection with the Company’s February 2014 Private Placement(11)
10.11	Form of Amendment and Exchange Agreement, dated August 15, 2014, entered into between the Company and the several investors in the Company’s February 2014 Private Placement(12)
10.12	Securities Purchase Agreement, dated as of September 24, 2014, by and among the Company and the Purchaser named therein in connection with the Company’s September 2014 Private Placement(2)
10.13	Personal Employment Agreement, dated January 8, 2015, between the Company and Zvi Ben David(13)
10.14	Securities Purchase Agreement, dated as of February 25, 2015, by and among the Company and the Purchaser named therein in connection with the Company’s February 2015 Private Placement(14)
10.15	Form of Warrant Exercise and Replacement Agreement(15)
10.16	2012 Equity Incentive Plan of the Company(3)
10.17	Amendment No. 1 to 2012 Equity Incentive Plan of the Company(19)
10.18	Amendment No. 2 to 2012 Equity Incentive Plan of the Company(7)
10.16	Amendment No. 3 to the 2012 Equity Incentive Plan(16)
10.17	Form of Securities Purchase Agreement by and among the Company and the Purchasers named therein in connection with the Company’s July 2015 Private Placement(1)
10.18	Form of Warrant Replacement Agreement(17)
10.19	Form of Securities Purchase Agreement by and among the Company and the Purchasers named therein in connection with the Company’s November 2015 Private Placement(18)
10.20	Form of Securities Purchase Agreement by and among the Company and the Purchasers named therein in connection with the Company’s December 2015 Private Placement(19)
10.21	Form of Securities Purchase Agreement by and among the Company and the Purchasers named therein in connection with the Company’s February 2016 Private Placement**
21.1	List of Subsidiaries of the Company(19)
23.1	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global**

Exhibit No.	Description
23.2	Consent of Zysman, Aharoni, Gayer and Sullivan & Worcester LLP (included in Exhibit 5.1)*
24.1	Power of Attorney (included on the signature page of the Registration Statement filed on January 15, 2015)*
101	Interactive Data File (XBRL)**

*	Previously filed
**	Filed herewith
(1)	Incorporated by reference to the Company’s Quarterly Report on Form 10-Q filed August 12, 2015.
(2)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed September 24, 2014.
(3)	Incorporated by reference to the Company’s Registration Statement on Form S-1, filed January 16, 2013.
(4)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed May 13, 2013.
(5)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed February 13, 2014.
(6)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed September 24, 2014.
(7)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed June 18, 2014.
(8)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed September 6, 2013.
(9)	Incorporated by reference to the Company’s Registration Statement on Form S-1, filed February 12, 2013.
(10)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed April 30, 2013.
(11)	Incorporated by reference to the Company’s Registration Statement on Form S-1, filed March 20, 2014.
(12)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed August 18, 2014.
(13)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed January 9, 2015.
(14)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed February 26, 2015.
(15)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on May 20, 2015.
(16)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on June 16, 2015.
(17)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on November 2, 2015.
(18)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on November 19, 2015.
(19)	Incorporated by reference to the Company’s Annual Report on Form 10-K filed on February 8, 2016.

ITEM 17. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and a(l)(iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

A. Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i) The undersigned Registrant hereby undertakes:

(1) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Caesarea, Israel on March 2, 2016.

LABSTYLE INNOVATIONS CORP.

By:	/s/ Erez Raphael Name: Erez Raphael Title: Chief Executive Officer
By:	/s/ Zvi Ben David Name: Zvi Ben David Title: Chief Financial Officer, Treasurer and Secretary

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Person	Capacity	Date
/s/ Erez Raphael Erez Raphael	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	March 2, 2016
/s/ Zvi Ben David Zvi Ben David	Chief Financial Officer, Secretary and Treasurer (Principal Financial and Accounting Officer)	March 2, 2016
* Malcolm Hoenlein	Director	March 2, 2016
* Dennis M. McGrath	Director	March 2, 2016
* Richard B. Stone	Director	March 2, 2016
* Rami Yehudiha	Director	March 2, 2016
* Hila Karah	Director	March 2, 2016
* By: /s/ Erez Raphael Erez Raphael Attorney-in-fact